Exhibit 10.27

EXECUTION VERSION
AMENDMENT NO. 14 TO
LOAN AND SERVICING AGREEMENT
THIS AMENDMENT NO. 14 TO LOAN AND SERVICING AGREEMENT (the “Amendment”), dated as of November 13, 2020 (the “Amendment Effective Date”), is entered into by and among ARES CAPITAL CP FUNDING LLC, a Delaware limited liability company, as the borrower (the “Borrower”), ARES CAPITAL CORPORATION, a Maryland corporation, as the servicer (the “Servicer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the agent (the “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as a lender (“Wells Fargo”), BANK OF AMERICA, N.A., as a lender (“Bank of America” and, together with Wells Fargo, the “Lenders”) and U.S. BANK NATIONAL ASSOCIATION, as Trustee, Bank, and Collateral Custodian (in such capacities, “U.S. Bank”).
WHEREAS, the Borrower, the Agent, the Lenders, Wells Fargo Bank, National Association, as the Swingline Lender, the Servicer, U.S. Bank and each of the other lenders, are party to the Loan and Servicing Agreement, dated as of January 22, 2010 (as amended, modified, waived, supplemented, restated or replaced from time to time, prior to the date hereof, the “Loan and Servicing Agreement”); and
WHEREAS, the parties hereto desire to amend the Loan and Servicing Agreement in accordance with the provisions thereof and subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I
Definitions
Section 1.1Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan and Servicing Agreement.
Article II
Amendments to Loan and Servicing Agreement
Section 1.1As of the Amendment Effective Date, the Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~strick~~e~~n t~~e~~xt~~) and to add the bold and doubleunderlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto.
Article III
Waiver to Loan and Servicing Agreement; Acknowledgement and Consent
Section 1.1Pursuant to Section 5.02(f) of the Loan and Servicing Agreement, Section 5.3(k) of the Purchase and Sale Agreements and Section 5(k) of the Pledge Agreement, the Administrative Agent hereby consents to the modification of the Borrower’s, the Transferor and/or the Equityholder’s certificate of formation or incorporation and the organizational documents (as applicable) to reflect the change of the Borrower’s registered agent to United Agent Group

Inc. and waives any Unmatured Event of Default or Event of Default occurring solely due to a breach of the requirements of such above sections in connection with such modification.
Section 1.2The waivers and agreements contained herein shall not be construed as a waiver or amendment of any other provision of the Loan and Servicing Agreement, the Purchase and Sale Agreements or the other Transaction Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower, the Transferor or the Equityholder or any other Person that would require the waiver or consent of the Administrative Agent.
Article IV
Representations and Warranties
Section 1.1Each of the Borrower and the Servicer hereby represents and warrants (as to itself) to the Agent that, as of the date first written above, (i) no Unmatured Event of Default, Event of Default or Servicer Termination Event has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan and Servicing Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).
Article V
Conditions Precedent
Section 1.1This Amendment shall become effective upon the execution and delivery of this Amendment by the parties hereto.
Article VI
Miscellaneous
Section 1.1Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 1.2Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 1.3Ratification. Except as expressly amended hereby, the Loan and Servicing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Servicing Agreement for all purposes.
Section 1.4 Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.
Section 1.5Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
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Section 1.6Direction to Execute. The Lenders hereby authorize and direct U.S. Bank in each of its capacities to execute this Amendment.
Section 1.7Execution. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
[Signature Pages Follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ARES CAPITAL CP FUNDING LLC

By:	/s/ Joshua Bloomstein
Name:	Joshua Bloomstein
Title:	Authorized Signatory

ARES CAPITAL CORPORATION, as the Servicer

By:	/s/ Joshua Bloomstein
Name:	Joshua Bloomstein
Title:	Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Agent

By:	/s/ Louis Allan Schmitt
Name:	Louis Allan Schmitt
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Louis Allan Schmitt
Name:	Louis Allan Schmitt
Title:	Managing Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Bryson Brannon
Name:	Bryson Brannon
Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Bank and Collateral Custodian

By:	/s/ James H. Byrnes
Name:	James H. Byrnes
Title:	Vice President

SAMPENSION LIVSFORSIKRING A/S, as a Lender

By:	/s/ Henrick Arnt
Name:	Henrick Arnt
Title:	Senior Portfolio Manager

By:	/s/ Auders Tauber Lassen
Name:	Auders Tauber Lassen
Title:	Head of Credit

ARKITEKTERNES PENSIONSKASSE, as a Lender

By:	/s/ Henrick Arnt
Name:	Henrick Arnt
Title:	Senior Portfolio Manager

By:	/s/ Auders Tauber Lassen
Name:	Auders Tauber Lassen
Title:	Head of Credit

PENSIONSKASSEN FOR JORDBRUGSAKADEMIKERE OG DYRL/EGER, as a Lender

By:	/s/ Henrick Arnt
Name:	Henrick Arnt
Title:	Senior Portfolio Manager

By:	/s/ Auders Tauber Lassen
Name:	Auders Tauber Lassen
Title:	Head of Credit

TIAA, FSB, as a Lender

By:	/s/ Martin O’Brien
Name:	Martin O’Brien
Title:	Director

DocuSign Envelope ID: 0895588F-8CB8-4C5

APPENDIX A

EXECUTION COPY
Conformed through Amendment No. ~~13~~14

Up to U.S. $1,525,000,000
LOAN AND SERVICING AGREEMENT
Dated as of January 22, 2010
Among
ARES CAPITAL CP FUNDING LLC,
as the Borrower
and
ARES CAPITAL CORPORATION,
as the Servicer and the Transferor
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Agent and the Swingline Lender
and
EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders
and
U.S. BANK NATIONAL ASSOCIATION,
as the Collateral Custodian, Trustee and the Bank

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TABLE OF CONTENTS
Page
ARTICLE I

ARTICLE I.	DEFINITIONS	2

SECTION 1.01. Certain Defined Terms	2
SECTION 1.02. Other Terms	50
SECTION 1.03. Computation of Time Periods	50
SECTION 1.04. Interpretation	50

ARTICLE II.	THE FACILITY	51

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ARTICLE III.	CONDITIONS PRECEDENT	77

SECTION 3.01. Conditions Precedent to Effectiveness	77
SECTION 3.02. Conditions Precedent to All Advances	78
SECTION 3.03. Advances Do Not Constitute a Waiver	80
SECTION 3.04. Conditions to Pledges of Loan Assets	80

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES	81

ARTICLE V.	GENERAL COVENANTS	95

ARTICLE VI.	ADMINISTRATION AND SERVICING OF CONTRACTS	112

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ARTICLE VII.	ADMINISTRATION AND SERVICING OF CONTRACTS	122
EVENTS OF DEFAULT

SECTION 7.01. Events of Default	122
SECTION 7.02. Additional Remedies of the Agent	125

ARTICLE VIII.	INDEMNIFICATION	129

ARTICLE IX.	THE AGENT	134

SECTION 9.01. The Agent	134

ARTICLE X.	TRUSTEE	138

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ARTICLE XI.	MISCELLANEOUS	143

ARTICLE XII.	COLLATERAL CUSTODIAN	158

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LIST OF SCHEDULES AND EXHIBITS
SCHEDULES
SCHEDULE I    Conditions Precedent Documents
SCHEDULE II    Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III    Eligibility Criteria
SCHEDULE IV    Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE V    Loan Asset Schedule
SCHEDULE VI    Ares Competitor
SCHEDULE VII    GICS Industry Classification Groups
EXHIBITS
EXHIBIT A    Form of Approval Notice
EXHIBIT B    Form of Assignment of Mortgage
EXHIBIT C    Form of Borrowing Base Certificate
EXHIBIT D    Form of Disbursement Request
EXHIBIT E    Form of Joinder Supplement
EXHIBIT F    Form of Notice of Borrowing
EXHIBIT G    Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT H    Form of Notice of Reduction (Reduction of Aggregate Commitments)
EXHIBIT I    Form of Notice and Request for Consent
EXHIBIT J    Form of Certificate of Closing Attorneys
EXHIBIT K    Form of Servicing Report
EXHIBIT L    Form of Servicer’s Certificate (Servicing Report)
EXHIBIT M    Form of Release of Required Loan Documents
EXHIBIT N    Form of Transferee Letter
EXHIBIT O    Form of Power of Attorney for Servicer
EXHIBIT P    Form of Power of Attorney for Borrower
EXHIBIT Q    Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT R    Form of U.S. Tax Compliance Certificates
ANNEXES
ANNEX A    Commitments

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This LOAN AND SERVICING AGREEMENT (as amended, restated, supplemented or modified from time to time, the “Loan and Servicing Agreement”) is made as of January 22, 2010, among:
(1)    ARES CAPITAL CP FUNDING LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);
(2)    ARES CAPITAL CORPORATION, a Maryland corporation, as the Servicer (as defined herein) and the Transferor (as defined herein);
(3)    WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent (together with its successor and assigns in such capacity, the “Agent”) and as swingline lender (together with its successor and assigns in such capacity, the “Swingline Lender”);
(4)    EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender; and
(5)    U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as the Trustee (together with its successors and assigns in such capacity, the “Trustee”), the Bank (as defined herein) and the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).
PRELIMINARY STATEMENT
WHEREAS, certain parties hereto were party to a Sale and Servicing Agreement, dated as of November 3, 2004, by and among the Servicer, as the servicer, the Transferor, as the originator, the Borrower, as the borrower, Ares CP Funding II LLC, as the guarantor, Variable Funding Capital Company LLC (“VFCC”), as a conduit purchaser, the Note Purchaser, as an institutional purchaser, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC) (together with its successors and assigns, “WFS”), as the administrative agent and as the purchaser agent for VFCC, Ares Capital CP Funding II, as the guarantor (the “Guarantor”) the Trustee, as the trustee, and Lyon Financial Services, Inc. d/b/a U.S. Bank Portfolio Services (“Lyon”), as the backup servicer (as amended, restated, supplemented or modified prior to the date hereof, the “Original Agreement”);
WHEREAS, certain parties hereto are party to an Amended and Restated Sale and Servicing Agreement, dated as of January 22, 2010, by and among the Servicer, as the servicer, the Transferor as the originator, the Borrower, as the borrower, Wells Fargo Bank, National Association, in its individual capacity (together with its successors and assigns, “Wells Fargo”), as the note purchaser, WFS, as the administrative agent, and U.S. Bank, as the collateral custodian, trustee and bank (as amended, restated, supplemented or modified prior to the date hereof, (the “Restatement Agreement”) that amended and restated the Original Agreement;
WHEREAS, the Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in an aggregate principal amount not to exceed the Borrowing Base; and
WHEREAS, the proceeds of the Advances will be used to finance the Borrower’s origination or purchase, on a “true sale” basis, of Eligible Loan Assets from the Equityholder and the Equityholder’s purchase, on a “true sale” basis, of Eligible Loan Assets from the Transferor, approved by the Agent, pursuant to the Second Tier Purchase and Sale Agreement between the

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Borrower and the Equityholder and the First Tier Purchase and Sale Agreement between the Equityholder and the Transferor, respectively.
NOW, THEREFORE, based upon the foregoing Preliminary Statement, the parties agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.01Certain Defined Terms.
(a)Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.
(b)As used in this Agreement and the exhibits, schedules and annexes thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Accreted Interest” means interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as interest as it accrues.
“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of May 23, 2016 by and among Ares Capital Corporation, Orion Acquisition Sub, Inc., Ivy Hill Asset Management, L.P. and Ivy Hill Asset Management GP, LLC, in its capacity as general partner of Ivy Hill Asset Management, L.P. (collectively, the “Buyers”), and each of American Capital, Ltd. and American Capital Asset Management, LLC, (collectively the “Seller Parties”), and, solely for purposes of Section 2.2(a)(ii)(B), Section 2.3(a)(iii), Section 4.29, Section 4.30, Section 7.4 and Article VIII thereof, Ares Capital Management LLC, in its capacity as Ares Capital Corporation’s investment adviser.
“Acquisition Participation Elevation Period” means the period commencing on the Eighth Amendment Effective Date and ending on March 4, 2017.
“Acquisition Participation Interests” means the Participation Interests transferred to the Borrower in connection with the transactions contemplated by the Acquisition Agreement on the Eighth Amendment Effective Date, the seller thereof is a Seller Party or an Affiliate thereof.
“Action” has the meaning assigned to that term in Section 8.03.
“Additional Amount” has the meaning assigned to that term in Section 2.11(a).
“Adjusted Borrowing Value” means for any Loan Asset, for any date of determination, an amount equal to the lowest of: (i) the Outstanding Balance of such Loan Asset at such time, (ii) the initial Assigned Value of such Loan Asset, multiplied by the principal balance of such Loan Asset (exclusive of Accreted Interest) and (iii) the Assigned Value of such Loan Asset at such time multiplied by the principal balance of such Loan Asset (exclusive of

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Accreted Interest); provided that the parties hereby agree that the Adjusted Borrowing Value of any Loan Asset that is no longer an Eligible Loan Asset shall be zero.
“Advance” means each loan advanced by the Lenders (including the Swingline Lender) hereunder (including each Advance, each Swingline Advance and each loan advanced for the purpose of refunding the Swingline Lender for any Swingline Advances pursuant to Section 2.25(a) and funding the Unfunded Exposure Account pursuant to Section 2.02(f)) to the Borrower on an Advance Date pursuant to Article II.
“Advance Date” means, with respect to any Advance and any Swingline Advance, the date on which such Advance or such Swingline Advance is made.
“Advances Outstanding” means, at any time, the sum of the principal amounts of Advances loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02 as of such time, reduced by the aggregate Available Collections received and distributed as repayment of principal amounts of Advances outstanding pursuant to Section 2.04 at or prior to such time and any other amounts received by the Lenders to repay the principal amounts of Advances outstanding pursuant to Section 2.18 or otherwise at or prior to such time; provided that the principal amounts of Advances outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.
“Affected Party” has the meaning assigned to that term in Section 2.10.
“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 20% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of determining whether any Loan Asset is an Eligible Loan Asset or for purposes of Section 5.01(b)(xix), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor; provided, further, that, for the purposes of Section 2.07(b), Section 2.07(g), Section 4.01(ii), Section 4.03(q), Section 5.01(p) and Section 5.03(j) of this Agreement, as well as Section 4.1(ii) and Section 5.2(j)(v) of each of the Purchase and Sale Agreements, the term “Affiliate” shall not include any Excluded Affiliate.
“Agent” means Wells Fargo, in its capacity as agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article IX.
“Agent Fee” means the “agent fee” set forth in the Wells Fargo Fee Letter.
“Agented Note” means any Loan Asset (i) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (ii) with respect to which, upon an assignment of the note under the Purchase and Sale Agreements to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.
“Aggregate Funded Coupon” means, as of any date of determination, the sum of, for each Eligible Loan Asset included in the Collateral Portfolio that is a Fixed Rate Loan Asset, the product of (i) the current per annum rate at which such Eligible Loan Asset provides payment

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of interest in cash (including, for any PIK Loan Asset, only the required current cash pay interest rate thereon) multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan Asset.
“Aggregate Funded Spread” means, as of any date of determination, the sum of:
(a)in the case of each Eligible Loan Asset (other than any Floor Obligation) included in the Collateral Portfolio that is a Floating Rate Loan Asset that bears interest at a spread over the Ares LIBOR Rate, (i) the stated interest rate spread on such Eligible Loan Asset (including, for any PIK Loan Asset, only the required current cash pay interest rate thereon) above the Ares LIBOR Rate on such date multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan Asset; and
(b)in the case of each Floor Obligation included in the Collateral Portfolio and each other Eligible Loan Asset included in the Collateral Portfolio that is a Floating Rate Loan Asset that bears interest at a spread over an index other than the Ares LIBOR Rate, (i) the excess of the sum of such spread and such index (including in the case of each Floor Obligation, the “floor” rate) on such Eligible Loan Asset (including, for any PIK Loan Asset, only the required current cash pay interest rate thereon) above the Ares LIBOR Rate on such date multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan Asset.
“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower, the Servicer, the Transferor or any of their respective Subsidiaries is located or doing business.
“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower, the Servicer, the Transferor or any of their respective Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Law” means for any Person all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority which are applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
“Applicable Percentage” means (a) with respect to any First Lien Loan Asset, 65%, (b) with respect to any First Lien Last Out Loan Asset, 55% and (c) with respect to any Second Lien Loan Asset, 35%.
“Applicable Spread” means, for any date of determination (x) from and including the Ninth Amendment Effective Date to but excluding the Eleventh Amendment Effective Date,

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in the event that the Yield Rate is calculated utilizing LIBOR 2.15% per annum, and in the event that the Yield Rate is calculated utilizing the Base Rate, 1.15% per annum and (y) from and including the Eleventh Amendment Effective Date, in the event that the Yield Rate is calculated utilizing LIBOR 2.00% per annum, and in the event that the Yield Rate is calculated utilizing the Base Rate, 1.00% per annum.
“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Agent, in its sole discretion, of the conveyance of such Eligible Loan Asset by the Transferor to the Equityholder pursuant to the terms of the First Tier Purchase and Sale Agreement and by the Equityholder to the Borrower pursuant to the terms of the Second Tier Purchase and Sale Agreement and the Assignments by which the Transferor effects such conveyance.
“Approved Lender” means any prospective Lender that acting, for its own account, in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments.
“Ares” means Ares Capital Corporation.
“Ares Competitor” means, as of any date, (1) any Person that (a) is a business development company under the 1940 Act as of such date or (b) has filed with the Securities and Exchange Commission to become a business development company under the 1940 Act as of such date or (2) any investment platform that is primarily engaged in the business of originating, acquiring, managing or investing in middle market loans as of such date which, for the avoidance of doubt, would include the individual business units of the companies set forth on Schedule VI that specialize in the business of originating, acquiring, managing or investing in middle market loans as of such date.
“Ares LIBOR Rate” means, with respect to any Loan Asset, the definition of “LIBOR Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “LIBOR Rate” or such comparable definition is not defined in such Loan Agreement, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month, a two-month or a three-month maturity, as applicable, as and when determined in accordance with the applicable Loan Agreement.
“Ares Prime Rate” means, with respect to any Loan Asset, the definition of “Prime Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Prime Rate” or such comparable definition is not defined in such Loan Agreement, the rate designated by certain reference lenders in the applicable Loan Agreement from time to time as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Ares Prime Rate is not intended to be lowest rate of interest charged by Ares in connection with extensions of credit to debtors.
“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the value of the total assets of Ares and its Subsidiaries, less all liabilities (other than outstanding Indebtedness, including outstanding Indebtedness hereunder) of Ares and its Subsidiaries, to (b) the aggregate amount of Indebtedness of Ares and its Subsidiaries. For purposes of calculating the Asset Coverage Ratio,

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Indebtedness of an SBIC Subsidiary outstanding as of the date of such calculation shall be excluded from the calculation of the Asset Coverage Ratio to the extent and in the manner that such Indebtedness may be excluded from the asset coverage requirements of sections 18(a) and 61(d) of the Investment Company Act pursuant to an effective exemptive order issued by the US Securities and Exchange Commission.
“Asset Specific Hedge” means any interest rate exchange agreement between the Borrower and a Hedge Counterparty that is entered into by the Borrower in connection with the purchase or holding of a Fixed Rate Loan Asset or a Floating Rate Loan Asset.
“Asset Specific Hedged Loan Asset” means any Loan Asset for which the Borrower has entered into an Asset Specific Hedge. If an Asset Specific Hedge effectively provides for the conversion of a fixed rate of interest under the related Loan Asset to a floating rate of interest, such Loan Asset will, for all purposes under this Agreement, (i) be considered a Floating Rate Loan Asset and (ii) be deemed to pay interest at a floating rate equal to the implied spread over LIBOR to be received by the Borrower under such Asset Specific Hedge. If an Asset Specific Hedge effectively provides for the conversion of a floating rate of interest under the related Loan Asset to a fixed rate of interest, such Loan Asset will, for all purposes under this Agreement, (a) be considered a Fixed Rate Loan Asset and (b) be deemed to pay interest at a fixed rate to be received by the Borrower under the related Asset Specific Hedge.
“Assigned Documents” has the meaning assigned to that term in Section 2.12.
“Assigned Value” means, with respect to each Loan Asset, as of any date of determination and expressed as a percentage of the principal balance of such Loan Asset (exclusive of Accreted Interest), the lower of (x) the amount (not greater than par) paid by the Borrower to acquire such Loan Asset from the Equityholder (in each case, expressed exclusive of Accreted Interest) or (y) the value determined by the Agent, in its sole reasonable discretion, as of the applicable Cut-Off Date, subject to the following terms:
(c)If a Value Adjustment Event of the type described in clauses (ii), (iv) or (vi) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will be zero.
(d)If a Value Adjustment Event of the type described in clauses (i), (iii) or (v) of the definition thereof with respect to such Loan Asset occurs, “Assigned Value” may be amended at any time by the Agent, in its sole discretion (provided that, after the initial amendment to the Assigned Value with respect to any Loan Asset, any additional amendment (other than an amendment as a result of the occurrence of a separate Value Adjustment Event) shall only be on a quarterly or monthly basis, as applicable, after receipt by the Agent from the Servicer of the applicable financial information with respect to such Loan Asset).
(e)The Assigned Value of any Loan Asset may be increased at the sole reasonable discretion of the Agent upon improvement in the Net Leverage Ratio or the Interest Coverage Ratio of such Loan Asset, as the case may be, as part of a Value Adjustment Event. The Assigned Value of any Loan Asset whose Assigned Value is lower than 100% may be increased at the sole reasonable discretion of the Agent (i)(x) upon the cure of any Value Adjustment Event with respect to such Loan Asset or (y) if the Net Leverage Ratio for such Loan Asset is at least 0.50x lower than the Net Leverage Ratio calculated as of the applicable Cut-Off Date and (ii) upon the written request of the Borrower.

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The Agent shall promptly notify the Servicer of any change effected by the Agent of the Assigned Value of any Loan Asset; provided that, solely with respect to the occurrence of a Value Adjustment Event of the type described in clause (i)(y) of the definition thereof, immediately after giving effect to any such reevaluation, the Assigned Value shall not be lower than such value that would result in the Facility Attachment Ratio for such Loan Asset (based upon such Loan Asset’s Senior Net Leverage Ratio or Net Leverage Ratio, as applicable) being lower than the “Minimum Facility Attachment Ratio” specified therefor in accordance with the grid below:

First Lien Loan Assets
Senior Net Leverage Ratio	Minimum Facility Attachment Ratio
#VALUE!	2.90x
> 4.25 and =< 5.00x	2.80x
> 5.00 and =< 6.00x	2.70x
> 6.00 and =< 7.00x	2.60x
> 7.00 and =< 8.00x	2.40x
> 8.00x	0.00x

First Lien Last Out Loan Assets
Senior Net Leverage Ratio	Minimum Facility Attachment Ratio
#VALUE!	Facility Attachment Ratio as of Cut-Off Date
>5.00 and =<6.00x	Facility Attachment Ratio as of Cut-Off Date less 0.25x
>6.00 and =<7.00x	Facility Attachment Leverage Ratio as of Cut-Off Date less 0.50x
> 7.00x	0.00x

Second Lien Loan Assets
Net Leverage Ratio	Minimum Facility Attachment Ratio
#VALUE!	Facility Attachment Ratio as of Cut-Off Date
>5.00 and =<6.00x	Facility Attachment Ratio as of Cut-Off Date less 0.25x
>6.00 and =<7.00x	Facility Attachment Leverage Ratio as of Cut-Off Date less 0.50x
>7.00x	0.00x

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Designated Loan Asset
Net Leverage Ratio	Minimum Facility Attachment Ratio
#VALUE!	The lesser of (i) the Facility Attachment Ratio as of the Cut-Off Date and (ii) 2.00x
> 6.50x	0.00x
For purposes of determining the Minimum Facility Attachment Ratio in reference to the grid above with respect to Second Lien Loan Assets and Designated Loan Assets, the calculation of the “Net Leverage Ratio” shall exclude Indebtedness of the applicable Obligor that is subordinate in right of payment to tranches of Indebtedness of such Obligor having a second priority security interest on the Obligor’s assets constituting Underlying Collateral for the applicable Loan Asset.
At the time of approval of each Loan Asset, the Agent in its sole discretion will designate any applicable Loan Asset as a “Designated Loan Asset” for purposes of determining the Assigned Value of such Loan Asset in reference to the Minimum Facility Attachment Ratios set forth in the definition of “Assigned Value”.
“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to effect the assignment of the Mortgage to the Trustee, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Loan Assets secured by mortgaged properties located in the same jurisdiction, if permitted by Applicable Law, substantially in the form of Exhibit B.
“Assignments” means the First Tier Loan Assignment and the Second Tier Loan Assignment.
“Attached Equity” means, with respect to any Loan Asset, any stock, partnership or membership interest, beneficial interest or other equity security, warrant, option, or any right, including, without limitation, any registration right, with respect to the foregoing received by the Transferor in connection with the origination or acquisition of such Loan Asset.
“Availability” means, at any time, an amount equal to the positive excess (if any) of the Borrowing Base over the Advances Outstanding. On and after the end of the Reinvestment Period or the Facility Maturity Date, the Availability shall be zero.
“Available Collections” means, (a) all cash collections and other cash proceeds with respect to any Loan Asset, including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts and (b) all payments received pursuant to any Hedging Agreement or Hedge Transaction; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments; provided, further, that all amounts paid into the Collection Account

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pursuant to Section 5.09(c)(iii) which are received on or prior to the Determination Date immediately preceding any Payment Date shall be included as “Available Collections” for such Payment Date.
“Average Life” means, for any Loan Asset, as of any date of determination, the number determined by multiplying the amount of each Scheduled Payment of principal to be paid after such date of determination by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due.
“Bail-In Action” has the meaning assigned to that term in Section 11.14.
“Bail-In Legislation” has the meaning assigned to that term in Section 11.14.
“Bank” means U.S. Bank, in its capacity as the “Bank” pursuant to each of the Collection Account Agreement and the Unfunded Exposure Account Agreement.
“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.
“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:
(i)a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets under any Bankruptcy Laws, or any similar action with respect to such Person, in each case, under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
(ii)such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under any Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.
“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

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“Base Rate” means, on any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for United States dollars denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means with respect to any replacement of LIBOR (or a Benchmark Replacement that is not Term SOFR) with an Unadjusted Benchmark Replacement for each applicable Remittance Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for United States dollars denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Ares LIBOR Rate,” the definition of “Ares Prime Rate,” the definition of “Federal Funds Rate,” the definition of “Remittance Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
(1)    a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Borrower (in such case of such notice by the Agent or Required Lenders), the Agent (in the case of such notice by the Required Lenders), the Servicer and the Lenders.
“Benchmark Unavailability Period” means if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 11.01 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 11.01.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan Investor” means a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets.

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“BHC Act Affiliate” means the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Borrower” has the meaning assigned to that term in the preamble hereto.
“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of:
(a)(i) the product of (A) the Weighted Average Applicable Percentage as of such date and (B) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets as of such date minus the Excess Concentration Amount, plus (ii) the amount on deposit in the Principal Collection Account as of such date, minus (iii) the Unfunded Exposure Equity Shortfall; or
(b)(i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets as of such date, minus (ii) the Minimum Required Equity Amount, minus (iii) the Excess Concentration Amount, plus (iv) the amount on deposit in the Principal Collection Account as of such date, minus (v) the Unfunded Exposure Equity Shortfall; or
(c)the Maximum Facility Amount minus the Unfunded Exposure Amount;
provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.
“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit C hereto, prepared by the Servicer.
“Borrowing Base Deficiency” means, as of any date of determination, the extent to which the aggregate Advances Outstanding on such date exceeds the Borrowing Base.
“Breakage Fee” means, for Advances which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs, if any, related to such repayment, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender’s reasonable discretion based upon the assumption that such Lender funded its loan commitment in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.
“Business Day” means a day of the year other than (i) Saturday or a Sunday, (ii) any other day on which commercial banks in New York, New York or the city in which the offices of the Trustee are authorized or required by Applicable Law, regulation or executive order to close or (iii) any day that is not a TARGET Day; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market. For avoidance of doubt, if the offices of the Trustee are authorized by Applicable Law, regulation or executive order to close but remain open, such day shall not be a “Business Day”.
“Buyers” has the meaning assigned to that term in the definition of “Acquisition Agreement”.
“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the

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right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change of Control” shall be deemed to have occurred if any of the following occur:
(d)the Management Agreement shall fail to be in full force and effect;
(e)the creation or imposition of any Lien on any limited liability company membership interest in the Borrower (other than pursuant to the Pledge Agreement);
(f)the failure by the Transferor to own 100% of the limited liability company membership interests in the Equityholder;
(g)the failure by the Equityholder to own 100% of the limited liability company membership interests in the Borrower; or
(h)the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, Ares, that does not comply with the provisions of Section 5.04(a) of this Agreement.
“Closing Date” means November 3, 2004.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Custodian” means U.S. Bank, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.
“Collateral Custodian Expenses” means the custodial expenses set forth in the Trustee and Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer to the Collateral Custodian under the Transaction Documents.
“Collateral Custodian Fees” means the custodial fees set forth in the Trustee and Collateral Custodian Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.
“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 12.05.
“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified below in clauses (i) through (v) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

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(i)the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections, but excluding any related Attached Equity;
(ii)the Portfolio Assets with respect to the Loan Assets referred to in clause (i);
(iii)the Purchase and Sale Agreements, any other agreement pursuant to which an Eligible Loan Asset is sold to the Borrower and all other documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (a) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (b) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (c) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (d) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;
(iv)the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts; and
(v)all income and Proceeds of the foregoing.
“Collateral Quality Test” means each of the tests set forth below:
(vi)the Minimum Weighted Average Spread Test; and
(vii)the Minimum Weighted Average Coupon Test.
“Collection Account” means a trust account (account number 787456-200 at the Bank) in the name of the Borrower subject to the lien of the Trustee for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.
“Collection Account Agreement” means that certain Amended and Restated Securities Account Control Agreement, dated the Closing Date and amended and restated as of the Restatement Date, among the Borrower, the Servicer, the Bank, the Agent and the Trustee, which agreement relates to the Collection Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Yield and Fees and all other Obligations have been paid in full, and the Borrower shall have no further right to request any additional Advances.
“Commitment” means, with respect to each Lender, (i) prior to the end of the Reinvestment Period or for purposes of Advances made pursuant to Section 2.02(f), the dollar amount set forth opposite such Lender’s name on Annex A hereto (as such amount may be revised from time to time pursuant to the terms of this Agreement) or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender,

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as applicable, and (ii) on or after the Reinvestment Period (other than for purposes of Advances made pursuant to Section 2.02(f)), such Lender’s Pro Rata Share of the aggregate Advances Outstanding.
“Commitment Termination Premium” means, in the event that this Agreement is terminated or the Maximum Facility Amount is permanently reduced, in each case, pursuant to Section 2.18(b), (i) prior to the one year anniversary of the Eighth Amendment Effective Date, an amount equal to 1.00%, or (ii) on or after the one year anniversary of the Eighth Amendment Effective Date, but prior to the one year and six month anniversary of the Eighth Amendment Effective Date, an amount equal to 0.50%, in each case, of either (x) the Maximum Facility Amount, in the case of such termination, or (y) the amount of such reduction, in the case of such permanent reduction of the Maximum Facility Amount and, in each case, such amounts shall be payable pro rata to each Lender.
“Concentration Limits” means, for the purposes of determining the Excess Concentration Amount, with respect to the Borrowing Base:
(viii)the aggregate Adjusted Borrowing Value of all Eligible Loan Assets to Obligors in the same GICS Industry Classification Group shall not exceed 15% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets; provided that for two individual industries the aggregate Adjusted Borrowing Value of all Eligible Loan Assets to Obligors in such industries may exceed 15% but shall not exceed 20%; provided, further, that for one additional individual industry the aggregate Adjusted Borrowing Value of all Eligible Loan Assets to Obligors in such industry may exceed 15% but shall not exceed 25%;
(ix)the aggregate Adjusted Borrowing Value of all Eligible Loan Assets to the same Obligor shall not exceed 6.0% of the Maximum Facility Amount; provided that for two individual Obligors the aggregate Adjusted Borrowing Value of all Eligible Loan Assets to such Obligors may exceed 6.0% but shall not exceed 7.5% of the Maximum Facility Amount;
(x)the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Second Lien Loan Assets shall not exceed 20% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;
(xi)the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are First Lien Last Out Loan Assets and Eligible Loan Assets that are Second Lien Loan Assets shall not exceed 40% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;
(xii)the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Fixed Rate Loan Assets shall not exceed 15% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets; provided that Asset Specific Hedged Loan Assets shall be considered Fixed Rate Loan Assets or Floating Rate Loan Assets, as applicable, as provided in the definition thereof;
(xiii)the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that pay interest in cash less frequently than quarterly shall not exceed 15% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;
(xiv)the aggregate Outstanding Balances and Exposure Amounts of all Eligible Loan Assets that are Revolving Loan Assets and the Exposure

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Amounts of Eligible Loan Assets that are Delayed Draw Loan Assets shall not exceed 10% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;
(xv)the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Partial PIK Loan Assets shall not exceed 10% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets; and
(xvi)the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Participation Interests shall not exceed (i) during the Acquisition Participation Elevation Period, 10.0% and (ii) thereafter, 0.0%.
        “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Controlled Accounts” means the Collection Account and the Unfunded Exposure Account.
“Covered Party” means any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is Pledged hereunder.
“Default Funding Rate” means a floating interest rate per annum equal to 4.00% plus LIBOR; provided that if any Lender shall have notified the Agent that a Eurodollar Disruption Event has occurred, the Default Funding Rate with respect to Advances of such Lender shall be equal to the Base Rate plus 3.00% until such Lender shall have notified the Agent that such Eurodollar Disruption Event has ceased, at which time the Default Funding Rate with respect to Advances of such Lender shall again be equal to LIBOR for such date plus 4.00%.
“Default Right” means the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances or participations in Swingline Advances required to be funded by it hereunder within one Business Day (or, solely in the case of a European Lender that receives the applicable Notice of Borrowing after 9:00 a.m. (New York City time) on the second Business Day prior to the related Advance Date, two Business Days and (a) Wells Fargo, in its sole discretion, agrees for such two Business Day period to fund the amount that was to be funded by the European Lender and (b) the European Lender agrees to reimburse Wells Fargo within two (2) Business Days for any amounts paid pursuant to clause (a) above) of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or

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generally under other agreements in which it commits or is obligated to extend credit or (iv) has (or, with respect to such Lender (x) the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender and/or (y) any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender, has) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Delayed Draw Loan Asset” means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and is required to be fully funded in one or more installments on draw dates to occur after the initial funding of such Loan Asset but which, once all such installments have been made, has the characteristics of a Term Loan Asset.
“Designated Lender” means Wells Fargo, in its capacity as a Lender hereunder, and any successor-in-interest thereto.
“Designated Loan Asset” means any Loan Asset designated by the Agent in its sole discretion as a “Designated Loan Asset” at the time of approval of such Loan Asset.
“Determination Date” means the last day of each calendar month.
“Disbursement Request” means a disbursement request from the Borrower to the Agent and the Trustee in the form attached hereto as Exhibit D in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Account in accordance with Section 2.21, as applicable.
“Early Opt-in Election” means the occurrence of:
(1)    (i) a determination by the Agent or (ii) a notification by the Required Lenders to the Agent (with a copy to the Borrower and the Servicer) that the Required Lenders have determined that United States dollars denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 11.01 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(2)    (i) the election by the Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Borrower, the Servicer and the Lenders or by the Required Lenders of written notice of such election to the Agent.
“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for such Loan Asset (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges

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consistent with the compliance statements and financial reporting packages provided by the Obligors and (g) any other item the Borrower and the Agent mutually deem to be appropriate; provided that with respect to any Obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such Obligor based on annualizing the financial data from the reporting periods actually available.
“EEA Financial Institution” has the meaning assigned to that term in Section 11.14.
“EEA Member Country” has the meaning assigned to that term in Section 11.14.
“EEA Resolution Authority” has the meaning assigned to that term in Section 11.14.
“Eighth Amendment Effective Date” means January 3, 2017.
“Eleventh Amendment Effective Date” means December 14, 2018.
“Eligible Bid” means a bid made in good faith (and acceptable as a valid bid in the Agent’s reasonable discretion) by a bidder for all or any portion of the Collateral Portfolio in connection with a sale of the Collateral Portfolio in whole or in part pursuant to Section 7.02(i).
“Eligible Loan Asset” means, at any time, a Loan Asset in respect of which each of the representations and warranties contained in Section 4.02 and Schedule III hereto is true and correct.
“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with the force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.
“Equity Security” means (i) any equity security or any other security that is not eligible for purchase by the Borrower as a Loan Asset, (ii) any security purchased as part of a “unit” with a Loan Asset and that itself is not eligible for purchase by the Borrower as a Loan Asset, and (iii) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as a Loan Asset but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as a Loan Asset, for so long as such obligation fails to satisfy such requirements.
“Equityholder” means Ares Capital CP Funding Holdings LLC, a Delaware limited liability company, which owns 100% of the equity interests in the Borrower.

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“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.
“EU Bail-In Legislation Schedule” has the meaning assigned to that term in Section 11.14.
“EUR” and “euro” denote the single currency of the Participating Member States.
“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Agent of a determination by such Lender or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Agent of the inability, for any reason, of such Lender or any of its assignees or participants to determine LIBOR, (c) any Lender shall have notified the Agent of a determination by such Lender or any of its assignees or participants that the rate at which deposits of United States dollars are being offered to such Lender or any of its assignees or participants in the London interbank market does not accurately reflect the cost to such Lender or such assignee or such participant of making, funding or maintaining any Advance or (d) any Lender shall have notified the Agent of the inability of such Lender or any of its assignees or participants to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.
“European Lender” means a Lender that is domiciled in Europe or has its primary lending office in Europe.
“Event of Default” has the meaning assigned to that term in Section 7.01.
“Excepted Persons” has the meaning assigned to that term in Section 11.13(a).
“Excess Concentration Amount” means, as of any date of determination, with respect to all Eligible Loan Assets included in the Collateral Portfolio, the amount by which the sum of the Adjusted Borrowing Value of such Eligible Loan Assets exceeds any applicable Concentration Limits, to be calculated without duplication after giving effect to any sales, purchases or substitutions of Loan Assets as of such date.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Affiliate” means any portfolio company of the Servicer or the Transferor, as applicable, that is not consolidated on the financial statements of the Servicer or the Transferor, as applicable.
“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) any amount representing a

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reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement, (iii) any amount received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale, (iv) any amounts paid in respect of Attached Equity, (v) any interest accruing on a Loan Asset prior to the related Cut-Off Date that was not purchased by the Borrower and is for the account of the Person from whom the Borrower purchased such Loan Asset and (vi) any amounts deposited into the Collection Account manifestly in error .
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Indemnified Party or required to be withheld or deducted from a payment to an Indemnified Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Indemnified Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender hereunder pursuant to a law in effect on the date on which (i) such Lender acquires such interest in this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.24(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.11(d) and (d) any Taxes imposed under FATCA.
“Exposure Amount” means, as of any date of determination, with respect to any Delayed Draw Loan Asset or Revolving Loan Asset, (i) the maximum commitment of the Borrower with respect to such Revolving Loan Asset or Delayed Draw Loan Asset (excluding any original issue discount) under the terms of the applicable Loan Agreement to make advances (and, for the avoidance of doubt, the Borrower’s commitment in respect of a Loan Asset as to which the commitment to make additional advances has been terminated shall be zero) minus (ii) the Outstanding Balance of such Delayed Draw Loan Asset or Revolving Loan Asset on such date of determination.
“Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).
“Facility Attachment Ratio” means (a) for any First Lien Loan Asset, as of any date of determination, an amount equal to, the product of (i) the First Out Attachment Ratio, (ii) the Applicable Percentage and (iii) the Assigned Value, as of such date; (b) for any First Lien Last Out Loan Asset, as of any date of determination, an amount equal to, the sum of (i) the First Out Attachment Ratio and (ii) the product of (A) the Last Out Attachment Ratio less the First Out Attachment Ratio, (B) the Applicable Percentage and (C) the Assigned Value, as of such date and (c) for any Second Lien Loan Asset, as of any date of determination, an amount equal to, the sum of (i) the Senior Net Leverage Ratio and (ii) the product of (A) the Net Leverage Ratio less the Senior Net Leverage Ratio, (B) the Applicable Percentage and (C) the Assigned Value, as of such date; provided that the Facility Attachment Ratio for any Designated Loan Asset that is a First Lien Loan Asset, First Lien Last Out Loan Asset or Second Lien Loan Asset shall be determined as set forth above in clause (a), (b) or (c) respectively, as applicable.

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“Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Facility Maturity Date pursuant to Section 7.01, (iii) the Collection Date and (iv) the occurrence of the termination of this Agreement pursuant to Section 2.18(b) hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and any related laws, rules or practices) implementing or modifying the foregoing.
“FDIC” means the Federal Deposit Insurance Corporation, and any successor thereto.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at www.newyorkfed.org, or any successor source.
“Federal Funds Rate” means, for any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.
“Fees” means all fees payable to each Lender pursuant to the terms of any Lender Fee Letter.
“Fifth Amendment Effective Date” means June 7, 2012.
“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.
“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.
“First Lien Last Out Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any expressly permitted liens under the applicable covenants in the Loan Agreement for such Loan Asset, including those set forth in “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (ii) has a Loan-to-Value Ratio not greater than 65%, and (iii) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such Loan Asset, other than with respect to the liquidation of such Obligor or such Underlying Collateral.
“First Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any expressly permitted liens under the applicable covenants in the

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Loan Agreement for such Loan Asset, including those set forth in “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (ii) has a Loan-to-Value Ratio not greater than 60%, and (iii) provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor.
“First Out Attachment Ratio” means, with respect to any Loan Asset, as of any date of determination, an amount equal to the Senior Net Leverage Ratio with respect to all or any portion of such Loan Asset that constitutes first lien senior secured Indebtedness that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (excluding any First Lien Last Out Loan Asset or first lien last out Indebtedness within the capital structure).
“First Tier Loan Assignment” has the meaning set forth in the First Tier Purchase and Sale Agreement.
“First Tier Purchase and Sale Agreement” means that certain Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date and amended and restated as of the Restatement Date, between the Transferor, as the seller, and the Equityholder, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Fixed Rate Excess” means as, as of any date of determination, a fraction (expressed as a percentage) the numerator of which is the product of (i) the greater of zero and the excess of the Weighted Average Coupon for such date of determination over the Minimum Weighted Average Coupon on such date of determination and (ii) the Adjusted Borrowing Value of all Fixed Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination, and the denominator of which is the Adjusted Borrowing Value of all Floating Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination.
“Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.
“Floating Rate Loan Asset” means a Loan Asset under which the interest rate payable by the Obligor thereof is based on the Ares Prime Rate or Ares LIBOR Rate, plus some specified interest percentage in addition thereto, and which provides that such interest rate will reset immediately upon any change in the related Ares Prime Rate or Ares LIBOR Rate.
“Floor Obligation” means, as of any date, a Floating Rate Loan Asset (a) for which the related Underlying Instruments allow a floating rate option, (b) that provides that such floating rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the London interbank offered rate or other floating rate for the applicable interest period for such Loan Asset and (c) that, as of such date, bears interest based on such floating rate option, but only if as of such date such London interbank offered rate or other floating rate for the applicable interest period is less than the “floor” rate.
“Foreign Lender” has the meaning assigned to that term in Section 2.11(d)(ii)(B).
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit

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support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“GICS Industry Classification Group” means each sub-industry classification group listed on Schedule VII, as the same may be updated by the Borrower (a) to conform to the Global Industry Classification Standard promulgated by MSCI Inc. or (b) as otherwise agreed with the Agent.
“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.
“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.
“Hedge Collateral” has the meaning assigned to that term in Section 5.09(b).
“Hedge Counterparty” means any entity that either (i) is approved in writing by the Agent (in its reasonable discretion) or (ii) satisfies the Hedge Counterparty Minimum Ratings, which has entered into a Hedging Agreement in connection with this Agreement.
“Hedge Counterparty Minimum Ratings” means (i) a rating of its unsecured and otherwise unsupported long-term debt obligations of at least “A1” and a rating of its unsecured and otherwise unsupported short-term debt obligations of at least “P-1” respectively by Moody’s, if such counterparty has both long-term and short-term ratings, or if it has no such short-term rating, “A2” and (ii) a rating of its unsecured and otherwise unsupported short-term debt obligations of at least “A-1” by S&P, or if it has no such short-term rating, the rating of its unsecured and otherwise unsupported long-term debt obligations of “A” (or, with respect to any Hedge Counterparty not so rated, whose obligations in respect of the Hedging Agreement are absolutely and unconditionally guaranteed by an Affiliate of such Hedge Counterparty, such ratings of such Affiliate’s debt obligations); provided that in each case, if it has the minimum specified rating, it is not on watch for possible downgrade.
“Hedge Transaction” means each Asset Specific Hedge, interest rate swap transaction, interest rate cap transaction, interest rate floor transaction or other derivative transaction approved in writing by the Agent, between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.09 and is governed by a Hedging Agreement.

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“Hedge Notional Amount” means, for any Loan Asset, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.09 for that Loan Asset.
“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 5.09, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided that the “Schedule” and the form of each “Confirmation” to any Hedging Agreement shall be subject to the written approval of the Agent, in its reasonable discretion.
“Indebtedness” means:
(xvii)with respect to any Obligor under any Loan Asset, for the purposes of the definition of the Interest Coverage Ratio, the Senior Net Leverage Ratio and the Net Leverage Ratio, the meaning of “Indebtedness” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Loan Agreement, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and
(xviii)for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii), but expressly excluding any obligation of such Person to fund any Loan Asset constituting a Revolving Loan Asset or a Delayed Draw Loan Asset.

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“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.
“Indemnified Party” has the meaning assigned to that term in Section 8.01.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnifying Party” has the meaning assigned to that term in Section 8.03.
“Independent Director” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, the Equityholder or any of their respective Affiliates (other than his or her service as an Independent Director, independent officer or other independent capacity of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower, the Equityholder or any of their Affiliates (other than his or her service as an Independent Director, independent officer or other independent capacity of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.
“Initial Advance” means the first Advance made pursuant to Article II.
“Initial Payment Date” means the 15th day of April 2010 (or if such day is not a Business Day, the next succeeding Business Day).
“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.
“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral, or an ACORD certificate or other evidence of such insurance
“Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor under the Loan Agreement other than, prior to an Event of Default hereunder and with prior notice to the Agent, any such amount for which the Servicer has consented, in its reasonable business discretion, to be used to restore, improve or repair the related property or otherwise to be paid to the Obligor under the Loan Agreement.
“Interest” means, with respect to any period and any Loan Asset, for the Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated under the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in

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accordance with GAAP), the meaning of “Interest” or any comparable definition in the Loan Agreement for each such Loan Asset and in any case that “Interest” or such comparable definition is not defined in such Loan Agreement, all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).
“Interest Collection Account” means a sub-account (account number 787456-201 at the Bank) of the Collection Account into which Interest Collections shall be segregated.
“Interest Collections” means, (i) with respect to any Loan Asset, all payments and collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan Asset and (ii) amendment fees, late fees, waiver fees or other amounts received in respect of Loan Assets.
“Interest Coverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) EBITDA to (b) Interest.
“Joinder Supplement” means an agreement among the Borrower, a Lender and the Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Restatement Date.
“Last Out Attachment Ratio” means, with respect to any Loan Asset, as of any date of determination, an amount equal to the Senior Net Leverage Ratio with respect to all or any portion of such Loan Asset that constitutes first lien senior secured Indebtedness that is (or by its terms could become) subordinate in right of payment to one or more tranches of first lien senior secured indebtedness.
“Lender” means (i) Wells Fargo and (ii) each financial institution which may from time to time become a Lender hereunder by executing and delivering this Agreement or a Joinder Supplement to the Agent and the Borrower as contemplated by Section 2.22, and/or any other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04. For the avoidance of doubt, the Swingline Lender shall constitute a “Lender” with respect to the repayment of Swingline Advances for all purposes hereunder.
“Lender Fee Letter” means each fee letter agreement that shall be entered into by and among the Borrower, the Servicer, the Agent and the applicable Lender in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.
“LIBOR” means, for any day during the Remittance Period, with respect to any Advance (or portion thereof) the greater of (x)(a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of Wells

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Fargo in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day and (y) zero.
“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.
“Lien Release Dividend” has the meaning assigned to that term in Section 2.07(d).
“Lien Release Dividend Date” means the date specified by the Borrower, which date may be any Business Day, provided written notice is given in accordance with Section 2.07(d).
“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.
“Loan Asset” means any loan originated or acquired by the Transferor in the ordinary course of its business (or, during the Acquisition Participation Elevation Period, any Acquisition Participation Interest in any such loan), which loan includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Transferor in and to the loan and any Underlying Collateral (or the applicable Acquisition Participation Interest), but excluding, in each case, the Retained Interest, any Attached Equity and Excluded Amounts and which loan or Acquisition Participation Interest was (x) acquired from the Transferor by the Borrower prior to the Restatement Date pursuant to the Original Purchase and Sale Agreement or (y) acquired by the Borrower from the Equityholder under the Second Tier Purchase and Sale Agreement and by the Equityholder from the Transferor under the First Tier Purchase and Sale Agreement and owned by the Borrower on the initial Advance Date (as set forth on the Loan Asset Schedule delivered on the initial Advance Date) or acquired by the Borrower after the initial Advance Date pursuant to the delivery of the Loan Assignments and listed on Schedule I to such Loan Assignments (or in the case of the Acquisition Participation Interests, the applicable participation documentation), which Schedule I is in the possession of Ares Capital Funding LLC and includes specific accounts, instruments or general intangibles.
“Loan Asset Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan Asset, of all Required Loan Documents to be included within the respective Loan Asset File, which shall specify (i) whether such document is an original or a copy and (ii) whether such Loan Asset is a Third Party Acquired Loan Asset.
“Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.
“Loan Asset Register” has the meaning assigned to that term in Section 5.03(l).

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“Loan Asset Schedule” means the schedule of Loan Agreements evidencing Loan Assets delivered by the Borrower to the Collateral Custodian and the Agent. Each such schedule shall set forth, as to any Eligible Loan Asset to be Pledged hereunder, the applicable information specified on Schedule V, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.
“Loan Assignments” means, collectively, the First Tier Loan Assignment (as such term is defined in the First Tier Purchase and Sale Agreement) and the Second Tier Loan Assignment (as such term is defined in the Second Tier Purchase and Sale Agreement).
“Loan-to-Value Ratio” means, with respect to any Loan Asset, as of any date of determination, the percentage equivalent of a fraction, (i) the numerator of which is equal to the commitment amount as provided in the applicable Loan Agreements of such Loan Asset plus the commitment amount of any other senior or pari passu Indebtedness of the related Obligor (including, in the case of Revolving Loan Assets and Delayed Draw Loan Assets, without duplication, the maximum availability thereof) and (ii) the denominator of which is equal to the enterprise value of the Underlying Collateral securing such Loan Asset (as determined by the Transferor in accordance with the Servicing Standard unless the Agent in its reasonable discretion disagrees with such determination, in which case the Agent shall determine the enterprise value of the Underlying Collateral).
“Management Agreement” means the Restated Investment Advisory and Management Agreement, dated as of June 6, 2011, between Ares Capital Corporation and Ares Capital Management LLC, as further amended, restated or otherwise modified from time to time.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Trustee, the Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer, to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s, the Agent’s or the other Secured Parties’ lien on the Collateral Portfolio.
“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset executed or effected on or after the Cut-Off Date for such Loan Asset (or, solely in the case of clause (d)(ii)(y), a change to any loan senior to a Loan Asset) which:
(a)reduces or forgives any or all of the principal amount due under such Loan Asset;
(b)delays or extends the required or scheduled amortization in any way that increases the Average Life of such Loan Asset; provided that a “Material Modification” shall not be deemed to have occurred pursuant to this clause (b) if (x) the Average Life of such Loan Asset is increased by not more than 20% from its Average Life on the related Cut-Off Date and (y) the Net Leverage Ratio of such Loan Asset is not more than 85% of the maximum established in the Net Leverage Ratio covenant of such Loan Asset;

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provided further that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Net Leverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date.
(c)waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement of any Partial PIK Loan Asset), or reduces the spread or coupon with respect to such Loan Asset; provided that a “Material Modification” shall not be deemed to have occurred pursuant to this clause (c) if (x) such spread or coupon is reduced a maximum of one time and by not more than 20% from the spread or coupon on the related Cut-Off Date and (y) the Interest Coverage Ratio of such Loan Asset is greater than 2.0:1.0 at the time of such reduction; provided further that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date.
(d)(i) in the case of a First Lien Loan Asset, contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset or (ii) in the case of a First Lien Last Out Loan Asset or Second Lien Loan Asset, (x) contractually or structurally subordinates such Loan Asset to any obligation (other than any loan which existed at the Cut-Off Date for such Loan Asset which is senior to such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset or (y) increases the commitment amount of any loan senior to such Loan Asset and the Net Leverage Ratio of such Loan Asset increases by more than 0.5x as a result of such increase;
(e)substitutes, alters or releases the Underlying Collateral securing such Loan Asset and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Agent, materially and adversely affects the value of such Loan Asset;
(f)provides additional funds to the Obligor of such Loan Asset with the intent of keeping that Loan Asset current; or
(g)amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Net Leverage Ratio”, “Net Leverage Ratio”, “Interest Coverage Ratio” or “Permitted Liens” or any respective comparable definitions in the Loan Agreement for such Loan Asset or (ii) any term or provision of such Loan Agreement referenced in or utilized in the calculation of the “Senior Net Leverage Ratio”, “Net Leverage Ratio”, “Interest Coverage Ratio” or “Permitted Liens” or any respective comparable definitions for such Loan Asset, in either case in a manner that, in the sole reasonable judgment of the Agent, is materially adverse to the Secured Parties; provided

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that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio, Senior Net Leverage Ratio or Net Leverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date.
“Maximum Facility Amount” means the aggregate Commitments of the Lenders then in effect, which amount may be up to $1,525,000,000, as such amount may vary from time to time pursuant to Section 2.18(b) or Section 2.22; provided that, at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.
“Minimum Required Equity Amount” means, as of any date of determination, an amount equal to the greater of (i) $300,000,000 and (ii) the sum of the Adjusted Borrowing Values of all Eligible Loan Assets attributable to the three Obligors having the largest Obligor concentration; such Obligor concentrations to be determined by summing, for each Obligor, the Adjusted Borrowing Values for all Eligible Loan Assets of such Obligor on such date of determination.
“Minimum Weighted Average Coupon” means ~~7.00~~5.00%.
“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Coupon of all Loan Assets included in the Collateral Portfolio is equal to or greater than the Minimum Weighted Average Coupon.
“Minimum Weighted Average Spread” means 3.00%.
“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread of all Loan Assets included in the Collateral Portfolio is equal to or greater than the Minimum Weighted Average Spread.
“Monthly Period” means, for any date of determination, the period from but excluding the immediately preceding Determination Date to and including the immediately succeeding Determination Date.
“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).
“Mortgage” means the mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan Asset, including the assignment of leases and rents related thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which, in the case of the Borrower, the Borrower or any ERISA Affiliate thereof, or in the case of the Servicer, the Servicer or any ERISA Affiliate thereof, contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.
“Net Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Net Leverage Ratio” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) Indebtedness minus Unrestricted Cash to (b) EBITDA.
“Ninth Amendment Effective Date” means October 2, 2017.

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“Non-Usage Fee” has the meaning ascribed thereto in the Non-Usage Fee Letter.
“Non-Usage Fee Letter” means that certain non-usage fee letter agreement, dated as of the Eleventh Amendment Effective Date, by and among the Borrower, the Servicer and the Agent (on behalf of the Lenders), as amended, modified, waived, supplemented, restated or replaced from time to time.
“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreements (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) require any holder of the indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor.
“Notice and Request for Consent” has the meaning assigned to that term in Section 2.07(d)(i).
“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Agent in the form attached hereto as Exhibit F.
“Notice of Reduction” means a notice of a reduction of the Advances Outstanding or a reduction of the aggregate Commitments, as applicable, pursuant to Section 2.18, in the form attached hereto as Exhibit G or Exhibit H, as applicable.
“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Agent, the Bank, any Hedge Counterparty, the Trustee or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances, Hedge Breakage Costs, Breakage Fees, indemnifications and other amounts due or to become due by the Borrower to the Lenders, any Hedge Counterparty, the Agent or the Trustee under this Agreement and/or any other Transaction Document, including, without limitation, any amounts payable under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement), any Lender Fee Letter, any Commitment Termination Premium and costs and expenses payable by the Borrower to the Lenders, the Agent, the Bank, the Trustee or the Collateral Custodian, including reasonable attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).
“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.
“Officer’s Certificate” means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, or any other authorized signatory, of any Person.
“Operating Lease Implementation” means the implementation by an Obligor of IFRS 16/ASC 842.
“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Agent in its sole discretion; provided that Latham & Watkins LLP, Richards Layton & Finger, P.A. and Venable LLP shall be considered acceptable counsel for purposes of this definition.

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“Optional Sale” has the meaning assigned to that term in Section 2.07(c).
“Optional Sale Date” means any Business Day, provided 45 days’ prior written notice is given in accordance with Section 2.07(c).
“Original Agreement” has the meaning assigned to that term in the Preliminary Statement.
“Original Loan Asset” means each Loan Asset acquired by the Borrower prior to the Restatement Date.
“Original Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of November 3, 2004, by and between the Transferor, as the seller, and the Borrower, as the Buyer, as amended and modified prior to the Restatement Date.
“Other Connection Taxes” means, with respect to any Indemnified Party, Taxes imposed as a result of a present or former connection between such Indemnified Party and the jurisdiction imposing such Tax (other than connections arising from such Indemnified Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any obligation hereunder).
“Other Taxes” has the meaning assigned to that term in Section 11.07(b).
“Outstanding Balance” means, with respect to any Loan Asset as of any date of determination, the outstanding principal balance of any advances or loans made to the related Obligor pursuant to the related Loan Agreement as of such date of determination (exclusive of any interest and Accreted Interest).
“Partial PIK Loan Asset” has the meaning assigned to that term in the definition of “PIK Loan Asset”.
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Participation Agreement” means a participation agreement, with respect to any Acquisition Participation Interests, if any, in such form as may be approved by the Agent in its sole discretion.
“Participation Interest” means a participation interest in a loan that would, at the time of acquisition or the Borrower’s commitment to acquire the same, satisfy each of the following criteria: (i) such loan would constitute an Eligible Loan Asset were it acquired directly, (ii) the seller of the participation is the lender on the subject loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation.

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“Payment Date” means the 15th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day; provided that the final Payment Date shall occur on the Collection Date.
“Payment Duties” has the meaning assigned to that term in Section 10.02(b)(i).
“Pension Plan” has the meaning assigned to that term in Section 4.01(x).
“Permitted Investment Required Ratings” means a long-term credit rating by Moody’s that is no lower than Moody’s then current long-term sovereign rating of the United States and by S&P that is no lower than S&P’s then current long-term sovereign rating of the United States, in the case of long-term debt obligations, or “Prime-1” by Moody’s (which is not then on credit watch for possible downgrade by Moody’s) and “A-1+” by S&P, in the case of commercial paper and short-term obligations; provided that if such obligation or security has a maturity of longer than 91 days, the issuer thereof must also have at the time of such investment a long-term credit rating by Moody’s that is no lower than Moody’s then current long-term sovereign rating of the United States and by S&P that is no lower than S&P’s then current long-term sovereign rating of the United States.
“Permitted Investments” means either cash or any United States dollar investment that, at the time it is delivered (directly or through an intermediary or bailee), (x) matures not later than the earlier of (A) the date that is 60 days after the date of delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of delivery thereof, and (y) is one or more of the following obligations or securities:
(h)direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States;
(i)demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States (including the Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities or with the Agent, in each case payable within 60 days after issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Permitted Investment Required Ratings;
(j)commercial paper or other short-term obligations (other than asset-backed commercial paper) that is payable in United States dollars with the Permitted Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 60 days from their date of issuance; and
(k)money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively; and
provided that (1) Permitted Investments purchased with funds in any Controlled Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (f) above, as mature (or are putable at par to the issuer thereof) no later than the Business

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Day prior to the next Payment Date unless such Permitted Investments are issued by the Collateral Agent in its capacity as a banking institution, in which event such Permitted Investments may mature on such Payment Date; and (2) none of the foregoing obligations or securities shall constitute Permitted Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding Taxes by any jurisdiction unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding Taxes on an after-tax basis, (D) such obligation or security is secured by real property, (E) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (F) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (G) in the Servicer’s judgment, such obligation or security is subject to material non-credit related risks, (H) such obligation is a structured finance obligation or (I) such obligation or security is represented by a certificate of interest in a grantor trust. Any investment that is a Permitted Investment pursuant to the above provisions of this definition shall not be disqualified from being a Permitted Investment because it is issued by or made with the Bank or because the Bank or the Trustee or an Affiliate of the Bank or the Trustee provides services for such investment and receives compensation therefor); provided that, notwithstanding the foregoing clauses (a) through (d), unless the Borrower and the Servicer have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an Officer’s Certificate of the Borrower or the Servicer to the Agent that the advice specified in this definition has been received by the Borrower and the Servicer), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.
“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.
“Permitted Refinancing” means any refinancing transaction undertaken by the Transferor, the Borrower or an Affiliate of the Transferor that is secured, directly or indirectly, by any Loan Asset currently or formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement.
“Permitted Securitization” means any private or public term or conduit securitization transaction (a) undertaken by the Transferor, the Borrower or an Affiliate of the Transferor, that is secured, directly or indirectly, by any Loan Asset currently or formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization and (b) in the case of a term securitization in which the Transferor or an Affiliate thereof or underwriter or placement agent has agreed to purchase or place 100% of the equity and non-investment grade tranches of notes issued in such term securitization transaction. For the avoidance of doubt, notwithstanding any agreement by the Transferor or an Affiliate to purchase or place 100% of the equity in such term

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securitization transaction, any such party agreeing to so purchase or place may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase or place in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.
“Person” means an individual, partnership, corporation (including a statutory or business trust), company, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated association, sole proprietorship, joint venture, nonprofit corporation, group, sector, government (or any agency, instrumentality or political subdivision thereof), territory or other entity or organization.
“PIK Loan Asset” means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of the time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received; provided that, notwithstanding the foregoing, no Loan Asset shall constitute a PIK Loan Asset if the portion of the interest accruing thereon that is contractually required to be paid in cash accrues at a rate equal to or in excess of (a) the Ares LIBOR Rate plus 2.0%, if such Loan Asset is a Floating Rate Loan Asset with an interest rate based on the London interbank offered rate applicable to such Loan Asset pursuant to the Loan Agreement for such Loan Asset, (b) the Ares Prime Rate, if such Loan Asset is a Floating Rate Loan Asset with an interest rate based on the Ares Prime Rate, and (c) 6.0%, if such Loan Asset is a Fixed Rate Loan Asset (any such Loan Asset described in this proviso, a “Partial PIK Loan Asset”).
“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II.
“Pledge Agreement” means that certain Pledge Agreement, dated as of the Restatement Date, between the Equityholder, as pledgor, and the Trustee, as pledgee, as such Pledge Agreement may from time to time be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Portfolio Assets” means all Loan Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:
(l)any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;
(m)all rights with respect to the Loan Assets to which the Transferor is entitled as lender under the applicable Loan Agreement;
(n)the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;
(o)any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;
(p)all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;

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(q)all Insurance Policies with respect to any Loan Asset;
(r)all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;
(s)the Purchase and Sale Agreements (including, without limitation, rights of recovery of the Borrower against the Equityholder and the Transferor) and the assignment to the Trustee, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Equityholder and filed by the Equityholder against the Transferor under or in connection with the Purchase and Sale Agreements;
(t)any Hedging Agreement and all payments from time to time due thereunder;
(u)all records (including computer records) with respect to the foregoing; and
(v)all collections, income, payments, proceeds and other benefits of each of the foregoing.
“Prime Rate” means the rate announced by Wells Fargo from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo or any other specified financial institution in connection with extensions of credit to debtors.
“Principal Collection Account” means a sub-account (account number 787456-202 at the Bank) of the Collection Account into which Principal Collections shall be segregated.
“Principal Collections” means (i) any deposits by the Borrower in accordance with Section 2.06(a)(i) or Section 2.07(e)(i), (ii) with respect to any Loan Asset, all amounts received which are not Interest Collections, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan Asset and (iii) all payments received pursuant to any Hedging Agreement or Hedge Transaction; provided that, for the avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account or amounts withdrawn pursuant to Section 2.21.
“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (as determined under clause (i) of the definition of “Commitment”), by the aggregate Commitments of all the Lenders (as determined under clause (i) of the definition of “Commitment”).
“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.
“Purchase and Sale Agreements” means the First Tier Purchase and Sale Agreement and the Second Tier Purchase and Sale Agreement.

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“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower, the Transferor or the Equityholder have acquired an interest pursuant to the Purchase and Sale Agreements or in which the Borrower, the Transferor or the Equityholder have otherwise obtained an interest.
“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset subject to clauses (ii) or (iv) of the definition of “Value Adjustment Event”, as applicable, is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.
“Register” has the meaning assigned to that term in Section 2.14.
“Registered” means, for the purposes of the definition of “Permitted Investments”, in registered form for United States federal income tax purposes and issued after July 18, 1984; provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.
“Reinvestment Period” means the date commencing on the Eighth Amendment Effective Date and ending on the earliest to occur of (i) January 31, 2023 (or such later date as is agreed to in writing by the Borrower, the Servicer, the Agent and the Lenders pursuant to Section 2.19), (ii) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof) and (iii) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b); provided that if any of the foregoing is not a Business Day, the Reinvestment Period shall end on the next succeeding Business Day.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release Date” has the meaning assigned to that term in Section 2.07(e).
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Relevant Test Period” means, with respect to any Loan Asset, the relevant test period for the calculation of Senior Net Leverage Ratio, Net Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan Asset in the Loan Agreements or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan Asset; provided that with respect to any Loan Asset for which the relevant

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test period is not provided for in the Loan Agreement, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.
“Remittance Period” means, (i) as to the Initial Payment Date, the period beginning on January 1, 2010 and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.
“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.
“Reporting Date” means the date that is two Business Days prior to each Payment Date.
“Required Lenders” means (i) so long as Wells Fargo (or an Affiliate of Wells Fargo) is the Agent hereunder, Wells Fargo (as a Lender hereunder) and its successors and assigns and (ii) the Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Lenders then in effect; provided that, if there are two or more unaffiliated Lenders party to this Agreement as of the applicable date of determination, then at least two such Lenders shall be required to constitute the Required Lenders; provided further that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that with respect to the waiver of an Event of Default pursuant to Section 11.01 or the appointment of a replacement Servicer pursuant to Section 6.01(c), Required Lenders shall also include each Lender holding 20% or more of the aggregate Commitments (provided that such Lender also held 20% or more of the aggregate Commitments as of the Thirteenth Amendment Effective Date).
“Required Loan Documents” means, for each Loan Asset, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Asset Checklist:
(w)(i) other than in the case of a Noteless Loan Asset, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Trustee, subject to Section 11.19), with any endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties” and (ii) in the case of a Noteless Loan Asset (x) a copy of each transfer document or instrument relating to such Noteless Loan Asset evidencing the assignment of such Noteless Loan Asset to the Transferor and from the Transferor to the Borrower (or, in the case of Third Party Acquired Loan Assets purchased by the Transferor from third parties, from such third party directly to the Borrower as provided in Section 11.19) and from the Borrower either to the Trustee or in blank, and (y) a copy of the Loan Asset Register with respect to such Noteless Loan Asset, as described in Section 5.03(l)(ii);

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(x)originals or copies of each of the following, to the extent applicable to the related Loan Asset; any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Asset Checklist;
(y)if any Loan Asset is secured by a Mortgage, in each case as set forth in the Loan Asset Checklist:
(i)either (i) the original Mortgage, the original assignment of leases and rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and assignments of leases and rents with evidence of recording thereon, (ii) copies thereof certified by the Servicer, by closing counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office; provided that, solely for purposes of the Review Criteria, the Collateral Custodian shall have no duty to ascertain whether any certification set forth in this subsection (c)(ii) has been received, other than a certification which has been clearly delineated as being provided by the Servicer or (iii) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and
(ii)other than with respect to any Agented Note, to the extent the Borrower is the sole lender under the Loan Agreement, an Assignment of Mortgage and of any other material recorded security documents (including any assignment of leases and rents) in recordable form, executed by the Borrower or the prior holder of record, in blank or to the Trustee (and evidencing an unbroken chain of assignments from the prior holder of record to the Trustee), with any assignment to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties”;
(d)with respect to any Loan Asset originated by the Transferor and with respect to which the Transferor acts as administrative agent (or in a comparable capacity), either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Trustee as total assignee or showing the Obligor, as debtor and the Transferor as secured party and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing, in each case as set forth in the Loan Asset Checklist; and
(e)with respect to any Acquisition Participation Interest, prior to the elevation thereof by assignment, the participation interest documentation.
“Required Reports” means, collectively, the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer required pursuant to Section 6.08(d), the tax returns of the Borrower and the Servicer required pursuant to Section 6.08(e), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(f), the annual statements as to

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compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.
“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
“Restatement Agreement” has the meaning assigned to that term in the preamble hereto.
“Restatement Date” means January 22, 2010.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Transferor or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.
“Retained Interest” means, with respect to any Agented Note that is transferred to the Borrower, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Note and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender.
“Revenue Recognition Implementation” means the implementation by an Obligor of IFRS 15/ASC 606.
“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).
“Revolving Loan Asset” means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit by the Transferor to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.
“SBIC Subsidiary” means any direct or indirect wholly-owned Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interests in the SBIC Subsidiary) of the Borrower licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), and which is designated by the Borrower (pursuant to a certificate of a financial officer delivered to the Agent) as an SBIC Subsidiary.

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“S&P” means S&P Global Ratings and any successor thereto.
“Sanction” or “Sanctions” means, individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Borrower, the Servicer, the Equityholder or any of their respective Subsidiaries.
“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the direct or indirect ownership or control of such legal entity by Sanctioned Person(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.
“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.
“Second Amendment Effective Date” means January 18, 2011.
“Second Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected second priority security interest on all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset (whether or not there is also a security interest of a higher or lower priority in additional collateral), subject to any expressly permitted liens under the applicable covenants in the Loan Agreement for such Loan Asset, including those set forth in “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder, (iii) pursuant to an intercreditor agreement between the Borrower and the holder of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both), and (iv) has a Loan-to-Value Ratio of not greater than 70%.
“Second Tier Loan Assignment” has the meaning set forth in the Second Tier Purchase and Sale Agreement.
“Second Tier Purchase and Sale Agreement” means that certain Second Tier Purchase and Sale Agreement, dated as of the Restatement Date, between the Equityholder, as the seller, and the Borrower, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Secured Party” means each of the Agent, each Lender (together with its successors and assigns), the Trustee, the Collateral Custodian, the Bank and each Hedge Counterparty.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Seller Parties” has the meaning assigned to that term in the definition of “Acquisition Agreement”.
“Senior Net Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness in the Loan Agreement for each such Loan Asset, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (including First Lien Last Out Loan Assets) minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for the applicable test period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.
“Servicer” means at any time the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.
“Servicer Pension Plan” has the meaning assigned to that term in Section 4.03(p).
“Servicer Termination Event” means the occurrence of any one or more of the following events:
(f)any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account, as required by this Agreement or any Transaction Document which continues unremedied for a period of two Business Days;
(g)any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply in any material respect with the Servicing Standard regarding the servicing of the Collateral Portfolio and in each case the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Agent or the Trustee and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;
(h)the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of United States $100,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;
(i)a Bankruptcy Event shall occur with respect to the Servicer;
(j)[Reserved];
(k)Ares or an Affiliate thereof shall cease to be the Servicer including by resignation otherwise permitted hereunder;

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(l)at any time, Ares fails to maintain the Asset Coverage Ratio at greater than or equal to 1.50:1.00;
(m)Ares permits Shareholders’ Equity at the last day of any of its fiscal quarters to be less than $3,900,000,000 plus 25% of the net proceeds of the sale of equity interests by the Servicer and its Subsidiaries after March 30, 2018;
(n)[Reserved];
(o)any failure by the Servicer to deliver (i) any required Servicing Report on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be or (ii) any other Required Reports hereunder on or before the date occurring five Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;
(p)any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Agent or any of the Secured Parties and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;
(q)any financial or other information reasonably requested by the Agent or the Trustee is not provided as requested within a reasonable amount of time following such request;
(r)the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $100,000,000, individually or in the aggregate (excluding, in each case, any amounts covered by insurance), and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days after the later of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished, without such judgment, decree or order being vacated, stayed or discharged during such 60 day period;
(s)any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.04(a) of this Agreement;
(t)the occurrence of the Facility Maturity Date;
(u)an Affiliate of the Servicer fails to be the Equityholder; or
(v)any other event (i) which has caused, or which may cause, a Material Adverse Effect on the assets, liabilities, financial condition, business or operations of the Servicer or (ii) which has caused, or which would reasonably be expected to cause, a Material Adverse Effect on the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party.
“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).

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“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).
“Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.50%, (ii) the arithmetic mean of the aggregate outstanding principal balance of the Collateral Portfolio on the first day and on the last day of the related Remittance Period and (iii) the actual number of days in such Remittance Period divided by 360.
“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.
“Servicing Report” has the meaning assigned to that term in Section 6.08(b).
“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (i) if the Servicer is the originator or an Affiliate thereof, the higher of: (A) in a manner which the Servicer believes to be consistent with the practices and procedures followed by institutional servicers of national standing relating to assets of the nature and character of the Loan Assets, and (B) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others, and (ii) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.
“Seventh Amendment Effective Date” means May 14, 2014.
“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Servicer and its Subsidiaries at such date.
“SOFR” means with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR or Term SOFR.
“Spread Differential” means, for any date of determination, (a) the weighted average interest rate of the Loan Assets included in the Collateral Portfolio (and for the avoidance of doubt, with respect to Floating Rate Loan Assets, including LIBOR) on such date minus (b) the Yield Rate for such date.
“Spread Excess” means, as of any date of determination, a fraction (expressed as a percentage) the numerator of which is the product of (i) the greater of zero and the excess of the Weighted Average Spread for such date of determination over the Minimum Weighted Average Spread on such date of determination and (ii) the Adjusted Borrowing Value of all Floating Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination, and the denominator of which is the Adjusted Borrowing Value of all Fixed Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination.

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“State” means one of the fifty states of the United States or the District of Columbia.
“Stated Maturity Date” means January 31, 2025 or such later date as is agreed to in writing by the Borrower, the Servicer, the Agent and the Lenders pursuant to Section 2.19.
“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.
“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Trustee, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(e)(ii).
“Supermajority” means a combination of Lenders representing an aggregate of more than 66-2/3% of the aggregate Commitments of the Lenders then in effect; provided that, if there are two or more unaffiliated Lenders party to this Agreement as of the applicable date of determination, then at least two such Lenders shall be required to constitute a Supermajority; provided further that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of a Supermajority.
“Swingline Advance” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.01, and all such swingline loans collectively as the context requires.
“Swingline Commitment” means the commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not greater than $175,000,000 (without regard to any future reimbursement of Swingline Advances by the Lenders), as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender, in its capacity as a Lender hereunder, and is not in addition thereto.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Refund Date” has the meaning assigned to that term in Section 2.25(a).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in EUR.
“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

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“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Transferor arising from an extension of credit by the Transferor to an Obligor.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Agent to the Lenders of (i) the occurrence of a Term SOFR Transition Event and (ii) the determination of the proposed Benchmark Replacement Adjustment related to Term SOFR, if any.
“Term SOFR Transition Event” means the determination by the Agent, in consultation with the Borrower, that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) this Agreement was previously amended to provide for a Benchmark Replacement that is not Term SOFR.
“Third Party Acquired Loan Asset” means any Loan Asset purchased by the Transferor from third parties not Affiliated with the Transferor and then sold from the Transferor to the Equityholder pursuant to the First Tier Purchase and Sale Agreement and from the Equityholder to the Borrower pursuant to the Second Tier Purchase and Sale Agreement.
“Thirteenth Amendment Effective Date” means January 31, 2020.
“Transaction Documents” means this Agreement, any Hedging Agreement, any Joinder Supplement, the Purchase and Sale Agreements, the Participation Agreement, the Collection Account Agreement, the Unfunded Exposure Account Agreement, the Trustee and Collateral Custodian Fee Letter, any Lender Fee Letter, the Pledge Agreement and each document, instrument or agreement related to any of the foregoing.
“Transferee Letter” has the meaning assigned to that term in Section 2.22.
“Transferor” means Ares, in its capacity as the transferor hereunder and as the seller under the First Tier Purchase and Sale Agreement, together with its successors and assigns in such capacity.
“Trustee” has the meaning assigned to that term in the preamble hereto.
“Trustee Expenses” means the trustee expenses set forth in the Trustee and Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer to the Trustee under the Transaction Documents.
“Trustee and Collateral Custodian Fee Letter” means the Trustee and Collateral Custodian Fee Letter, dated as of the Restatement Date and amended and restated on the Fifth Amendment Effective Date, between the Trustee, the Collateral Custodian, the Borrower, the Servicer and the Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.
“Trustee Fees” means the trustee fees set forth in the Trustee and Collateral Custodian Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.

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“Trustee Termination Notice” has the meaning assigned to that term in Section 10.05.
“U.S. Bank” has the meaning assigned to that term in the preamble hereto.
“U.S. Person” has the meaning assigned to that term in Section 2.11(d)(ii)(A).
“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.11(d)(ii)(B)(3).
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.
“Unfunded Exposure Account” means a special trust account (account number 787456-702 at the Bank) in the name of the Borrower subject to the Lien of the Trustee for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.
“Unfunded Exposure Account Agreement” means that certain controlled account agreement (unfunded exposure account), dated as of the Second Amendment Effective Date, among the Borrower, the Servicer, the Bank, the Agent, and the Trustee, which agreement relates to the Unfunded Exposure Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
“Unfunded Exposure Amount” means, as of any date of determination, the amount, if any, by which (i) the aggregate of all Exposure Amounts exceeds (ii) the amount on deposit in the Unfunded Exposure Account.
“Unfunded Exposure Equity Amount” means, as of any date of determination, with respect to any Revolving Loan Asset or Delayed Draw Loan Asset, an amount equal to (a) the Exposure Amount for such Revolving Loan Asset or Delayed Draw Loan Asset multiplied by (b) the difference of 100% minus the product of (i) the Applicable Percentage for such Revolving Loan Asset or Delayed Draw Loan Asset and (ii) the Assigned Value for such Revolving Loan Asset or Delayed Draw Loan Asset.
“Unfunded Exposure Equity Shortfall” means, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate of all Unfunded Exposure Equity Amounts over (ii) the amount on deposit in the Unfunded Exposure Account.
“United States” means the United States of America.
“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

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“Unrestricted Cash” the meaning of “Unrestricted Cash” or any comparable definition in the Loan Agreements for each Loan Asset, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Loan Agreement, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Loan Agreement).
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:
(i)(x) The Interest Coverage Ratio for any Relevant Test Period with respect to such Loan Asset is (A) less than 90% of the Interest Coverage Ratio with respect to such Loan Asset as calculated on the applicable Cut-Off Date and (B) less than 1.50:1.00, or (y) the Senior Net Leverage Ratio (or, with respect to any Second Lien Loan Asset or Designated Loan Asset, the Net Leverage Ratio) for any Relevant Test Period of the related Obligor with respect to such Loan Asset is (A) more than 0.50x higher than such ratio as calculated on the applicable Cut-Off Date and (B) greater than 3.50:1.00; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio, the Senior Net Leverage Ratio, or the Net Leverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date;
(ii)an Obligor payment default under any Loan Asset (after giving effect to any applicable grace or cure periods, but in any case not to exceed five Business Days, in accordance with the Loan Agreement);
(iii)(x) the failure to deliver a “loan level” financial reporting package no later than 45 days after the end of each month (to the extent required by the underlying loan documents), 60 days after the end of each quarter or 130 days after the end of each fiscal year, or such greater number of days as allowed in the Loan Agreement, including any grace and/or cure periods set forth in the Loan Agreement, but which shall in no case exceed 150 days after the end of each fiscal year (unless waived or otherwise agreed to by the Agent in its sole discretion) or (y) any other Obligor default under any Loan Asset (after giving effect to any applicable grace or cure periods in accordance with the Loan Agreement) that could reasonably be expected to have a material and adverse effect on the creditworthiness of such Obligor or on the collectability of any amount required to be paid under the related Loan Agreement for such Loan Asset;
(iv)a Bankruptcy Event with respect to the related Obligor;
(v)the occurrence of a Material Modification (in accordance with clauses (b)-(c) or clauses (e)-(g) of the definition thereof) with respect to such Loan Asset; or
(vi)the occurrence of a Material Modification (in accordance with clauses (a) or (d) of the definition thereof) with respect to such Loan Asset.

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“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Warranty Event” means, as to any Loan Asset, the discovery that as of the related Cut-Off Date for such Loan Asset there existed a breach of any representation or warranty relating to such Loan Asset, whether pursuant to this Agreement (as amended and restated) or pursuant to the Restatement Agreement or to the Original Agreement, as applicable (other than any representation or warranty that the Loan Asset satisfies the criteria of the definition of Eligible Loan Asset) and the failure of Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of the Borrower’s receipt of notice thereof from the Agent or the Borrower becoming aware thereof.
“Warranty Loan Asset” means any Loan Asset that fails to satisfy any criteria of the definition of Eligible Loan Asset as of the Cut-Off Date for such Loan Asset (or any Loan Asset that failed to satisfy any criteria of the definition of “Eligible Loan” as defined in the Restatement Agreement or the Original Agreement, as applicable, as of the Cut-Off Date for such Loan Asset) or a Loan Asset with respect to which a Warranty Event has occurred; provided that any Loan Asset approved by the Agent in accordance with Section 11 of Schedule III on the applicable Cut-Off Date shall not be a Warranty Loan Asset due to the failure of such Loan Asset to satisfy the requirements of Section 11 of Schedule III on any date thereafter.
“Weighted Average Applicable Percentage” means, on any date of determination, the number (expressed as a percentage) equal to a fraction (i) the numerator of which is the sum of the products of (a) the Applicable Percentage of each Eligible Loan Asset included in the Collateral Portfolio on such date multiplied by (b) the Adjusted Borrowing Value of the applicable Eligible Loan Asset on such date, and (ii) the denominator of which is the aggregate Adjusted Borrowing Value of all Eligible Loan Assets forming a part of the Collateral Portfolio on such date.
“Weighted Average Coupon” means, as of any date of determination, the number (expressed as a percentage) equal to (i) the Aggregate Funded Coupon divided by (ii) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Fixed Rate Loan Assets; provided that, if the foregoing amount is less than the Minimum Weighted Average Coupon, the amount of the Spread Excess, if any, as of such date of determination, shall be added to such amount.
“Weighted Average Spread” means, as of any date of determination, the number (expressed as a percentage) equal to (i) the Aggregate Funded Spread divided by (ii) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Floating Rate Loan Assets; provided that, if the foregoing amount is less than the Minimum Weighted Average Spread, the amount of the Fixed Rate Excess, if any, as of such date of determination, added to such amount.
“Wells Fargo” has the meaning assigned to that term in the preamble hereto.
“Wells Fargo Fee Letter” means the Lender Fee Letter, dated the Closing Date and amended and restated on the Eleventh Amendment Effective Date, among the Borrower, Ares, the Agent and Wells Fargo (as further amended, modified, supplemented or restated from time to time).
“Write-Down and Conversion Powers” has the meaning assigned to that term in Section 11.14.

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“WFS” has the meaning assigned to that term in the Preliminary Statement.
“Yield” means with respect to any Remittance Period, the sum for each day in such Remittance Period determined in accordance with the following formula:
YR x L
D

where:	YR	=	the Yield Rate applicable on such day;
	L	=	the Advances Outstanding on such day; and
	D	=	360 or, to the extent the Yield Rate is the Base Rate, 365 or 366 days, as applicable;
provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.
“Yield Rate” means, as of any date of determination, an interest rate per annum equal to LIBOR for such date (not less than zero) plus the Applicable Spread; provided that (i) if any Lender shall have notified the Agent that a Eurodollar Disruption Event has occurred, the Yield Rate with respect to Advances of such Lender shall be equal to the Base Rate plus the Applicable Spread until such Lender shall have notified the Agent that such Eurodollar Disruption Event has ceased, at which time the Yield Rate with respect to Advances of such Lender shall again be equal to LIBOR for such date plus the Applicable Spread and (ii) if any Event of Default has occurred, the Yield Rate shall be increased to the Default Funding Rate, effective as of the date of the occurrence of such Event of Default, and shall remain at the Default Funding Rate following the occurrence of such Event of Default.
Section 1.02Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.
Section 1.03Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.04Interpretation.
In each Transaction Document, unless a contrary intention appears:
(a)the singular number includes the plural number and vice versa;

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(b)reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;
(c)reference to any gender includes each other gender;
(d)reference to day or days without further qualification means calendar days;
(e)reference to any time means Charlotte, North Carolina time;
(f)reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(g)reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;
(h)reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
(i)reference to the “occurrence” of an Event of Default or a Servicer Termination Event means after any grace period applicable to such Event of Default or Servicer Termination Event and shall not include any Event of Default or Servicer Termination Event that has been expressly waived in writing in accordance with the terms of this Agreement; and
(j)reference to the par or principal amount of any Loan Asset shall, unless otherwise expressly set forth herein, be calculated exclusive of accrued and Accreted Interest.
(k)unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, Borrower and Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Agent a written reconciliation in form and substance reasonably satisfactory to Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.
ARTICLE II.

THE FACILITY
Section 1.01Advances.
(a)Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Borrower may request

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that the Lenders make Advances to the Borrower secured by the Collateral Portfolio, in an aggregate amount up to the Availability as of such date, (x) to the Borrower for the purpose of purchasing Eligible Loan Assets or as otherwise permitted in accordance with Section 5.02(i) or (y) to the Unfunded Exposure Account in an amount up to, prior to the end of the Reinvestment Period, the aggregate of all Unfunded Exposure Equity Amounts and, on the last day of the Reinvestment Period, the Exposure Amount Shortfall; provided that, other than pursuant to Section 2.02(f), no Lender shall be obligated to make any Advance on or after the earlier to occur of the last day of the Reinvestment Period or the date that is two Business Days prior to the Stated Maturity Date. Other than pursuant to Section 2.02(f), under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred or would result therefrom or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base. Notwithstanding anything to the contrary herein (other than pursuant to Section 2.02(f)), no Lender shall be obligated to provide the Borrower (or to the Unfunded Exposure Account, if applicable) with aggregate funds in connection with an Advance that would exceed the lesser of (x) such Lender’s unused Commitment then in effect and (y) the aggregate unused Commitments then in effect.
(b)Swingline Advances. On the terms and conditions hereinafter set forth, from time to time from the Eighth Amendment Effective Date until the end of the Reinvestment Period, the Borrower may, at its option, request the Swingline Lender make Swingline Advances to the Borrower by delivering a Borrowing Notice with respect to such requested Swingline Advance to the Agent, which shall forward such Borrowing Notice to the Swingline Lender and provide notification to the Lenders with respect thereto. Following the receipt of a Borrowing Notice during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, the Swingline Lender shall make the requested Swingline Advances to the Borrower; provided that the Swingline Lender shall not fund any Swingline Advance if, after giving effect to the amount of the Swingline Advance requested, in the sole discretion of the Swingline Lender, an Event of Default has occurred or would result therefrom or an Unmatured Event of Default exists or would result therefrom. Notwithstanding anything to the contrary herein, the Swingline Lender shall not be obligated to provide the Borrower with aggregate funds in connection with a Swingline Advance that would exceed the least of (x) the amount requested by the Borrower for such Swingline Advance, (y) the positive difference between (A) the Swingline Commitment then in effect and (B) the aggregate outstanding Swingline Advances as of such date and (z) the maximum amount that, after taking into account the proposed use of the proceeds of such Swingline Advance, could be advanced to the Borrower hereunder without causing the Advances Outstanding to exceed the Borrowing Base.
(c)Evidence of Advances. Each Advance and all repayments thereof shall be evidenced by the applicable Lender’s loan accounts and records. Such loan accounts and records shall be conclusive absent manifest error of the amount of the Advances and repayments thereof. Any failure to record any Advance or repayment thereof or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Advances.
(d)Intent of Parties. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder and all other Obligations of the Borrower to the Lenders and the Agent incurred through the Advances shall constitute “loans” and not “securities” for all purposes, including, without limitation for purposes of Section 8-102(15) of the UCC.
Advances to be made for the purpose of refunding Swingline Advances shall be made by the Lenders as provided in Section 2.25.

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Section 1.02Procedure for Advances.
(a)During the Reinvestment Period, the Lenders will make Advances and the Swingline Lender will make Swingline Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.
(b)Each Advance shall be made on at least two Business Days’ irrevocable written notice from the Borrower to the Agent (who will provide each Lender with a copy promptly upon receipt thereof), with a copy to the Trustee and the Collateral Custodian, in the form of a Notice of Borrowing; provided that such Notice of Borrowing shall be deemed to have been received by the Agent on a Business Day if delivered no later than 3:00 p.m. (New York City time) on such Business Day and if not delivered by such time, shall be deemed to have been received on the following Business Day. Each Swingline Advance shall be made on any Business Day on which written notice is received from the Borrower by the Agent (who will provide the Swingline Lender and each other Lender with a copy promptly upon receipt thereof), with a copy to the Trustee and the Collateral Custodian, in the form of a Notice of Borrowing; provided that such Notice of Borrowing shall be deemed to have been received by the Agent on a Business Day if delivered no later than 5:00 p.m. (New York City time) on such Business Day and if not delivered by such time, shall be deemed to have been received on the following Business Day. The Borrower or Servicer shall post all Loan Agreements and other loan documents and information with respect to each proposed Eligible Loan Asset, if any, to an IntraLinks (or other replacement) website to which the Agent has access. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:
(i)the aggregate amount of such Advance which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that, except with respect to an Advance pursuant to Section 2.02(f), the amount of such Advance must be at least equal to $500,000;
(ii)the proposed date of such Advance;
(iii)a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied; and
(iv)the amount of cash that will be funded into the Unfunded Exposure Account in connection with the Advance, if applicable.
On the date of each Advance (other than a Swingline Advance), upon satisfaction of the applicable conditions set forth in Article III, each Lender shall make available to the Agent on the applicable Advance Date in same day funds by no later than 12:00 noon, an amount equal to such Lender’s Pro Rata Share of such Advance and upon receipt of such amounts with respect to such Advance, the Agent shall promptly fund such amounts by wire transfer to the account which the Borrower has designated in writing; provided that, with respect to an Advance funded pursuant to Section 2.02(f), each Lender shall remit the Advance equal to such Lender’s Pro Rata Share of the Exposure Amount Shortfall in same day funds by no later than 12:00 noon to the Agent and upon receipt of such amounts with respect to such Advance, the Agent shall promptly fund such amounts to the Unfunded Exposure Account. On the date of any Swingline Advance, the Swingline Lender shall make available to the Agent in same day funds, an amount equal to the amount of such Swingline Advance and upon receipt of such amount with respect to such Swingline Advance, the Agent shall promptly fund such amounts by wire transfer to the account which the Borrower has designated in writing.

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(c)The Advances shall bear interest at the Yield Rate.
(d)Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein (including, without limitation, the payment of the Commitment Termination Premium, if any, as applicable), the Borrower may (i) borrow and reborrow Advances without any penalty, on and after the Restatement Date and prior to the end of the Reinvestment Period and (ii) repay or prepay Advances without any penalty, on and after the Restatement Date and prior to the Facility Maturity Date.
(e)Determinations by any Lender of the existence of any Eurodollar Disruption Event with respect to such Lender (any such determination to be communicated to the Borrower by written notice from the Agent promptly after the Agent learns of such event), or of the effect of any Eurodollar Disruption Event on its making or maintaining Advances at LIBOR, shall be conclusive absent manifest error.
(f)Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of an Event of Default or the existence of an Unmatured Event of Default or a Borrowing Base Deficiency), if, on the last day of the Reinvestment Period, the amount on deposit in the Unfunded Exposure Account is less than the aggregate of all Exposure Amounts, the Borrower shall request an Advance in the amount of such shortfall (the “Exposure Amount Shortfall”). Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), each Lender shall fund such Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02).
(g)The obligation of each Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder. For the avoidance of doubt no Lender shall be responsible for the failure of any other Lender to remit its Pro Rata Share of any Advance requested hereunder.
Section 1.03Determination of Yield. The Agent shall determine the Yield for the Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise the Servicer thereof on the Determination Date prior to such Payment Date.
Section 1.04Remittance Procedures. The Servicer, as agent for the Agent and the Lenders, shall instruct the Trustee and, if the Servicer fails to do so, the Agent may instruct the Trustee, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of Notice of Exclusive Control (as defined in the Collection Account Agreement), the Agent shall instruct the Trustee to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.
(a)Interest Payments Absent an Event of Default. On each Payment Date, so long as no Event of Default has occurred, and in any case prior to the Facility Maturity Date, the Servicer shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Interest Collections held by the Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the Determination Date immediately preceding any Payment Date, and priority:
(i)pari passu to (a) the Trustee, in payment in full of all accrued Trustee Fees and all Trustee Expenses, and (b) the Collateral Custodian, in payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses; provided that

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amounts payable to the Trustee for Trustee Expenses and Collateral Custodian for Collateral Custodian Expenses pursuant to the foregoing clauses (a) and (b) shall not exceed $15,000 for any Payment Date;
(ii)to the Servicer, in payment in full of all accrued Servicing Fees;
(iii)pro rata in accordance with the amounts due under this clause, to each Hedge Counterparty, any amounts (other than any Hedge Breakage Costs) owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s);
(iv)to the Agent, in an amount equal to any accrued and unpaid Agent Fee;
(v)to the Agent to be distributed pro rata to each Lender, in accordance with the amounts due under this clause, all Yield and the Non-Usage Fee that is accrued and unpaid as of the last day of the related Remittance Period;
(vi)pro rata to the Agent (for the account of each Lender), the Agent (for its own account) or the Collateral Custodian, as applicable, all accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to any Lender, the Agent or the Collateral Custodian under the Transaction Documents;
(vii)(a) prior to the end of the Reinvestment Period, if any Borrowing Base Deficiency is a result of a shortfall in the Unfunded Exposure Amount, at the discretion and direction of the Servicer, to fund the Unfunded Exposure Account (in an amount up to the aggregate of all Unfunded Exposure Equity Amounts), and (b) after the end of the Reinvestment Period but prior to the Facility Maturity Date, to fund the Unfunded Exposure Account (in an amount up to the aggregate of all Exposure Amounts);
(viii)to the Agent to be distributed pro rata to each Lender, an amount necessary to satisfy any outstanding Borrowing Base Deficiency not paid in Section 2.04(a)(vii), pro rata in accordance with the amount of Advances Outstanding;
(ix)to the Agent to be distributed pro rata to each Lender, to pay the Advances Outstanding, including any Commitment Termination Premium, in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b);
(x)pro rata in accordance with the amounts due under this clause, to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement;
(xi)to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder);
(xii)to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred during the immediately ended Remittance Period in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and

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(xiii)(A) during an Unmatured Event of Default, to remain in the Collection Account or (B) otherwise, at the Borrower’s election and with prior written notice to the Trustee (which notice may be set forth in the applicable Servicing Report), to the Borrower, any remaining amounts.
(b)Principal Payments Absent an Event of Default. On each Payment Date, so long as no Event of Default has occurred and, in any case, prior to the Facility Maturity Date, the Servicer shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Principal Collections held by the Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the Determination Date immediately preceding any Payment Date, and priority:
(i)to pay amounts due under Section 2.04(a)(i) through (vi), to the extent not paid thereunder;
(ii)(a) prior to the end of the Reinvestment Period, at the discretion and direction of the Servicer, to fund the Unfunded Exposure Account (in an amount up to the aggregate of all Unfunded Exposure Equity Amounts) and (b) after the end of the Reinvestment Period but prior to the Facility Maturity Date, to fund the Unfunded Exposure Account (in an amount up to the aggregate of all Exposure Amounts);
(iii)(a) prior to the end of the Reinvestment Period, to the Agent to be distributed pro rata to each Lender, an amount necessary to satisfy any outstanding Borrowing Base Deficiency, pro rata in accordance with the amount of Advances Outstanding and (b) after the end of the Reinvestment Period but prior to the Facility Maturity Date, to the Agent to be distributed pro rata to each Lender, an amount necessary to pay the Advances Outstanding, including any Commitment Termination Premium, until paid in full, pro rata in accordance with the amount of Advances Outstanding;
(iv)pro rata in accordance with the amounts due under this clause, to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement;
(v)to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder);
(vi)to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred during the immediately ended Remittance Period in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and
(vii)(A) during an Unmatured Event of Default, to remain in the Collection Account or (B) otherwise, at the Borrower’s election and with prior written notice to the Trustee (which notice may be set forth in the applicable Servicing Report), to the Borrower, any remaining amounts.
(c)Payment Date Transfers Upon the Occurrence of an Event of Default. On each Payment Date, if an Event of Default has occurred, or in any case on and after the Facility Maturity Date, the Servicer shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Bank in the Collection Account, in accordance with the

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Servicing Report, to the following Persons in the following amounts, calculated as of the Determination Date immediately preceding any Payment Date, and priority:
(i)pari passu to (a) the Trustee, in payment in full of all accrued Trustee Fees and all Trustee Expenses, and (b) the Collateral Custodian, in payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses; provided that amounts payable to the Trustee for Trustee Expenses and Collateral Custodian for Collateral Custodian Expenses pursuant to the foregoing clauses (a) and (b) shall not exceed $15,000 for any Payment Date;
(ii)to the Servicer, in payment in full of all accrued Servicing Fees;
(iii)pro rata in accordance with the amounts due under this clause, to each Hedge Counterparty, any amounts (other than any Hedge Breakage Costs) owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s);
(iv)to the Agent, in an amount equal to any accrued and unpaid Agent Fee;
(v)to the Agent to be distributed pro rata to each Lender, in accordance with the amounts due under this clause, all Yield and the Non-Usage Fee that is accrued and unpaid as of the last day of the related Remittance Period;
(vi)to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the aggregate of all Exposure Amounts;
(vii)pro rata to the Agent (for the account of each Lender), the Agent (for its own account) or the Collateral Custodian, as applicable, all accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to any Lender, the Agent or the Collateral Custodian under the Transaction Documents;
(viii)to the Agent to be distributed pro rata to each Lender, to pay the Advances, and any applicable Commitment Termination Premium, until paid in full;
(ix)pro rata in accordance with the amounts due under this clause, to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement;
(x)to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder);
(xi)to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred during the immediately ended Remittance Period in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and
(xii)to the Borrower, any remaining amounts.
(d)Unfunded Exposure Account. Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of

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the relevant Obligors under any Revolving Loan Asset or Delayed Draw Loan Asset; provided that, prior to the end of the Reinvestment Period, the amount withdrawn to fund such draw request shall not create any Borrowing Base Deficiency. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Trustee (with a copy to the Agent) in the form of a Disbursement Request, and the Trustee shall instruct the Bank to fund such draw request in accordance with such Disbursement Request. As of any date of determination, any amounts on deposit in the Unfunded Exposure Account that exceed (i) the aggregate of all Unfunded Exposure Equity Amounts prior to the end of the Reinvestment Period and (ii) the aggregate of all Exposure Amounts after the end of the Reinvestment Period, in each case shall be transferred into the Principal Collection Account as Principal Collections.
(e)Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.
Section 1.05Instructions to the Trustee and the Bank. All instructions and directions given to the Trustee or the Bank by the Servicer, the Borrower or the Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Trustee or the Bank by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Servicer and the Borrower shall promptly transmit to the Agent by telecopy or e-mail a copy of all instructions and directions given to the Trustee or the Bank by such party pursuant to Section 2.04. The Agent shall promptly transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Trustee or the Bank by the Agent, pursuant to Section 2.04. In the event the Trustee or the Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received by the Agent, the Trustee or the Bank, as applicable, shall rely on and follow the instructions given by the Agent; provided that the Trustee or Bank, as applicable, shall promptly provide notification to the Servicer or the Borrower of such conflicting instructions; provided, further, that any such failure on the part of the Trustee to deliver such notice shall not render such action by the Trustee invalid.
Section 1.06Borrowing Base Deficiency Payments.
(a)In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days from the date of such Borrowing Base Deficiency, eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in United States dollars into the Principal Collection Account, (ii) repay Advances (together with any Breakage Fees, any Hedge Breakage Costs and all accrued and unpaid costs and expenses of the Agent and the Lenders, in each case in respect of the amount so prepaid), and/or (iii) subject to the approval of the Agent, in its sole discretion (and the Agent shall use reasonable efforts to give such approval in a timely fashion), Pledge additional Eligible Loan Assets.
(b)No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a), the Borrower (or the Servicer on its behalf) shall deliver (i) to the Agent (with a copy to the

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Trustee and the Collateral Custodian), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Asset Schedule. Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.
Section 1.07Substitution and Sale of Loan Assets; Affiliate Transactions.
(a)Substitutions. The Borrower may, with the consent of the Agent in its sole discretion, replace any Loan Asset as a Loan Asset so long as (i) no event has occurred, or would result from such substitution, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such substitution, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; provided that the Borrower may effect a substitution as necessary to facilitate a cure of a Borrowing Base Deficiency (and any Unmatured Event of Default arising therefrom) so long as immediately after giving effect to such substitution and any other sale or transfer substantially contemporaneous therewith, such Borrowing Base Deficiency shall be cured or closer to being cured and (ii) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset.
(b)Discretionary Sales. The Borrower shall be permitted to sell Loan Assets to Persons other than the Transferor or its Affiliates from time to time; provided that (i) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof or reinvested, prior to the end of the Reinvestment Period, in additional Eligible Loan Assets in accordance with Section 2.21 hereof, (ii) no event has occurred, or would result from such sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; provided that the Borrower may sell Loan Assets as necessary to facilitate a cure of a Borrowing Base Deficiency (and any Unmatured Event of Default arising therefrom) so long as the Agent shall approve of such sale and, immediately after giving effect to such sale and any other substitution or transfer substantially contemporaneous therewith, the Borrowing Base Deficiency shall be cured or closer to being cured and (iii) the prior written consent of the Agent shall be required if any Loan Asset with an Outstanding Balance greater than 2% of the aggregate Outstanding Balance of all Loan Assets is sold for an amount which is less than the Adjusted Borrowing Value.
(c)Optional Sales. On any Optional Sale Date the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment by the Borrower of all or a portion of the Loan Assets, as the case may be in connection with a Permitted Securitization or a Permitted Refinancing (each, an “Optional Sale”), subject to the following terms and conditions:
(i)The Borrower shall have given the Agent (with a copy to the Trustee and the Collateral Custodian) at least 45 days’ prior written notice of its intent to effect an Optional Sale in connection with a Permitted Securitization or a Permitted Refinancing, and the Agent shall have delivered to the Borrower its prior written consent (in its sole discretion) to such Optional Sale, unless such 45 days’ notice requirement is waived or reduced by the Agent; provided that no such consent will be required for any Optional Sale of any Loan Asset at a price equal to or greater than the Adjusted Borrowing Value of such Loan Asset as of the date of the Optional Sale to the extent that the aggregate Outstanding Balance of all Loan Assets sold pursuant to this proviso (taking into account the proposed sale) during the 12-month period immediately preceding and including the

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proposed date of such sale does not exceed 15% of the highest aggregate Outstanding Balance of any month during such 12-month period;
(ii)Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Servicing Report), the Servicer shall deliver to the Agent (with a copy to the Trustee and the Collateral Custodian) a certificate and evidence to the reasonable satisfaction of the Agent (which evidence may consist solely of a certificate from the Servicer) that the Borrower shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Borrower may use the Proceeds of sales of the Loan Assets to repay all or a portion of the Obligations;
(iii)no Event of Default has occurred, or would result from such Optional Sale, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Optional Sale; and
(iv)on the related Optional Sale Date, the Borrower shall have deposited into the Collection Account, in immediately available funds, the proceeds of such Optional Sale, which shall at least equal the aggregate Adjusted Borrowing Value of the Loan Assets being sold.
(d)Lien Release Dividend. Notwithstanding any provision contained in this Agreement to the contrary, provided no Event of Default has occurred and no Unmatured Event of Default exists, on a Lien Release Dividend Date, the Borrower may dividend to the Equityholder and the Equityholder may dividend to the Transferor a portion of those Loan Assets that were sold by the Transferor to the Equityholder and by the Equityholder to the Borrower, or portions thereof (each, a “Lien Release Dividend”), subject to the following terms and conditions, as certified by the Borrower and the Transferor to the Agent (with a copy to the Trustee and the Collateral Custodian):
(i)The Borrower and the Transferor shall have given the Agent, with a copy to the Trustee and the Collateral Custodian, at least five Business Days prior written notice of its intent to effect a Lien Release Dividend, in the form of Exhibit I hereto (a “Notice and Request for Consent”), and the Agent shall have delivered to the Borrower prior written consent, which consent shall be given in the sole and absolute discretion of the Agent; provided that, if the Agent shall not have responded to the Notice and Request for Consent by 11:00 a.m. on the day that is one Business Day prior to the proposed Lien Release Dividend Date, the Agent shall be deemed not to have given its consent;
(ii)The proposed Lien Release Dividend Date shall take place during the Reinvestment Period and on any such Lien Release Dividend Date, no more than four Lien Release Dividends shall have been made during the 12-month period immediately preceding the proposed Lien Release Dividend Date;
(iii)After giving effect to the Lien Release Dividend on the Lien Release Dividend Date, (A) no Borrowing Base Deficiency, Event of Default or Unmatured Event of Default shall exist, (B) the representations and warranties contained in Sections 4.01 and 4.02 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (C) the eligibility of any Loan Asset remaining as part of the Collateral Portfolio after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (D) no claim shall have been asserted or proceeding commenced challenging the enforceability or validity of any of the Required Loan Documents and (E) there shall have been no material adverse change as to the Servicer or the Borrower;

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(iv)Such Lien Release Dividend must be in compliance with Applicable Law and may not (A) be made with the intent to hinder, delay or defraud any creditor of the Borrower or (B) leave the Borrower, immediately after giving effect to the Lien Release Dividend, (x) insolvent, (y) with insufficient funds to pay its obligations as and when they become due or (z) with inadequate capital for its present and anticipated business and transactions;
(v)On or prior to the Lien Release Dividend Date, the Borrower shall have (A) delivered to the Agent, with a copy to the Trustee and the Collateral Custodian, a list specifying all Loan Assets or portions thereof to be transferred pursuant to such Lien Release Dividend and the Agent shall have approved same in its sole discretion and (B) obtained all authorizations, consents and approvals required to effectuate the Lien Release Dividend;
(vi)A portion of a Loan Asset may be transferred pursuant to a Lien Release Dividend provided that (A) such transfer does not have an adverse effect on the portion of such Loan Asset remaining as a part of the Collateral Portfolio, any other aspect of the Collateral Portfolio, the Lenders, the Agent or any other Secured Party and (B) a new promissory note (other than with respect to a Noteless Loan Asset) for the portion of the Loan Asset remaining as a part of the Collateral Portfolio has been executed, and the original thereof has been endorsed to the Trustee and delivered to the Collateral Custodian;
(vii)Each Loan Asset, or portion thereof, as applicable, shall be transferred at a value equal to the Outstanding Balance thereof, exclusive of any accrued and unpaid interest or Accreted Interest thereon;
(viii)The Borrower shall deliver a Borrowing Base Certificate (including a calculation of the Borrowing Base after giving effect to such Lien Release Dividend) to the Agent;
(ix)The Borrower shall have paid in full an aggregate amount equal to the sum of all amounts due and owing to the Agent, the Lenders, each Hedge Counterparty, the Trustee or the Collateral Custodian, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (including, without limitation, Hedge Breakage Costs and Breakage Fees) with respect to the Loan Assets to be transferred pursuant to such Lien Release Dividend and incurred in connection with the transfer of such Loan Assets pursuant to such Lien Release Dividend; and
(x)The Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Agent, the Lenders, the Trustee and the Collateral Custodian in connection with any Lien Release Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, on behalf of the Secured Parties, and any other party having an interest in the Loan Assets in connection with such Lien Release Dividend).
(e)Repurchase or Substitution of Warranty Loan Assets. If on any day a Loan Asset is (or becomes) a Warranty Loan Asset, no later than 10 Business Days following the earlier of knowledge by the Borrower of such Loan Asset becoming a Warranty Loan Asset or receipt by the Borrower from the Agent or the Servicer of written notice thereof, the Borrower shall either:
(i)make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount equal to (x) the Assigned

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Value of such Loan Asset on the applicable Cut-Off Date multiplied by the principal balance of such Loan Asset (exclusive of Accreted Interest), (y) all Hedge Breakage Costs arising as a result thereof and owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement and (z) any expenses or fees with respect to such Loan Asset and costs and damages incurred by the Agent or by any Lender in connection with any violation by such Loan Asset of any predatory or abusive lending law which is an Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Agent to the Borrower); provided that the Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; or
(ii)with the prior written consent of the Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset.
Upon confirmation of the deposit of the amounts set forth in Section 2.07(e)(i) into the Collection Account or the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset (the date of such confirmation or delivery, the “Release Date”), such Warranty Loan Asset and related Portfolio Assets shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio. On the Release Date of each Warranty Loan Asset, the Trustee, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Trustee, for the benefit of the Secured Parties in, to and under the Warranty Loan Asset and any related Portfolio Assets and all future monies due or to become due with respect thereto.
(f)Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or repurchases effected pursuant to Sections 2.07(a), (b), (c) or (e) shall be subject to the satisfaction of the following conditions (as certified in writing to the Agent and Trustee by the Borrower):
(i)the Borrower shall deliver a Borrowing Base Certificate to the Agent in connection with such sale, substitution or repurchase;
(ii)the Borrower shall deliver a list of all Loan Assets to be sold, substituted, repurchased;
(iii)no selection procedures adverse to the interests of the Agent, the Lenders or the other Secured Parties were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased or substituted;
(iv)the Borrower shall give one Business Day’s notice of such sale (other than in the case of an Optional Sale), substitution or repurchase;
(v)the Borrower shall notify the Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;
(vi)the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

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(vii)any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;
(viii)the Borrower and the Servicer (on behalf of the Borrower) shall agree to pay the reasonable legal fees and expenses of the Agent the Trustee and the Collateral Custodian in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee on behalf of the Secured Parties and any other party having an interest in the Loan Asset in connection with such sale, substitution or repurchase);
(ix)the Borrower shall pay any Hedge Breakage Costs arising as a result of such sale, substitution or repurchase and owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, if applicable, as required by the terms of any Hedging Agreement; and
(x)other than in the case of Section 2.07(e) and solely in the event that Ares or an Affiliate is no longer the Servicer and the Facility Maturity Date has not yet occurred (or, in the case of the declaration of the Facility Maturity Date that arises solely pursuant to Section 7.01(d) due solely to the occurrence of an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof), until on or after the earlier of (x) the date that is twelve months after the occurrence of such Facility Maturity Date or (y) the occurrence of a Facility Maturity Date for any other reason other than an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof), the Borrower shall have consented to such sale or substitution.
(g)Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, neither the Equityholder nor the Transferor (nor any Affiliate thereof) shall reacquire from the Borrower and the Borrower shall not transfer to the Equityholder, the Transferor or to Affiliates of the Transferor or the Equityholder, and none of the Transferor, the Equityholder nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets other than (i) as not prohibited by Section 2.07(h) and (ii) in sales on an arms’ length basis and for fair market value or at a price specified herein; provided that (x) the proceeds of such sale shall be deposited into the Principal Collection Account to be disbursed in accordance with Section 2.04, (y) no event has occurred, or would result from such sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; and (z) the Agent shall provide prior written consent to such sale. For the avoidance of doubt, nothing in this clause (g) shall prohibit the Borrower or the Equityholder, respectively, from transferring or distributing its Loan Assets to the holders of its equity or Affiliates, as applicable, in accordance with Section 2.07(a), 2.07(c), 2.07(d) or 2.07(e) herein and subject to the limitations, if applicable, of Section 2.07(h).
(h)Limitations on Sales, Substitutions and Repurchases.
(i)The Outstanding Balance of all Loan Assets subject to clauses (ii), (iv) or (vi) of the definition of “Value Adjustment Event” which were included in all Lien Release Dividends or substituted by the Borrower pursuant to Section 2.07(a), in each case during the 12-month period immediately preceding the proposed Lien Release Dividend Date or date of substitution, as applicable, does not exceed 10% of the highest

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aggregate Outstanding Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).
(ii)The Outstanding Balance of all Loan Assets (other than Warranty Loan Assets) sold pursuant to Section 2.07(b), sold without the consent of the Agent in accordance with Section 2.07(c) (other than any Loan Asset sold without such consent due to the fact that the Outstanding Balance of such Loan Asset is less than or equal to 2% of the aggregate Outstanding Balance of all Loans Assets pursuant to Section 2.07(b)) (in each case, other than Loan Assets subject to clauses (ii), (iv) or (vi) of the definition of “Value Adjustment Event”), substituted pursuant to Section 2.07(a) or released pursuant to Section 2.07(d) during the 12-month period immediately preceding the proposed date of sale, substitution or Lien Release Dividend (or such lesser number of months as shall have elapsed as of such date) does not exceed 20% of the highest aggregate Outstanding Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).
(i)Notices to Lenders. The Agent will provide the Lenders with copies of any notices promptly upon receipt thereof and, if requested by the Lenders, other materials received by the Agent pursuant to this Section 2.07 in connection with any sale, substitution or repurchase of Loan Assets.
Section 1.08Payments and Computations, Etc.
(a)All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Agent. The Borrower or the Servicer, as applicable, shall, to the extent permitted by Applicable Law, pay to the Secured Parties interest on all amounts not paid or deposited when due (taking into account any grace period provided for herein) to any of the Secured Parties hereunder at the Default Funding Rate, payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Yield and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed, other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable.
(b)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.
(c)If any Advance requested by the Borrower and approved by the Lenders and the Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, the Agent or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders, the Agent or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the

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liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.
(d)If at any time after the Fifth Amendment Effective Date, the Advances Outstanding hereunder are not allocated among the Lenders in accordance with their respective Pro Rata Shares, the Lenders agree to make such purchases and sales of interests in the Advances Outstanding between themselves so that each Lender is then holding its relevant Pro Rata Share of outstanding Advances based on the Lenders’ Commitments at such time (such purchases and sales shall be arranged through the Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Agent may reasonably request in connection therewith), with all subsequent extensions of credit under this Agreement to be made in accordance with the respective Pro Rata Shares of the Lenders from time to time party to this Agreement as provided herein; provided that, for the avoidance of doubt, no such purchases and sales shall be made in connection with any deemed adjustment to the Pro Rata Shares of the Lenders pursuant to Section 2.23(a)(iii). For the avoidance of doubt, no Breakage Fees shall be payable to any Lender under this Section 2.08(d).
Section 1.09Fees. The Borrower shall pay to the Agent to be distributed pro rata to each Lender (a) certain Fees in the amounts and on the dates set forth in each applicable Lender Fee Letter and (b) the Non-Usage Fee in the amounts and on the dates set forth in the Non-Usage Fee Letter.
Section 1.10Increased Costs; Capital Adequacy.
(a)If, due to either (i) the introduction of or any change following the Fifth Amendment Effective Date (or, with respect to the Agent (so long as Wells Fargo is the Agent) and Wells Fargo, the Restatement Date) (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the Fifth Amendment Effective Date (or, with respect to the Agent (so long as Wells Fargo is the Agent) and Wells Fargo, the Restatement Date) of any Applicable Law (including, without limitation, any law or regulation resulting in any interest payments paid to any Lender under this Agreement being subject to any Tax, except for Taxes on the overall net income of such Lender), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the Fifth Amendment Effective Date (or, with respect to the Agent (so long as Wells Fargo is the Agent) and Wells Fargo, the Restatement Date) from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Agent, any Lender, or any Affiliate, participant (provided that a participant shall not be entitled to receive any greater payment under this Section 2.10 than the Lender would have been entitled to receive with respect to the participation sold to such participant), successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, the Borrower shall, from time to time, after written demand by the Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within 10 days after such demand; provided that the amounts payable under this Section 2.10 shall be without duplication of amounts payable under Section 2.11 and shall not include any Indemnified Taxes or Excluded Taxes.
(b)If either (i) the introduction of or any change following the Fifth Amendment Effective Date (or, with respect to the Agent (so long as Wells Fargo is the Agent)

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and Wells Fargo, the Restatement Date) in or in the interpretation, administration or application following the Fifth Amendment Effective Date (or, with respect to the Agent (so long as Wells Fargo is the Agent) and Wells Fargo, the Restatement Date) of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the Fifth Amendment Effective Date (or, with respect to the Agent (so long as Wells Fargo is the Agent) and Wells Fargo, the Restatement Date), from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction; provided that, notwithstanding anything in this Section 2.10(b) to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” for the purposes of clause (i) above, regardless of the date enacted, adopted or issued. For the avoidance of doubt, if the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board, or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Transferor, the Borrower or any Secured Party with the assets and liabilities of the Agent or any Lender and, as a result, imposes any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Indemnified Party may base a claim for reimbursement under this Section 2.10. For the further avoidance of doubt, any increase in cost and/or reduction in Yield with respect to any Affected Party caused by regulatory capital allocation adjustments due to Financial Accounting Standards Nos. 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10.
(c)In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.
(d)The payment of amounts under this Section 2.10 shall be on an after Tax basis.
(e)Notwithstanding anything to the contrary herein, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Applicable Law for purposes of clause (a) above, regardless of the date enacted, adopted or issued.

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Section 1.11Taxes.
(a)All payments made by an Obligor in respect of a Loan Asset and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless required by Applicable Law. If any Indemnified Taxes are required to be withheld from any amounts payable to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Indemnified Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made.
(b)The Borrower shall indemnify each Indemnified Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Indemnified Party or required to be withheld or deducted from a payment to such Indemnified Party and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Indemnified Taxes pursuant to this Section 2.11, the Borrower or the Servicer, as applicable, will furnish to the Agent at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.
(d)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)any Lender that is a United States Person as defined in Section 7701(a)(30) of the Code (a “U.S. Person”) shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in

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such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed originals of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit R-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-2 or Exhibit R-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-4 on behalf of each such direct and indirect partner,
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including

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those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(e)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(f)Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.11 shall survive the termination of this Agreement.
Section 1.12Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Trustee, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Purchase and Sale Agreements and the Participation Agreement (and, in each case, any UCC financing statements filed under or in connection therewith), any Hedging Agreement, the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts, Retained Interest or Attached Equity (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Trustee, for the benefit of the Secured Parties, its right to indemnification under Article IX of each Purchase and Sale Agreement. The Borrower confirms that until the Collection Date the Trustee on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase and Sale Agreements and the Participation Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Trustee, for the benefit of the Secured Parties, shall terminate upon the Collection Date.
Section 1.13Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns and pledges to the Trustee, on behalf of the Secured Parties, and (b) grants a security interest to the Trustee, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee, for

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the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (c) none of the Agent, the Trustee, any Lender (nor its successors and assigns) nor any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Agent, the Trustee, any Lender (nor its successors and assigns) nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
Section 1.14Evidence of Debt. The Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 11.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
Section 1.15Survival of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 are made and are true and correct on the date of this Agreement and on each Cut-Off Date unless such representations and warranties are made as of a specific date.
Section 1.16Release of Loan Assets.
(a)The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) released pursuant to a Lien Release Dividend, sold or substituted in accordance with the applicable provisions of Section 2.07 or liquidated in accordance with Sections 6.05 and 12.08(a) and any Portfolio Assets pertaining to such Loan Asset and (ii) any Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account. The Trustee, for the benefit of the Secured Parties, shall at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit M) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Trustee as described in the immediately preceding sentence, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.
(b)Promptly after the Collection Date has occurred, each Lender and the Agent, in accordance with their respective interests, shall release to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Trustee, any Lender or the Agent but without any other representation or warranty, express or implied, by or recourse against any Lender or the Agent.
Section 1.17Treatment of Amounts Paid by the Borrower. Amounts paid by the Borrower pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.
Section 1.18Prepayment; Termination.
(a)Except as expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency, Advances may only

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be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Agent (who will provide each Lender with a copy promptly upon receipt thereof), the Trustee and the Hedge Counterparty at least one Business Day prior to such reduction. Upon any prepayment (x) in part, the Borrower shall also pay any Hedge Breakage Costs, any Breakage Fees and all accrued and unpaid costs and expenses of Agent and Lenders related to such prepayment and (y) in whole, the Borrower shall also pay in full all accrued and unpaid Yield, any Hedge Breakage Costs, any Breakage Fees and other accrued and unpaid costs and expenses of the Agent and the Lenders related to such prepayment; provided that no such reduction shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Agent, in its sole discretion, (ii) the Borrower has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Advances Outstanding, and has paid in full all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination and (iii) no event would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the payment of any Hedge Breakage Costs, to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.18(a) shall be irrevocable.
(b)Notwithstanding any other provision hereof, the Borrower shall not terminate this Agreement or any other Transaction Document or permanently reduce the aggregate Commitments prior to the date which is five Business Days prior to the Stated Maturity Date without the Agent’s prior written consent, which consent may be withheld in the Agent’s sole discretion; provided that (i) upon three Business Days’ prior written notice to the Agent (who will provide each Lender with a copy promptly upon receipt thereof), the Trustee and the Hedge Counterparty and only so long as no Event of Default has occurred and no Unmatured Event of Default exists, the Borrower may terminate this Agreement upon payment in full of all outstanding Advances, all accrued and unpaid Yield, any Breakage Fees, any Hedge Breakage Costs, the Commitment Termination Premium, if any, all accrued and unpaid costs and expenses of the Agent and the Lenders and payment of all other Obligations (other than contingent indemnification obligations in respect of which no claim has been, or in the Agent’s reasonable determination, will be asserted) and (ii) upon delivery of a Notice of Reduction to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) at least one Business Day prior to such reduction and with the prior written consent of the Agent, the Borrower may permanently reduce in part the portion of the aggregate Commitments that exceeds the sum of all Advances Outstanding upon payment in full of all accrued and unpaid Yield (pro rata with respect to the portion of the aggregate Commitments so reduced), any Breakage Fees, any Hedge Breakage Costs, the Commitment Termination Premium, if any, and all accrued and unpaid costs and expenses of the Agent and the Lenders relating to such partial termination, pro rata to each Lender; provided, further, that no Event of Default or Unmatured Event of Default would result from such partial reduction in the aggregate Commitments. Any termination of this Agreement shall be subject to Section 11.05.
(c)The Borrower hereby acknowledges and agrees that the Commitment Termination Premium constitutes additional consideration for the Lenders to enter into this Agreement.
Section 1.19Extension of Stated Maturity Date and Reinvestment Period.
(a)The Borrower may make a request to the Lenders to extend the date set forth in the definition of “Stated Maturity Date” or the date set forth in clause (i) of the definition of “Reinvestment Period” and such dates may be extended by mutual agreement among the Agent, each of the Lenders, the Borrower and the Servicer. The Borrower confirms that any of

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the Lenders or the Agent, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Stated Maturity Date or the date set forth in clause (i) of the definition of “Reinvestment Period”.
Section 1.20Collections and Allocations.
(a)The Servicer shall promptly identify all Available Collections received in the Collection Account as being on account of Interest Collections or Principal Collections and shall segregate all Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively. If, notwithstanding compliance with Section 5.03(q), the Servicer receives any collections directly, the Servicer shall transfer, or cause to be transferred, any such collections received directly by it (if any) to the Collection Account by the close of business within two Business Days after such Collections are received; provided that the Servicer shall identify to the Collateral Agent any collections received directly by the Servicer as being on account of Interest Collections or Principal Collections. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account, as well as the amount on deposit in the Unfunded Exposure Account, on each Reporting Date in the Servicing Report delivered pursuant to Section 6.08(b).
(b)On the Cut-Off Date with respect to any Loan Asset, the Servicer will deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.
(c)With the prior written consent of the Agent (a copy of which will be provided by the Servicer to the Trustee), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Agent in its sole discretion.
(d)Prior to notice of exclusive control, the Servicer shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Trustee to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity unless the Servicer determines there is a substantial risk of material deterioration of such Permitted Investment, in its commercially reasonable discretion. All such Permitted Investments shall be registered in the name of the Bank or its nominee for the benefit of the Agent or Trustee, and otherwise comply with assumptions of the legal opinions of Latham & Watkins LLP dated the Restatement Date and delivered in connection with this Agreement (and any subsequent bringdown opinions of Latham & Watkins LLP delivered thereafter). All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. In the event the Borrower or Servicer direct the funds to be invested in investments which are not Permitted Investments, the Borrower shall deposit in the Collection Account or the Unfunded Exposure Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Bank, the Trustee, the Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account.

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(e)Until the Collection Date, the Borrower shall have no rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04 or Section 2.21.
Section 1.21Reinvestment of Principal Collections.
On the terms and conditions hereinafter set forth as certified in writing to the Trustee and the Agent, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Account:
(a)prior to the end of the Reinvestment Period, withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Pledged hereunder; provided that the following conditions are satisfied:
(i)all conditions precedent set forth in Section 3.04 have been satisfied;
(ii)no Event of Default has occurred, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;
(iii)the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;
(iv)the Servicer provides same day written notice to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) and the Trustee by facsimile or email (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;
(v)the notice required in clause (iv) above shall be accompanied by a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer; and
(vi)the Trustee provides to the Agent by facsimile or e-mail (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit as of the opening of business on such day in the Principal Collection Account; or
(b)prior to the Facility Maturity Date, withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18(a).
Upon the satisfaction of the applicable conditions set forth in this Section 2.21 (as certified by the Borrower to the Trustee and the Agent), the Trustee will release funds from the Principal Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Account on such day.
Section 1.22Additional Lenders; Increase of Commitment.
The Borrower may, with the written consent of the Agent (not to be unreasonably withheld or delayed), add additional Persons as Lenders and/or increase the Commitments hereunder; provided that the Commitment of any Lender may only be increased with the prior written consent of such Lender and the Agent. Each additional Lender shall become a party hereto by executing and delivering to the Agent and the Borrower a Joinder Supplement. On the

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date of the joinder of any additional Lender(s) to this Agreement, the existing Lenders and the additional Lender(s) shall make such purchases and sales of interest in the Advances Outstanding as of such date so that each Lender is then holding its Pro Rata Share of Advances Outstanding based on their respective Commitments after giving effect to any related Joinder Supplement(s) with respect to such additional Lender(s).
Section 1.23Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
(ii)Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the Swingline Lender hereunder; third, if so determined by the Agent or requested by the Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Advance; fourth, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the other Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances or funded participations in Swingline Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of, and funded participations in Swingline Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or funded participations in Swingline Advances owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Advances pursuant to Section 2.25, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to

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the Commitment of that Defaulting Lender; provided that (x) each such reallocation shall be given effect only if the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Advances shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Advances of that Lender.
(iv)Promptly on demand by the Agent from time to time, the Borrower shall deliver to the Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Swingline Lender (after giving effect to clause (iii) above) on terms reasonably satisfactory to the Agent and the Swingline Lender (and such cash collateral shall be in dollars). Any such cash collateral shall be deposited in a separate account with the Agent, subject to the exclusive dominion and control of the Agent, as collateral (solely for the benefit of the Swingline Lender) for the payment and performance of each Defaulting Lender’s Pro Rata Share of outstanding Swingline Advances.
(v)Promptly on demand by the Swingline Lender or the Agent from time to time, the Borrower shall prepay Swingline Advances in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to clause (iii) above).
(vi)For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Non-Usage Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(b)If the Agent and the Swingline Lender agree in writing in their sole good faith discretion (other than in the case of any agreement with respect to a Lender that is a Defaulting Lender specified in the parenthetical in clause (iv) of the definition thereof, subject to the consent of the Borrower, not to be unreasonably withheld, delayed or conditioned ) that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.23(a)(iii) above), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. For the avoidance of doubt, no Breakage Fees shall be payable to any Lender under this Section 2.23(b).
Section 1.24Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, the Borrower may request such Lender provide an estimate of the costs and expenses that would be incurred by such Lender in connection with designating a different lending office for funding or booking its Advances hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, which designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.11, as the case may

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be, in the future and (ii) would not otherwise be disadvantageous to such Lender. Upon receipt of such estimate, the Borrower may approve the proposed designation or assignment, in which case the Lender shall use reasonable efforts to effect the same. The Borrower hereby agrees to pay all reasonable invoiced costs and expenses incurred by any Lender in connection with any such approved designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender is a Defaulting Lender hereunder, or if any Lender does not consent to any amendment or modification (including in the form of a consent or waiver) pursuant to Section 11.01 and such Lender’s consent is required for such amendment or modification (so long as at the time of such replacement, (i) the Required Lenders have consented to such amendment or modification and (ii) each such replacement Lender consents to such amendment or modification), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender (other than the Designated Lender as to which the terms of this Section 2.24(b) which relate to such Lender not consenting to any amendment or modification shall not apply) to (x) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate all of its interests, rights and obligations under this Agreement and the Loan Documents and reduce the aggregate Commitments outstanding; provided that:
(i)(A) if such Lender’s Commitments have been assigned pursuant to clause (x) above, such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (B) if such Lender’s Commitments have been terminated pursuant to clause (y) above, such Lender shall have received payment of all such amounts payable to it hereunder from the Borrower;
(ii)in the case of any such assignment, delegation or termination resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment, delegation or termination will result in a reduction in such compensation or payments thereafter; and
(iii)such assignment, delegation or termination does not conflict with Applicable Law.
(c)A Lender shall not be required to make any such assignment, delegation or termination if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment, delegation or termination cease to apply.
Section 1.25Refunding of Swingline Advances.
(a)Each Swingline Advance shall be refunded by the Lenders on the second Business Day following the date of such Swingline Advance (each such date, a “Swingline Refund Date”). Such refundings shall be made by the Lenders in accordance with their respective Pro Rata Shares and shall thereafter be reflected as Advances of the Lenders on the books and records of the Agent. Each Lender shall fund its respective Pro Rata Share of

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Advances as required to repay Swingline Advances outstanding to the Swingline Lender no later than 12:00 noon on the applicable Swingline Refund Date.
(b)The Borrower shall pay to the Swingline Lender, within fourteen (14) days of demand, the amount of such Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Advances requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Shares.
(c)Each Lender acknowledges and agrees that its obligation to refund Swingline Advances in accordance with the terms of this Section 2.25 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 3.02. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Advances pursuant to this Section 2.25, a Bankruptcy Event relating to the Borrower, the Equityholder or the Transferor shall have occurred, each Lender will, on the date the applicable Advance would have been made, purchase an undivided participating interest in the Swingline Advance to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swingline Advance. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Advance, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
(d)Notwithstanding anything to the contrary contained in this Section 2.25, the Swingline Lender shall not be obligated to make any Swingline Advance at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.23(a)(iii)) with respect to any such Defaulting Lender.
ARTICLE III.

CONDITIONS PRECEDENT
Section 1.01Conditions Precedent to Effectiveness.
(a)This Agreement shall be effective upon satisfaction of the conditions precedent that:
(i)all reasonable up-front expenses and fees (including legal fees and any fees required under any Lender Fee Letter and the Trustee and Collateral Custodian Fee Letter) that are invoiced at or prior to the Restatement Date shall have been paid in full;
(ii)any and all information submitted to each Lender and the Agent by the Borrower, the Transferor, the Equityholder or the Servicer or any of their Affiliates is

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true, accurate, complete in all material respects and not misleading in any material respect;
(iii)each Lender shall have received all documentation and other information requested by such Lender in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to each Lender;
(iv)the Agent shall have received on or before the date of such effectiveness the items listed in Schedule I hereto, each in form and substance satisfactory to the Agent and each Lender; and
(v)no material adverse effect on the business, assets, financial conditions or performance of the Servicer and its subsidiaries, including the Borrower, on a consolidated basis, has occurred.
(b)By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that, and the Agent hereby acknowledges that, each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied.
Section 1.02Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) and each Swingline Advance to the Borrower from the Lenders shall be subject to the further conditions precedent that:
(a)On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:
(i)the Servicer (on behalf of the Borrower) shall have delivered to the Agent (with a copy to the Collateral Custodian and copies of the Notice of Borrowing and Borrowing Base Certificate to the Trustee only) no later than 3:00 p.m. on the date that is one Business Day prior to the related Advance Date (and with respect to Swingline Advances no later than 5:00 p.m. on the related Advance Date): (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) a Loan Asset Schedule and (D) except with respect to an Advance under Section 2.02(f), Loan Assignments in the form of Exhibit A to the Purchase and Sale Agreements (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Agent (who will provide each Lender with a copy promptly upon receipt thereof);
(ii)except with respect to an Advance under Section 2.02(f), the Borrower shall have delivered to the Collateral Custodian (with a copy to the Agent (who will provide each Lender with a copy promptly upon receipt thereof)), no later than 2:00 p.m. one Business Day prior to the related Advance Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within five Business Days of any related Advance Date as to any Loan Assets;

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(iii)the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects and (except with respect to an Advance required by Section 2.02(f)) there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04, in each case, immediately before and immediately after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);
(iv)on and as of such Advance Date, after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance (except with respect to an Advance required by Section 2.02(f)), the Advances Outstanding does not exceed the Borrowing Base;
(v)no Event of Default has occurred, or would result from such Advance, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance;
(vi)no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;
(vii)since the Closing Date, no material adverse change has occurred in the ability of the Servicer, Transferor, the Equityholder or the Borrower to perform its obligations under any Transaction Document;
(viii)no Liens exist in respect of Taxes which are prior to the lien of the Trustee on the Eligible Loan Assets to be Pledged on such Advance Date;
(ix)with respect to any Pledge of Eligible Loan Assets in connection with such Advance, immediately after giving effect to such Pledge, each Collateral Quality Test shall be satisfied, or, if any Collateral Quality Test shall not be satisfied, the Borrower’s level of compliance with such Collateral Quality Test shall be improved or maintained; and
(x)all terms and conditions of each Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Trustee, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed, and with respect to each Eligible Loan Asset so assigned pursuant to each Purchase and Sale Agreement, the Transferor and the Equityholder shall not have been subject to any Change of Control since the Eighth Amendment Effective Date, other than a Change of Control previously approved by the Agent in writing.
(b)The Agent shall have approved in its sole and absolute discretion each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral Portfolio on the applicable Advance Date.

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(c)No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.
(d)With respect to any Advance or Swingline Advance (except with respect to an Advance required by Section 2.02(f)), the proposed Advance Date shall take place during the Reinvestment Period and the Facility Maturity Date has not yet occurred.
(e)The Borrower shall have paid all fees then required to be paid, in accordance with the provisions of the Transaction Documents, including all fees required hereunder and under any Lender Fee Letter and the Trustee and Collateral Custodian Fee Letter and shall have, in accordance with the provisions of the Transaction Documents, reimbursed the Lenders, the Agent, the Collateral Custodian, the Bank and the Trustee for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including (i) the reasonable attorney fees and (ii) any other invoiced legal and document preparation costs incurred by the Agent, the Lenders and the Trustee.
The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance or Swingline Advance shall give rise to a right of the Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance and direct the Borrower to pay to the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.
Section 1.03Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an advance unless such waiver is in writing and executed by such Lender.
Section 1.04Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (e), an additional Eligible Loan Asset pursuant to Section 2.21 or any other Pledge of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Trustee by the Borrower):
(a)the Servicer (on behalf of the Borrower) shall have delivered to the Agent (with a copy to the Collateral Custodian and copies of the Notice of Borrowing and Borrowing Base Certificate to the Trustee only) no later than 3:00 p.m. on the date that is one Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Asset Schedule and (C) Loan Assignments in the form of Exhibit A to the Purchase and Sale Agreements (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Agent (who will provide each Lender with a copy promptly upon receipt thereof);
(b)the Borrower shall have delivered to the Collateral Custodian (with a copy to the Agent (who will provide each Lender with a copy promptly upon receipt thereof)), no later than 2:00 p.m. one Business Day prior to the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within five Business Days of any related Cut-Off Date as to any Loan Assets;

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(c)no Liens exist in respect of Taxes which are prior to the lien of the Trustee on the Eligible Loan Assets to be Pledged on such Cut-Off Date;
(d)all terms and conditions of each Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Trustee, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;
(e)the Agent shall have approved in its sole and absolute discretion each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral Portfolio on the applicable Cut-Off Date;
(f)no Event of Default has occurred, or would result from such Pledge, and no Unmatured Event of Default exists, or would result from such Pledge (other than, with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06 or 2.07, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency);
(g)on and as of such day, immediately after giving effect to such Pledge, each Collateral Quality Test shall be satisfied, or, if any Collateral Quality Test shall not be satisfied, the Borrower’s level of compliance with such Collateral Quality Test shall be improved or maintained; and
(h)the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
Section 1.01Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Restatement Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Payment Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):
(a)Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware (subject to Section 5.02(r)) and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio requires such qualification.
(b)Power and Authority; Due Authorization; Execution and Delivery. The Borrower has the power, authority and legal right to make, deliver and perform this Agreement

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and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Trustee, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens.
(c)Binding Obligation. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).
(d)All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.
(e)No Violation. The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) create any Lien on the Collateral Portfolio other than Permitted Liens or (ii) violate any Applicable Law or the certificate of formation or limited liability company agreement of the Borrower or (iii) violate any contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.
(f)No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(g)Selection Procedures. In selecting the Loan Assets to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.
(h)Bulk Sales. The grant of the security interest in the Collateral Portfolio by the Borrower to the Trustee, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.
(i)Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Trustee, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.
(j)Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than

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(i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.
(k)Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents.
(l)No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.
(m)Taxes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it, is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all material Taxes, assessments and other governmental charges due and payable from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
(n)Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth under its name in Section 11.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).
(o)Tradenames. Except as permitted hereunder, the Borrower’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Borrower has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) pursuant to Section 5.02(r)); the Borrower’s only jurisdiction of formation is Delaware, and, except as permitted hereunder, the Borrower has not changed its jurisdiction of formation.
(p)Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower insolvent. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.
(q)No Subsidiaries. The Borrower has no Subsidiaries other than in connection with retaining equity pursuant to Section 6.05.
(r)Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Equityholder in exchange for the purchase of the Loan Assets (or any

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number of them) from the Equityholder pursuant to the Second Tier Purchase and Sale Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Equityholder and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(s)Reports Accurate. All Servicer’s Certificates, Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower (or the Servicer on its behalf) to the Agent, the Trustee, the Lenders or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects; provided that, solely with respect to written or electronic information furnished by the Borrower (or the Servicer on its behalf) which was provided to the Borrower (or the Servicer on its behalf) from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower (or the Servicer on its behalf); provided, further, that the foregoing proviso shall not apply to any information presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.
(t)Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
(u)No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.
(v)Event of Default/Unmatured Event of Default. No event has occurred which constitutes an Event of Default, and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Agent as such).
(w)Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Transferor.
(x)ERISA. The present value of all vested benefits under each “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower, or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for such Pension Plan) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, withdrawal from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Borrower or any ERISA Affiliate of the Borrower was a “substantial employer” (as defined

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in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or Reportable Events have occurred with respect to any Pension Plan that, in the aggregate, could subject the Borrower to any material Tax penalty or other liability. No notice of intent to terminate a Pension Plan has been filed under Section 4041 of ERISA, nor has any Pension Plan been terminated under Section 4041 of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan under Section 4042 of ERISA and no event has occurred or condition exists that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
(y)Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.
(z)Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.
(aa)Instructions to Obligors. The Collection Account is the only account to which Obligors (or sellers of Acquisition Participation Interests) have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Trustee, for the benefit of the Secured Parties, an interest in the Collection Account.
(ab)Second Tier Purchase and Sale Agreement. The Second Tier Purchase and Sale Agreement and the Second Tier Loan Assignments contemplated therein are the only agreements pursuant to which the Borrower acquires the Collateral Portfolio. The Original Purchase and Sale Agreement was the only agreement pursuant to which the Borrower acquired the Collateral Portfolio prior to the Restatement Date.
(ac)Investment Company Act. The Borrower is not required to register as an “investment company” under the provisions of the 1940 Act.
(ad)Compliance with Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).
(ae)Collections. The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio Pledged hereunder are held and shall be held in trust for the benefit of the Trustee, on behalf of the Secured Parties until deposited into the Collection Account within two Business Days after receipt as required herein.
(af)Set-Off, etc. No Loan Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor, the Equityholder or the Obligor thereof, and no Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor, the Equityholder or the Obligor with respect thereto, except, in each case, for

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amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Servicing Standard.
(ag)Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.
(ah)Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor, the Equityholder nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.
(ai)Sanctions. None of the Borrower, any Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower nor any Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower (i) is a Sanctioned Person; (ii) is controlled by or is acting on behalf of a Sanctioned Person; (iii) is, to the Borrower’s knowledge, under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions; or (iv) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Agreement, or any Related Party, to be in breach of any Sanctions. To each such Person’s knowledge, no investor in such Person is a Sanctioned Person. The Borrower will notify each Lender and Agent in writing not more than one (1) Business Day after becoming aware of any breach of this section.
(aj)Confirmation from Transferor and Equityholder. The Borrower has received in writing from the Transferor and the Equityholder confirmation that the Transferor and the Equityholder will not cause the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code.
(ak)Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects. The Borrower hereby reaffirms each representation and warranty made pursuant to the Original Agreement and represents and warrants that each such representation and warranty was, as of its date, true and correct in all material respects and that, immediately prior to this amendment and restatement of this Agreement, there existed no breach of any covenant or agreement of the Original Agreement. For the avoidance of doubt, the Borrower hereby agrees that any such breach of any representation, warranty, covenant or agreement of the Borrower under the Original Agreement prior to the Restatement Date shall be treated as a breach of a representation or warranty under this Section 4.01.

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(al)Reaffirmation of Representations and Warranties. On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in Section 4.01 and Section 4.02 are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.
(am)Security Interest.
(i)This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral Portfolio in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;
(ii)the Collateral Portfolio is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), real property and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(mm);
(iii)with respect to Collateral Portfolio that constitute “security entitlements”:
a.    all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;
b.    the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and
c.    the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Trustee (acting at the direction of the Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a notice of exclusive control under the Collection Account Agreement or Unfunded Exposure Account Agreement by the Trustee (acting at the direction of the Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Trustee, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments.
(iv)all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;
(v)with respect to any Controlled Account which constitutes a “deposit account” as defined in the applicable UCC, the Borrower, the Bank and the Trustee, on behalf of the Secured Parties, have entered into an account control agreement which permits the Trustee on behalf of the Secured Parties to direct disposition of the funds in such deposit account;

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(vi)the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;
(vii)the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Trustee, on behalf of the Secured Parties;
(viii)the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Trustee in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Trustee, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required;
(ix)other than as expressly permitted by the terms of this Agreement and the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Second Tier Purchase and Sale Agreement, or (B) relating to the closing of a Permitted Securitization contemplated by Section 2.07(c), or (C) that has been terminated and/or fully and validly assigned to the Trustee on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;
(x)all original executed copies of each underlying promissory note or copies of each Loan Asset Register, as applicable, that constitute or evidence each Loan Asset has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;
(xi)other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Trustee, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Trustee, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 12.11 may serve as such acknowledgement;
(xii)none of the underlying promissory notes, or Loan Asset Registers, as applicable, that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties;
(xiii)with respect to any Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Trustee, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Trustee, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

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(xiv)with respect to any Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower shall cause the issuer of such uncertificated security to register the Trustee, on behalf of the Secured Parties, as the registered owner of such uncertificated security.
(an)Benefit Plan Investor. The Borrower is not a Benefit Plan Investor and will not be a Benefit Plan Investor at any time during the term of this Agreement.
(ao)Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 1.02Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower hereby represents and warrants, as of the Restatement Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Payment Date and any date which Loan Assets are Pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):
(a)Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Trustee, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Loan Assets to the Controlled Accounts and the filing of the financing statements, shall be a valid and first priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Controlled Accounts and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.
(b)Eligibility of Collateral Portfolio. As of the Restatement Date, each Cut-Off Date and each Advance Date, (i) the Loan Asset Schedule and the information contained in each Notice of Borrowing, is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base or Borrowing Base Deficiency is an Eligible Loan Asset and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of a security interest in each item of Collateral Portfolio to the Trustee, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. For the avoidance of doubt, any inaccurate representation that a Loan Asset is an Eligible Loan Asset hereunder or under the Purchase and Sale Agreements shall not constitute an Event of Default if the Borrower complies with Section 2.07(e) hereunder, the Equityholder complies with Section 6.1 of the Second Tier Purchase and Sale Agreement and the Transferor complies with Section 6.1 of the First Tier Purchase and Sale Agreement.
(c)No Fraud. Each Loan Asset was originated without any fraud or material misrepresentation by the Transferor or, to the best of the Borrower’s knowledge, on the part of the Obligor.

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(d)Reaffirmation of Representations and Warranties. The Borrower hereby reaffirms that each representation and warranty made pursuant to Section 4.02 of the Original Agreement and represents and warrants that each such representation and warranty was, as of its date, true and correct in all material respects. For the avoidance of doubt, the Borrower hereby agrees that any such breach of any representation or warranty made by the Borrower under Section 4.02 of the Original Agreement prior to the Restatement Date shall be treated as a breach of a representation or warranty under this Section 4.02, including, without limitation, for purposes of the Borrower’ obligation to repurchase Warranty Loan Assets.
Section 1.03Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of the Restatement Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Payment Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):
(a)Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland (except as such jurisdiction is changed as permitted hereunder), with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
(b)Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals, except where the failure to be so qualified or obtain such qualifications, licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.
(d)Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of incorporation or by-laws or any contractual obligation of the Servicer, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Servicer’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, or (iii) violate any Applicable Law.
(f)No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer, before any

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Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(g)All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.
(h)Reports Accurate. All Borrowing Base Certificates, information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Agent, the Trustee, the Lenders or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct in all material respects to the knowledge of the Servicer; provided, further, that the foregoing proviso shall not apply to any information presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.
(i)Servicing Standard. The Servicer has complied in all material respects with the Servicing Standard with regard to the servicing of the Loan Assets.
(j)Collections. The Servicer acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.
(k)Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.
(l)Solvency. The Servicer is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not solvent.
(m)Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments and other governmental charges due and payable from the Servicer except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Servicer, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due, in each case with respect to this clause (m) where except where the failure to do would not reasonably be expected to have a Material Adverse Effect.
(n)Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto,

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including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.
(o)Security Interest. The Servicer will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral Portfolio, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Borrower as debtor, the Trustee, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing have been (or prior to the applicable Advance will be) made; provided that filings in respect of real property shall not be required.
(p)ERISA. The present value of all vested benefits under each “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Servicer or any ERISA Affiliate of the Servicer or to which the Servicer or any ERISA Affiliate of the Servicer contributes or has an obligation to contribute, or has any liability (each, a “Servicer Pension Plan”) does not exceed the value of the assets of the Servicer Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for such Servicer Pension Plan) determined in accordance with the assumptions used for funding such Servicer Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Servicer Pension Plan, withdrawal from a Servicer Pension Plan subject to Section 4063 of ERISA during a plan year in which the Servicer or any ERISA Affiliate of the Servicer was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or Reportable Events have occurred with respect to any Servicer Pension Plan that, in the aggregate, could subject the Servicer to any material Tax penalty or other liability. No notice of intent to terminate a Servicer Pension Plan has been filed under Section 4041 of ERISA, nor has any Servicer Pension Plan been terminated under Section 4041 of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Servicer Pension Plan under Section 4042 of ERISA and no event has occurred or condition exists that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Servicer Pension Plan.
(q)Sanctions. None of the Servicer, any Person directly or (to the knowledge of the Servicer) indirectly Controlling the Servicer nor any Person directly or (to the knowledge of the Servicer) indirectly Controlled by the Servicer (i) is a Sanctioned Person; (ii) is controlled by or is acting on behalf of a Sanctioned Person; (iii) is, to the Servicer’s knowledge, under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions; or (iv) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Agreement, or any Related Party, to be in breach of any Sanctions. To each Person’s knowledge, no investor in such Person is a Sanctioned Person. The Servicer will notify each Lender and Agent in writing not more than one (1) Business Day after becoming aware of any breach of this section.

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(r)Environmental. With respect to each item of Underlying Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does the Servicer, have knowledge or reason to believe that any such notice will be received or is being threatened.
(s)No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.
(t)Instructions to Obligors. The Collection Account is the only account to which Obligors (or sellers of Acquisition Participation Interests) have been instructed by the Servicer on the Borrower’s behalf to send Available Collections on the Collateral Portfolio.
(u)Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.
(v)Servicer Termination Event. No event has occurred which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Agent as such).
(w)Broker-Dealer. The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.
(x)Compliance with Applicable Law. The Servicer has complied in all material respects with all Applicable Law to which it may be subject, and no Loan Asset in the Collateral Portfolio contravenes in any respect any Applicable Law.
(y)Reaffirmation of Representations and Warranties. The Servicer hereby reaffirms that each representation and warranty made pursuant to the Original Agreement and represents and warrants that each such representation and warranty was, as of its date, true and correct in all material respects and that, immediately prior to this amendment and restatement of this Agreement, there existed no breach of any covenant or agreement of the Servicer under the Original Agreement prior to the Restatement Date. For the avoidance of doubt, the Servicer hereby agrees that any such breach of any representation, warranty, covenant or agreement under the Original Agreement shall be treated as a breach of a representation or warranty under this Section 4.03.
Section 1.04Representations and Warranties of the Trustee. The Trustee in its individual capacity and as Trustee represents and warrants as follows:
(a)Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has

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full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.
(b)Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.
(c)No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.
(d)No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.
(e)All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.
(f)Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
Section 1.05Representations and Warranties of each Lender. Each Lender hereby individually represents and warrants, as to itself, that it is an Approved Lender.
Section 1.06Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:
(a)Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.
(b)Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.
(c)No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

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(d)No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.
(e)All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.
(f)Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
ARTICLE V.

GENERAL COVENANTS
Section 1.01Affirmative Covenants of the Borrower.
From the Closing Date until the Collection Date:
(a)Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.
(b)Special Purpose Entity Requirements. The Borrower will at all times: (i) maintain at least one Independent Director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Equityholder and any other Person (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Ares); (iv) have a Board of Directors separate from that of the Equityholder and any other Person; (v) file its own tax returns, if any, as may be required under Applicable Law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division or a disregarded entity for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (vi) except as

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contemplated by the Transaction Documents, not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Ares); (viii) maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of Ares in consolidated financial statements; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s-length relationship with its Affiliates and the Equityholder; (xi) pay the salaries of its own employees, if any; (xii) not hold out its credit or assets as being available to satisfy the obligations of others; (xiii) maintain separate office space (which may be a separately identified area in office space shared with one or more Affiliates of the Borrower) and allocate fairly and reasonably any overhead for shared office space; (xiv) to the extent used, use separate stationery, invoices and checks (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Ares); (xv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xvi) correct any known misunderstanding regarding its separate identity; (xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xviii) cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all material respects all other Delaware limited liability company formalities; (xix) not acquire the obligations or any securities of its Affiliates; and (xx) cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.
(c)Preservation of Company Existence. The Borrower will maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law.
(d)Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP, as special counsel to the Borrower, issued in connection with the Purchase and Sale Agreements and relating to the issues of substantive consolidation and true sale of the Loan Assets.
(e)Deposit of Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.
(f)Disclosure of Purchase Price. The Borrower shall disclose to the Agent the purchase price for each Loan Asset proposed to be transferred to the Equityholder and then to the Borrower pursuant to the terms of the Purchase and Sale Agreements. The Agent will provide each Lender with a copy of any such disclosure promptly upon receipt thereof.
(g)Obligor Defaults. The Borrower shall give, or shall cause the Servicer to give, notice to the Agent within two Business Days of the Borrower’s, the Transferor’s or the Servicer’s actual knowledge of the occurrence of any default by an Obligor under any Loan Asset. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.

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(h)Required Loan Documents. The Borrower shall deliver to the Collateral Custodian a hard copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within five Business Days of the Cut-Off Date pertaining to such Loan Asset.
(i)Taxes. The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(m)).
(j)Notice of Events of Default. The Borrower will provide the Agent (with a copy to the Trustee) with prompt written notice of the occurrence of each Event of Default (and in any event within one Business Day) and each Unmatured Event of Default (and in any event within two Business Days) of which the Servicer has knowledge or has received notice (other than notice received from the Agent). In addition, no later than two Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Borrower will provide to the Trustee and the Agent a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(k)Notice of Material Events. The Borrower shall, promptly upon becoming aware thereof, notify the Agent of any event or other circumstance that is reasonably likely to have a Material Adverse Effect. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(l)Notice of Income Tax Liability. The Borrower shall furnish to the Agent telephonic or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of Ares or any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which Ares is a member in an amount equal to or greater than $100,000,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $1,000,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(m)Notice of Auditors’ Management Letters. The Borrower shall promptly notify the Agent after the receipt of any auditors’ management letters received by the Borrower or by its accountants. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(n)Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall promptly notify the Agent if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Trustee and the Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(o)Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreements and Participation Agreement. The Borrower confirms and agrees that the

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Borrower will, upon receipt of notice or discovery thereof, promptly send to the Agent and the Trustee a notice of (i) any breach of any representation, warranty, agreement or covenant under either of the Purchase and Sale Agreements or the Participation Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(p)Notice of Proceedings. The Borrower shall notify the Agent, as soon as possible and in any event within three Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Collateral Portfolio, the Transaction Documents, the Trustee’s interest in the Collateral Portfolio, for the benefit of the Secured Parties, or the Borrower, the Servicer, the Equityholder or the Transferor or any of their Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Trustee’s interest in the Collateral Portfolio, for the benefit of the Secured Parties, or the Borrower or the Equityholder that could reasonably be expected to result in liability to such Person or reduce the value of the Collateral Portfolio, in each case, in excess of $1,000,000 (after any expected insurance proceeds) shall be deemed to be reasonably expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower or the Equityholder) that could reasonably be expected to result in liability to such Person in excess of $100,000,000 (after any expected insurance proceeds) shall be deemed to be reasonably expected to have such a Material Adverse Effect. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(q)Notice of ERISA Reportable Events. The Borrower shall promptly notify the Agent after receiving notice of the occurrence of any Reportable Event with respect to any Pension Plan, and promptly provide the Agent with a copy of such notice. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(r)Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Borrower will provide to the Agent notice of any material change in the accounting policies of the Borrower. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(s)Additional Documents. The Borrower shall provide the Agent with copies of such documents as the Agent may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.
(t)Protection of Security Interest. With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) with respect to the Collateral Portfolio acquired on and after the Restatement Date, acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Second Tier Purchase and Sale Agreement, (ii) (at the expense of the Servicer, on behalf of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Servicer, on behalf of the Borrower), effective financing statements against the Equityholder in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing

USActive ~~52762757.15~~52762757.22	98

continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Servicer, on behalf of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Trustee (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Trustee as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Agent, the Lenders or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters (provided that, at the Borrower’s expense, (i) prior to the occurrence of an Event of Default, the Agent and the Lenders shall be entitled to two (2) such visits in the aggregate during each calendar year and, (ii) after the occurrence of an Event of Default, the Agent and the Lenders shall be entitled to such number of visits per annum and at such times as it shall require in its reasonable discretion), and (v) take all additional action that the Agent or the Trustee may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Agent or the Trustee to exercise or enforce any of their respective rights hereunder.
(u)Liens. The Borrower will promptly notify the Agent of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.
(v)Other Documents. At any time from time to time upon prior written request of the Agent, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Agent may request).
(w)Compliance with Law. The Borrower shall at all times comply in all material respects with all Applicable Law applicable to Borrower or any of its assets (including, without limitation, Environmental Laws, and all federal securities laws), and the Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.
(x)Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP.
(y)Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

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(z)Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any lien or charge upon the Collateral Portfolio, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.
(aa)Tax Treatment. The Borrower, the Transferor, the Equityholder and the Lenders shall treat the Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.
(ab)Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and will furnish the Agent, upon the reasonable request by the Agent, information with respect to the Collateral Portfolio and the conduct and operation of its business.
(ac)Obligor Notification Forms. The Borrower shall furnish the Trustee and the Agent with an appropriate power of attorney to send (at the Agent’s discretion on the Trustee’s behalf, after the occurrence or declaration of the Facility Maturity Date but subject to the proviso in Section 7.02(a)) Obligor notification forms to give notice to the Obligors of the Trustee’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Agent on the Trustee’s behalf.
(ad)Officer’s Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Trustee and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Agent, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien. The Agent will provide each Lender with a copy of any such Officer’s Certificate promptly upon receipt thereof.
(ae)Continuation Statements. The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:
(i)authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement and the Trustee hereby authorizes the Borrower to file such continuation statements; and
(ii)deliver or cause to be delivered to the Trustee and the Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as specified therein, provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

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(af)Reserved.
(ag)Acquisition Participation Interests. The Borrower agrees to take all commercially reasonable actions as are necessary to cause each Acquisition Participation Interest (including obtaining all required consents (if any)) to become elevated into an assignment such that the Borrower is the lender of record for the related Loan Asset, as soon as reasonably practicable, and in any event prior to the end of the Acquisition Participation Elevation Period.
(ah)Beneficial Ownership Regulation. Promptly following any request therefor, the Borrower shall deliver to the Agent information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.
(ai)Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower, each Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower and each Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower shall: (i) comply with all applicable Anti–Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with the Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and will maintain sufficient information to identify any applicable investor for purposes of the Anti-Money Laundering Laws; (iii) ensure it does not use any of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) ensure it does not fund any repayment of the Obligations in violation of any Anti-Corruption Laws or Anti-Money Laundering.
Section 1.02Negative Covenants of the Borrower.
From the Closing Date until the Collection Date:
(a)Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents or under any Hedging Agreement pursuant to Section 5.09 and arising in connection with ordinary business expenses arising pursuant to the transactions contemplated by this Agreement, any Hedging Agreement and the other Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities (other than any equity or other securities retained pursuant to Section 6.05) of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) fail to pay its debts and liabilities from its assets when due; (vi) create, form or otherwise acquire any Subsidiaries; (vii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents or (viii) divide or permit any division of the Borrower.
(b)Requirements for Material Actions. The Borrower shall not fail to provide that the unanimous consent of all directors (including the consent of the Independent Director(s)) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or

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insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.
(c)Protection of Title. The Borrower shall not take any action which would directly or indirectly impair or adversely affect Borrower’s title to the Collateral Portfolio.
(d)Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Trustee for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Agent and the Lenders, in each case, except as otherwise expressly permitted by the terms of this Agreement.
(e)Liens. The Borrower shall not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Collateral Portfolio subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.
(f)Organizational Documents. The Borrower shall not modify or terminate any of the organizational or operational documents of the Borrower without the prior written consent of the Agent.
(g)Compliance with Sanctions. None of the Borrower, any Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower nor any Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower will, directly or indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. Each Person shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. The Borrower will notify each Lender and the Agent in writing not more than one (1) Business Day after becoming aware of any breach of this section.
(h)Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Agent.
(i)Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (i) to finance the purchase by the Borrower from the Equityholder on a “true sale” basis, of Collateral Portfolio pursuant to the terms of the Second Tier Purchase and Sale Agreement, (ii) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Revolving Loan Assets and Delayed Draw Loan Assets included in the Collateral Portfolio or (iii) to distribute such proceeds to the Equityholder (so long as such distribution is permitted pursuant to Section 5.02(n)).
(j)Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio other than with respect to any assets released from the Lien of the Trustee hereunder following (i) a substitution effected in accordance with Section 2.07(a) (so long as the Borrower has Pledged a Substitute Eligible Loan Asset in connection therewith),

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(ii) an Optional Sale in connection with a Permitted Refinancing effected in accordance with Section 2.07(c), (iii) a Lien Release Dividend effected in accordance with Section 2.07(d), (iv) a repurchase or substitution of a Warranty Loan Asset effected in accordance with Section 2.07(e) or (v) a transaction in accordance with Section 2.07(g).
(k)Tax Treatment. The Borrower shall not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes.
(l)Extension or Amendment of Collateral Portfolio. The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).
(m)Second Tier Purchase and Sale Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Second Tier Purchase and Sale Agreement without the prior written consent of the Agent.
(n)Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment except that, so long as no Event of Default has occurred or Unmatured Event of Default is continuing or would result therefrom, (i) the Borrower may declare and make distributions to its member on its membership interests and (ii) amounts on deposit in the Interest Collection Account that would have been distributed pursuant to Section 2.04(a)(xiii) on the immediately preceding Payment Date but for the existence of an Unmatured Event of Default and amounts on deposit in the Principal Collection Account that would have been distributed pursuant to Section 2.04(b)(vii) on the immediately preceding Payment Date but for the existence of an Unmatured Event of Default.
(o)ERISA. The Borrower will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate of the Borrower to engage, in any prohibited transaction (within the meaning of Sections 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate of the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan.
(p)Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors (or sellers of Acquisition Participation Interests) regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Agent has consented to such change (such consent not to be unreasonably withheld or delayed, it being understood that any such account to which the Obligors (or sellers of Acquisition Participation Interests) may be instructed to make payments shall be subject to an account control agreement which provides the Trustee with a first priority perfected security interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Agent).
(q)Taxable Mortgage Pool Matters. The sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 35% of the aggregate Outstanding Balance of all Loan Assets.

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(r)Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 5.02(r) after compliance with all terms and conditions of this Section 5.02(r) related thereto) unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Agent of such change and delivers to the Agent such financing statements as the Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Agent may request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Agent of such change of location in writing. The Borrower will not move, or consent to the Collateral Custodian or the Servicer moving, the Loan Asset Files from the location thereof on the Restatement Date, unless 30 days (or such shorter notice period as consented to by the Agent) prior to the effective date of any such move, the Borrower notifies the Agent of such move in writing. The Agent will provide each Lender with a copy of any such financing statements, other documents and instruments, and notices promptly upon receipt thereof.
(s)Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.
(t)Deposits to Special Accounts. The Borrower will not deposit or otherwise credit, or cause to be so deposited or credited, to the Collection Account cash or cash proceeds other than Available Collections in respect of the Collateral Portfolio.
Section 1.03Affirmative Covenants of the Servicer.
From the Closing Date until the Collection Date:
(a)Compliance with Law. The Servicer will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof pursuant to the terms hereof.
(b)Preservation of Company Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
(c)Obligations and Compliance with Collateral Portfolio. The Servicer will duly fulfill and comply in all material respects with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio. It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith

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that would be inconsistent with the limited recourse undertaking of the Servicer, in its capacity as seller, under Section 2.1(e) of the First Tier Purchase and Sale Agreement.
(d)Keeping of Records and Books of Account.
(i)The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.
(ii)The Servicer shall permit the Agent, the Lenders or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters (provided that, at the Servicer’s expense, (i) prior to the occurrence of an Event of Default, the Agent and the Lenders shall be entitled to two (2) such visits in the aggregate during each calendar year and, (ii) after the occurrence of an Event of Default, the Agent and the Lenders shall be entitled to such number of visits per annum and at such times as it shall require in its reasonable discretion).
(iii)The Servicer will on or prior to the Restatement Date, mark its master data processing records and other books and records relating to the Collateral Portfolio with a legend, acceptable to the Agent describing (i) the sale of the Collateral Portfolio (A) from the Transferor to the Equityholder and (B) from the Equityholder to the Borrower and (ii) the Pledge from the Borrower to the Trustee, for the benefit of the Secured Parties.
(e)Preservation of Security Interest. The Servicer (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.
(f)Servicing Standard. The Servicer will comply in all material respects with the Servicing Standard in regard to the Collateral Portfolio.
(g)Notice of Events of Default. The Servicer will provide the Agent (with a copy to the Trustee) with prompt written notice of the occurrence of each Event of Default (any in any event within one Business Day) and each Unmatured Event of Default (and in any event within two Business Days) of which the Servicer has knowledge or has received notice (other than notice received from the Agent). In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Servicer will provide to the Trustee and the Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(h)Taxes. The Servicer will file its tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).

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(i)Other. The Servicer will promptly furnish to the Trustee and the Agent such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Trustee and the Agent may from time to time reasonably request in order to protect the interests of the Agent, the Trustee or the Secured Parties under or as contemplated by this Agreement. The Agent will provide each Lender with a copy of any such other information, documents, records or reports promptly upon receipt thereof.
(j)Notice of Proceedings Related to the Borrower, the Servicer, the Equityholder, the Transferor and the Transaction Documents. The Servicer shall notify the Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or obtains actual knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Servicer, the Equityholder or the Transferor (or any of their Affiliates) or the Transaction Documents. For purposes of this Section 5.03(j), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower or the Equityholder that could reasonably be expected to result in liability to the Borrower or the Equityholder or reduce the value of the Collateral Portfolio, in each case, in excess of $1,000,000 (after any expected insurance proceeds) shall be deemed to be reasonably expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower or the Equityholder) that could reasonably be expected to result in liability to such Person in excess of $100,000,000 (after any expected insurance proceeds) shall be deemed to be reasonably expected to have such a Material Adverse Effect. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(k)Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.
(l)Loan Asset Register.
(i)The Servicer shall maintain, or cause to be maintained, with respect to each Noteless Loan Asset a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Asset Register”) in which it will record, or cause to be recorded, (v) the amount of such Noteless Loan Asset, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan Asset received from the Obligor, (y) the date of origination of such Noteless Loan Asset and (z) the maturity date of such Noteless Loan Asset.
(ii)At any time a Noteless Loan Asset is included as part of the Collateral Portfolio pursuant to this Agreement, the Servicer shall deliver to the Agent, the Trustee and the Collateral Custodian a copy of the related Loan Asset Register, together with a certificate of a Responsible Officer of the Servicer (in the form of Exhibit Q) certifying to the accuracy of such Loan Asset Register as of the applicable Cut-Off Date.
(m)Special Purpose Entity Requirements. The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b); provided that, for the

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avoidance of doubt, the Servicer shall not be required to expend any of its own funds to cause the Borrower to be in compliance with subsection 5.02(a)(v) or subsection 5.01(b)(xvii) (it being understood that this proviso shall in no way affect the obligation of the Servicer to manage the activities and liability of the Borrower such that the Borrower maintains compliance with either of the foregoing subsections).
(n)Reserved.
(o)Notice of Proceedings Related to the Collateral Portfolio. The Servicer shall notify the Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Collateral Portfolio or the interests of the Trustee or the Secured Parties in, to and under the Collateral Portfolio. Solely, for purposes of this Section 5.03(o), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Trustee’s or the Secured Parties’ interest in the Collateral Portfolio that could reasonably be expected to reduce the value of the Collateral Portfolio in excess of $5,000,000 (after any expected insurance proceeds) or more shall be deemed to be expected to have such a Material Adverse Effect. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(p)Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP, as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and true sale of the Loan Assets.
(q)Instructions to Agents and Obligors. The Servicer shall direct, or shall cause the Transferor or the Equityholder to direct, any agent or administrative agent for any Loan Asset (or any seller of Acquisition Participation Interests) to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account. The Borrower and the Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor or the Equityholder to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.
(r)Capacity as Servicer. The Servicer will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.
(s)Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreements or the Participation Agreement. The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Agent and the Trustee a notice of (i) any breach of any representation, warranty, agreement or covenant under either of the Purchase and Sale Agreements or the Participation Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.

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(t)Audits. Periodically, at the discretion of the Agent, the Servicer shall allow the Agent and the Lenders (during normal office hours and upon reasonable advance notice) to review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time; provided that, at the Servicer’s expense, (i) prior to the occurrence of an Event of Default, the Agent and the Lenders shall be entitled to two (2) such audits in the aggregate during each calendar year and, (ii) after the occurrence of an Event of Default, the Agent and the Lenders shall be entitled to such number of audits per annum and at such times as it shall require in its reasonable discretion.
(u)Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall promptly, upon receipt of notice or discovery thereof, notify the Agent if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Trustee and the Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made. The Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.
(v)Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Trustee and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Trustee and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.
(w)Reserved.
(x)Acquisition Participation Interests. The Servicer agrees to take all commercially reasonable actions as are necessary to cause each Acquisition Participation Interest (including obtaining all required consents (if any)) to become elevated into an assignment such that the Borrower is the lender of record for the related Loan Asset, as soon as reasonably practicable, and in any event prior to the end of the Acquisition Participation Elevation Period.
(y)Sanctions. The Servicer shall promptly, but no later than one (1) Business Day after becoming aware thereof, notify the Agent and the Lenders in writing of any breach of any representation, warranty or covenant relating to Sanctions or Sanctioned Persons by itself or by the Borrower.
(z)Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Servicer, each Person directly or (to the knowledge of the Servicer) indirectly Controlling the Servicer and each Person directly or (to the knowledge of the Servicer) indirectly Controlled by the Servicer shall: (i) comply with all applicable Anti-Money-Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with the Anti-Money Laundering Laws and Anti-

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Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and will maintain sufficient information to identify any applicable investor for purposes of the Anti-Money Laundering Laws; (iii) ensure it does not use any of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) ensure it does not fund any repayment of the Obligations in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
Section 1.04Negative Covenants of the Servicer.
From the Closing Date until the Collection Date:
(a)Mergers, Acquisition, Sales, etc. Other than the transactions contemplated by the Acquisition Agreement, the Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:
(i)the Servicer has delivered to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Agent may reasonably request;
(ii)the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Agent (who will provide each Lender with a copy promptly upon receipt thereof); and
(iii)after giving effect thereto, no Event of Default or Servicer Termination Event or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Termination Event shall have occurred.
(b)Change of Name or Location of Loan Asset Files. The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral Portfolio from the address set forth under its name in Section 11.02, or change the jurisdiction of its formation, or (y) subject to Section 2.16 move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Asset Files from the location thereof on the initial Advance Date, unless the Servicer has given at least 30 days’ (or such shorter notice period as consented to by the Agent) written notice to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral Portfolio.
(c)Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors (or sellers of Acquisition Participation Interests) regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Agent has consented to such change (such consent not to be unreasonably withheld or delayed, it being understood that any such account to which the Obligors (or sellers of Acquisition Participation Interests) may be instructed to make payments shall be subject to an account control agreement which provides the Trustee with a first priority perfected security

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interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Agent).
(d)Extension or Amendment of Loan Assets. The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).
(e)Taxable Mortgage Pool Matters. The Servicer will manage the portfolio and advise the Borrower with respect to purchases from the Equityholder so as to not at any time allow the sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) to exceed 35% of the aggregate Outstanding Balance of all Loan Assets.
(f)Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.
(g)Compliance with Sanctions. None of the Servicer, any Person directly or (to the knowledge of the Servicer) indirectly Controlling the Servicer nor any Person directly or (to the knowledge of the Servicer) indirectly Controlled by the Servicer will, directly or indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. Each Person shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. Each Person will notify each Lender and the Agent in writing not more than one (1) Business Day after becoming aware of any breach of this section.
Section 1.05Affirmative Covenants of the Trustee.
From the Closing Date until the Collection Date:
(a)Compliance with Law. The Trustee will comply in all material respects with all Applicable Law.
(b)Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
Section 1.06Negative Covenants of the Trustee.
From the Closing Date until the Collection Date, the Trustee will not make any changes to the Trustee Fees without the prior written approval of the Agent and the Borrower.
Section 1.07Affirmative Covenants of the Collateral Custodian.
From the Closing Date until the Collection Date:

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(a)Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.
(b)Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
(c)Location of Required Loan Documents. Subject to Article XII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth under its name in Section 11.02 unless notice of a different address is given in accordance with the terms hereof or unless the Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.
Section 1.08Negative Covenants of the Collateral Custodian.
From the Closing Date until the Collection Date:
(a)Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.
(b)No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Agent and the Borrower.
Section 1.09Covenants of the Borrower Relating to Hedging of Loan Assets.
(a)At any time prior to an Event of Default, the Borrower may enter into Hedge Agreements for certain Fixed Rate Loan Assets with a Hedge Counterparty with the prior consent of the Agent (such consent not to be unreasonably withheld or delayed). After an Event of Default or at any time after the Spread Differential has fallen below 1.50%, the Agent may, at its sole discretion, direct the Borrower to enter into Hedge Transactions for certain Fixed Rate Loan Assets.
(b)From the Closing Date to the Collection Date, as additional security hereunder, the Borrower hereby assigns to the Trustee, for the benefit of the Secured Parties, all right, title and interest of the Borrower (but none of the obligations) in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to the Borrower under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and grants a security interest to the Trustee, for the benefit of the Secured Parties, in the Hedge Collateral; provided that so long as the Hedge Counterparty is the Agent or any Affiliate thereof, the Trustee hereby grants to the Servicer a non-exclusive license (which shall be deemed revoked upon the occurrence of an Event of Default) to exercise any rights under any related Hedging Agreement or Hedge Transaction. The Borrower acknowledges that as a result of such assignment the Borrower may not, except as set forth in the proviso to the immediately preceding sentence, without the prior written consent of the Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for the Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under Section 5.09 hereof. Nothing

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herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Agent, the Lenders, the Trustee or any Secured Party for the performance by the Borrower of any such obligations.
(c)From the Closing Date to the Collection Date, the Borrower may enter into Asset Specific Hedges in connection with Fixed Rate Loan Assets and Floating Rate Loan Assets; provided that each such Asset Specific Hedge shall:
(i)be entered into with a Hedge Counterparty and governed by a Hedging Agreement;
(ii)have a notional amount such that the Hedge Notional Amount shall be equal to the Outstanding Balance of such Asset Specific Hedged Loan Asset;
(iii)provide for two series of payments to be netted against each other, one such series being payments to be made by the Borrower to a Hedge Counterparty (solely on a net basis) by reference to the fixed rate or floating rate for such Asset Specific Hedged Loan Asset, as applicable, and the other such series being payments to be made by the Hedge Counterparty to the Trustee (solely on a net basis) at a floating rate or fixed rate, as applicable, the net amount of which shall be paid into the Collection Account (if payable by the Hedge Counterparty) or from the Collection Account to the extent funds are available under Section 2.04(a)(iii), Section 2.04(b)(i) and Section 2.04(c)(iii) of this Agreement (if payable by the Borrower); provided that (i) in connection with any Asset Specific Hedged Loan Asset which provides for monthly interest payments, such swap payments shall be made on a monthly basis, (ii) in connection with any Asset Specific Hedged Loan Asset which provides for quarterly interest payments, such swap payments shall be made on a quarterly basis in connection with the Payment Date following the calendar month in which the Scheduled Payment with respect to such Asset Specific Hedged Loan Asset is due and (iii) in connection with any Asset Specific Hedged Loan Asset which provides for semi-annual interest payments, such swap payments shall be made on a semi-annual basis in connection with the Payment Date following the calendar month in which the Scheduled Payment with respect to such Asset Specific Hedged Loan Asset is due; and
(iv)remain in effect until the earlier of (A) the date of the last Scheduled Payment due to occur under or with respect to such Asset Specific Hedged Loan Asset and (B) the Facility Maturity Date.
(d)The Borrower shall, promptly upon execution thereof, provide to the Agent and the Trustee a copy of any Hedging Agreement entered into in connection with this Agreement.
ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS
Section 1.01Appointment and Designation of the Servicer.
(a)Initial Servicer. The Borrower, each Lender, the Hedge Counterparty and the Agent hereby appoint Ares, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. Until the Agent gives Ares a Servicer

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Termination Notice, Ares hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.
(b)Servicer Termination Notice. The Borrower, the Servicer, each Lender, the Hedge Counterparty and the Agent hereby agree that, upon the occurrence of an Event of Default, the Agent, by written notice to the Servicer (with a copy to the Trustee) (a “Servicer Termination Notice”), may, and at the request of a Supermajority of the Lenders will, terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Agent, until a date mutually agreed upon by the Servicer and the Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fees therefor until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.
(c)Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice, the Agent may, at its discretion, (i) appoint Wells Fargo as Servicer under this Agreement and, in such case, all authority, power, rights and obligations of the Servicer shall pass to and be vested in Wells Fargo or (ii) with the consent of the Required Lenders, appoint a new Servicer (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Agent in its sole discretion. In the event that Wells Fargo or a Replacement Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral Portfolio, as the Replacement Servicer hereunder.
(d)Liabilities and Obligations of Replacement Servicer. Upon its appointment, Wells Fargo or the Replacement Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to Wells Fargo or the Replacement Servicer, as applicable; provided that Wells Fargo or Replacement Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that Wells Fargo or Replacement Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that Wells Fargo or Replacement Servicer, as applicable, shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of Wells Fargo or the Replacement Servicer, as applicable, upon becoming a Replacement Servicer, are expressly

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limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, Wells Fargo or Replacement Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.
(e)Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral Portfolio.
(f)Subcontracts. The Servicer may, with the prior written consent of the Agent, subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of an Event of Default.
(g)Servicing Programs. In the event that the Servicer uses any software program in servicing the Collateral Portfolio that it licenses from a third party, the Servicer shall use its best efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Agent or the Servicer to use such program and to allow the Servicer to assign such licenses to Wells Fargo or to any other Replacement Servicer appointed as provided in this Agreement.
(h)Waiver. The Borrower acknowledges that the Agent or any of its Affiliates may act as the Trustee and/or the Servicer, and the Borrower waives any and all claims against the Agent or any of its Affiliates, the Trustee and the Servicer relating in any way to the custodial or collateral administration functions having been performed by the Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.
Section 1.02Duties of the Servicer.
(a)Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:
(i)supervising the Collateral Portfolio, including communicating with Obligors, providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;
(ii)maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) (with a copy to the Trustee and the Collateral Custodian) in respect of the servicing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be required hereunder or as the Agent may reasonably request;

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(iii)maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;
(iv)promptly delivering to the Agent (who will provide each Lender with a copy promptly upon receipt thereof), the Trustee or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Agent or the Trustee may from time to time reasonably request;
(v)identifying each Loan Asset clearly and unambiguously in its servicing records to reflect that such Loan Asset is owned by the Borrower and that the Borrower is Pledging a security interest therein to the Secured Parties pursuant to this Agreement;
(vi)notifying the Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;
(vii)using its best efforts to maintain the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral Portfolio;
(viii)maintaining the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet;
(ix)directing the Trustee to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;
(x)directing the sale or substitution of Collateral Portfolio in accordance with Section 2.07;
(xi)providing administrative assistance to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;
(xii)instructing the Obligors and the administrative agents on the Loan Assets (or sellers of Acquisition Participation Interests) to make payments directly into the Collection Account established and maintained with the Trustee;
(xiii)delivering the Loan Asset Files and the Loan Asset Schedule to the Collateral Custodian;
(xiv)calculating the Minimum Weighted Average Coupon Test, the Minimum Weighted Average Spread Test and the Concentration Limits with respect to the Loan Assets on the dates and times necessary for the Borrower and Servicer to comply with this Agreement;
(xv)furnishing all reports, certificates, financial statements and other information as required pursuant to Section 6.08; and

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(xvi)complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.
It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor (so long as the Transferor is also the Servicer) or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that the performance by the Servicer of its duties hereunder shall be limited insofar as such performance would conflict with or result in a breach of any of the express terms of the related Loan Agreements; provided that the Servicer shall (a) provide prompt written notice to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) upon becoming aware of such conflict or breach, (b) have determined that there is no other commercially reasonable performance that it could render consistent with the express terms of the Loan Agreements which would result in all or a portion of the servicing duties being performed in accordance with this Agreement, and (c) undertake all commercially reasonable efforts to mitigate the effects of such non-performance including performing as much of the servicing duties as possible and performing such other commercially reasonable and/or similar duties consistent with the terms of the Loan Agreements.
(b)Notwithstanding anything to the contrary contained herein, the exercise by the Agent, each Lender, the Trustee and the Secured Parties of their rights hereunder shall not release the Servicer, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the Agent, each Lender and the Trustee shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.
(c)Any payment by an Obligor in respect of any indebtedness owed by it (or by a seller of an Acquisition Participation Interest) to the Transferor or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a collection of a payment by such Obligor (or by such seller of such Acquisition Participation Interest) (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor (or of such seller of such Acquisition Participation Interest).
Section 1.03Authorization of the Servicer.
(a)Each of the Borrower, the Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral Portfolio by the Transferor to the Equityholder and the Equityholder to the Borrower under the Purchase and Sale Agreements and, thereafter, the Pledge by the Borrower to the Trustee on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Transferor could have done if it had continued to own such Collateral Portfolio. The Transferor, the Borrower and the Trustee on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and

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administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Servicer be entitled to make the Secured Parties, the Agent, the Trustee, any Lender or any Hedge Counterparty a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Agent’s consent.
(b)After the declaration of the Facility Maturity Date but subject to the proviso in Section 7.02(a), at the direction of the Agent, the Servicer shall take such action as the Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided that the Agent may, at any time after the occurrence or declaration of the Facility Maturity Date, notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Trustee on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Agent or any servicer, collection agent or account designated by the Agent and, upon such notification and at the expense of the Borrower, the Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.
Section 1.04Collection of Payments; Accounts.
(a)Collection Efforts, Modification of Collateral Portfolio. The Servicer will use its best efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due in accordance with the Servicing Standard. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral Portfolio in any manner contrary to the Servicing Standard; provided that, on and after the occurrence of an Event of Default, the prior written consent of the Agent shall be required for any waiver, modification or variance that would impair the collectability of the Collateral Portfolio.
(b)Acceleration. If consistent with the Servicing Standard, the Servicer shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset becomes defaulted.
(c)Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.
(d)Payments to Collection Account. The Servicer shall have instructed all Obligors (or sellers of Acquisition Participation Interests) to make all payments in respect of the Collateral Portfolio directly to the Collection Account on or before the applicable Cut-Off Date; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor unless and until the Servicer calls on the related guaranty.
(e)Controlled Accounts. Each of the parties hereto hereby agrees that (i) each Controlled Account is intended to be a “securities account” or “deposit account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable, prior to the delivery of a notice of exclusive control, the Borrower, the Servicer and the Trustee (acting at the direction of the Agent) shall be entitled to exercise the rights that comprise each Financial Asset held in each Controlled Account which is a securities account and have the right to direct the disposition of funds in any Controlled Account which is a deposit account; provided that after the delivery of a notice of exclusive control, such rights shall be exclusively held by the Trustee

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(acting at the direction of the Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in a Controlled Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.04(f) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Controlled Accounts, New York shall be deemed to be the Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). All securities or other property underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Bank or if in the name of the Borrower or the Trustee, Indorsed to the Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Bank or Indorsed in blank.
(f)Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Trustee, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset granted to the Trustee hereunder as custodial agent for the Trustee in accordance with the terms of this Agreement.
(g)Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Interest Collection or Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
Section 1.05Realization Upon Loan Assets. The Servicer will use reasonable efforts consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a defaulted Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments. In addition, the Servicer may, consistent with the Servicing Standard, sell or otherwise transfer, or if it deems advisable to maximize recoveries, hold any defaulted Loan Asset, equity or other securities received by the Borrower in connection with a default, workout, restructuring or plan of reorganization or similar event under a Loan Asset. The Servicer will comply with the Servicing Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Agent has specifically given instruction to the contrary, the Servicer may cause the

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sale of any such Underlying Collateral to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Agent setting forth the Loan Asset, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair market value of such Underlying Collateral. In any case in which any such Underlying Collateral has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a defaulted Loan Asset.
Section 1.06Servicing Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fees and reimbursed its reasonable expenses as provided in Section 2.04.
Section 1.07Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer, on behalf of the Borrower, will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with this Agreement or the maintenance of the Controlled Accounts. The Borrower will reimburse the Servicer for any reasonable expenses incurred hereunder or on behalf of the Borrower, subject to the availability of funds pursuant to Section 2.04; provided that, to the extent funds are not so available on any Payment Date to reimburse such expenses incurred during the immediately ended Remittance Period, such reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04 and such deferred reimbursement amount shall bear interest beginning on the Payment Date immediately following the Remittance Period in which such expenses were incurred until paid at an annual rate equal to the Yield Rate. For the avoidance of doubt, the Servicer shall remain liable for, and shall pay in accordance with the terms hereof, all expenses payable by it as set forth in this Section 6.07 or otherwise under this Agreement, notwithstanding any failure of the Servicer to be reimbursed on any Payment Date due to the insufficiency of funds. Following realization of the Collateral Portfolio and distribution of proceeds in the manner provided in Section 2.04, any claims of the Servicer against the Borrower in respect of any deferred reimbursement amount or otherwise shall be extinguished and shall not thereafter revive.
Section 1.08Reports to the Agent; Account Statements; Servicing Information.
(a)Notice of Borrowing. On each Advance Date and on each reduction of Advances Outstanding pursuant to Section 2.18, the Borrower (and the Servicer on its behalf) will provide a Notice of Borrowing or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Agent (with a copy to the Trustee). The Agent will provide each Lender with a copy of such Notices of Borrowing, Notices of Reduction and Borrowing Base Certificates promptly upon receipt thereof.
(b)Servicing Report.
(i)On each Reporting Date, the Servicer will provide to the Borrower, the Agent and the Trustee, a monthly statement including (x) a Borrowing Base calculated as of the most recent Determination Date, (y) calculations showing compliance with the Collateral Quality Test and the Concentration Limits as of the most recent Determination

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Date and (z) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date that will be required to set forth only (A) calculations of the Net Leverage Ratio and the Interest Coverage Ratio for each such Loan Asset for the most recently ended Relevant Test Period for each such Loan Asset and (B) whether or not each such Loan Asset shall have become subject to a Material Modification (such monthly statement, a “Servicing Report”), with respect to related calendar month signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit K.
(ii)On each Reporting Date, in addition to the information provided under clause (i) above, the Servicer will provide to the Borrower, the Agent and the Trustee in such monthly statement, (x) the Interest Collections received during the immediately preceding Remittance Period and available for distribution pursuant as of such Payment Date, (y) the Principal Collections received during the immediately preceding Remittance Period and available for distribution as of such Payment Date, and (z) the dollar amount to be distributed on such Payment Date at each level of priority pursuant to Section 2.04.
(iii)The Agent will provide each Lender with a copy of such Servicing Reports promptly upon receipt thereof.
(c)Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Agent and the Trustee a certificate substantially in the form of Exhibit L (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default or Unmatured Event of Default has occurred. The Agent will provide each Lender with a copy of such Servicer’s Certificates promptly upon receipt thereof.
(d)Financial Statements. The Servicer will submit to the Agent and the Trustee, (i) within 45 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing March 31, 2010, consolidated unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2009, consolidated audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year. The Servicer shall be deemed to have satisfied the requirements of this Section 6.08(d) if the reports, documents and information of the types otherwise so required are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the Securities and Exchange Commission; provided that the Agent and each of the Lenders have been granted access to a notification system that notifies the Agent and each of the Lenders when any such information is publicly available.
(e)Tax Returns. Upon demand by the Agent, the Servicer shall deliver, copies of all federal, state and local tax returns and reports filed by the Borrower, the Equityholder and the Servicer, or in which the Borrower, the Equityholder or Servicer was included on a consolidated or combined basis (excluding sales, use and similar Taxes). The Agent will provide each Lender with a copy of such tax returns and reports promptly upon receipt thereof.
(f)Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Agent and the Trustee, with respect to each Obligor, (i) to the extent received by the Borrower and/or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor (including any covenant compliance certificates with respect to such Obligor and with respect to each Loan Asset for such Obligor) provided to the Borrower and/or the Servicer

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either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Loan Agreement) after the end of each such month or such Obligor’s fiscal quarters, as applicable (excluding the last month or fiscal quarter, as applicable, of each such Obligor’s fiscal year), and within 90 days (or such longer period as specified in the Loan Agreement) after the end of each such Obligor’s fiscal year, and (ii) a quarterly update to the “tear sheet” prepared by the Servicer with respect to such Obligor and with respect to each Loan Asset for such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Loan Agreement) after the end of each such Obligor’s fiscal quarters (excluding the last fiscal quarter of each such Obligor’s fiscal year) and within 90 days (or such longer period as specified in the Loan Agreement) after the end of each such Obligor’s fiscal year. The Servicer will promptly deliver to the Agent, upon reasonable request and to the extent received by the Borrower and/or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio. The Agent will provide each Lender with a copy of such other documents and information promptly upon receipt thereof.
(g)Amendments to Loan Assets. The Servicer will deliver to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) and the Collateral Custodian a copy of any material amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within 10 Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.
(h)Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.03(i) and this Article VI shall be deemed to have been delivered on the date on which such information is posted on an IntraLinks (or other replacement) website to which the Agent and the Lenders have access.
Section 1.09Annual Statement as to Compliance. The Servicer will provide to the Agent and the Trustee within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2010, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred. With respect to the Original Agreement, the Servicer will provide to the Agent and the Trustee within 90 days following the end of the fiscal year of the Servicer for 2009, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to the Original Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under the Original Agreement throughout such year and no “Servicer Default” (as defined in the Original Agreement) has occurred. The Agent will provide each Lender with a copy of such reports promptly upon receipt thereof.
Section 1.10Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Agent and the Trustee within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2010, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as

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Schedule IV, it being understood that the Servicer and the Agent will provide an updated Schedule IV reflecting any further amendments to such Schedule IV prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule IV) to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. With respect to the Original Agreement the Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Agent and the Trustee within 90 days following the end of the fiscal year of the Servicer for 2009, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures were attached to the Original Agreement as Schedule V) to certain documents and records relating to the Collateral Portfolio under any Transaction Document in effect immediately prior to the Restatement Date, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with Article VI of the Original Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. The Agent will provide each Lender with a copy of such reports promptly upon receipt thereof.
Section 1.11The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Agent. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.
ARTICLE VII.

EVENTS OF DEFAULT
Section 1.01Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)the Borrower, the Equityholder or the Transferor defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of (x) $1,000,000 for the Borrower or the Equityholder or (y) $100,000,000 for the Transferor and any such failure continues unremedied for two Business Days and such default is not cured within the applicable cure period, if any, provided for under such agreement; or
(b)any failure on the part of the Borrower, the Equityholder or the Transferor duly to observe or perform in any material respect any other covenants or agreements of the Borrower, the Equityholder or the Transferor set forth in this Agreement or the other Transaction Documents to which the Borrower, the Equityholder or the Transferor is a party (it being understood, without limiting the generality of the foregoing, that any failure to meet any

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Concentration Limitation or Collateral Quality Test is not an Event of Default) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower, the Equityholder or the Transferor by the Agent or Trustee and (ii) the date on which the Borrower, the Equityholder or the Transferor acquires knowledge thereof; or
(c)the occurrence of a Bankruptcy Event relating to the Transferor, the Equityholder or the Borrower; or
(d)the occurrence of a Servicer Termination Event (subject to the applicable cure periods set forth in the definition of “Servicer Termination Event”); or
(e)(1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $100,000,000, against the Transferor (excluding any amounts covered by insurance), or $1,000,000, against the Borrower or the Equityholder (excluding, in each case, any amounts covered by insurance), and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days after the later of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished, without such judgment, decree or order being vacated, stayed or discharged during such 60 day period or (2) the Transferor, the Equityholder or the Borrower shall have made payments of amounts in excess of $100,000,000 (in the case of the Transferor) or $1,000,000 (in the case of the Borrower or the Equityholder), in the settlement of any litigation, claim or dispute (excluding, in each case, any amounts covered by insurance proceeds); or
(f)either the Borrower or the Equityholder shall cease to be an Affiliate of the Transferor or shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect thereto; or
(g)(1)    any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Equityholder, the Transferor, or the Servicer,
(2)(A) the Borrower, the Transferor, the Equityholder or the Servicer shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder or (B) there shall be a contest in any manner of the effectiveness, validity, binding nature or enforceability of any Transaction Document or of any Lien or security interest thereunder by any other party (other than the Agent, the Collateral Custodian, the Trustee or any Lender) which could reasonably be expected to have a Material Adverse Effect, as determined by the Agent, in its reasonable discretion, or
(3)any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

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(h)the Advances Outstanding on any day exceeds the Borrowing Base and has not been remedied in accordance with Section 2.06; provided that, during the period of time that such event remains unremedied, any payments required to be made by the Servicer on a Payment Date shall be made under Section 2.04(c); or
(i)failure on the part of (A) the Borrower (except as set forth in subclause (B) of this Section 7.01(i)), the Equityholder, the Transferor or the Servicer to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than Section 2.06) on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days or (B) the Borrower to pay Yield and the Non-Usage Fee within three Business Days of any Payment Date or within three Business Days of when otherwise due; or
(j)the Borrower or the Equityholder shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or
(k)the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Equityholder or the Transferor and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Equityholder or the Transferor and such lien shall not have been released within five Business Days; or
(l)any Change of Control shall occur; or
(m)any representation, warranty or certification made by the Borrower, the Equityholder or the Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower, the Equityholder or the Transferor by the Agent or Trustee and (ii) the date on which a Responsible Officer of the Borrower, the Equityholder or the Transferor acquires knowledge thereof; or
(n)failure to pay, on the Facility Maturity Date, the outstanding principal of all outstanding Advances, if any, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations, including, but not limited to any Commitment Termination Premium; or
(o)an event has occurred which constitutes an Event of Default under and pursuant to the terms of the Pledge Agreement; or
(p)(i) failure of the Borrower or the Equityholder to maintain at least one Independent Director, which failure is not cured within ten Business Days or (ii) the removal of any Independent Director of the Borrower or the Equityholder without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Agent, each as required in the organizational documents of the Borrower; or

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(q)the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral Portfolio; or
(r)the Transferor fails to transfer to Equityholder or the Equityholder fails to transfer to the Borrower the applicable Loan Assets and the related Portfolio Assets on or prior to an Advance Date (provided that the Lenders shall have funded the related Advance) unless the related Advance is repaid in full with accrued and unpaid Yield thereon within five Business Days; or
(s)either of the Borrower or the Equityholder makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lenders and the Agent, which consent may be withheld by any Lender or the Agent in the exercise of its sole and absolute discretion;
then, by notice to the Borrower, (x) so long as the Agent is Wells Fargo, the Agent may, and (y) whether or not the Agent is Wells Fargo, the Agent at the direction of the Supermajority of the Lenders shall, declare the Facility Maturity Date to have occurred; provided that, in the case of any event described in Section 7.01(c) above, the Facility Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Equityholder under the Second Tier Purchase and Sale Agreement and the Equityholder shall cease purchasing Loan Assets from the Transferor under the First Tier Purchase and Sale Agreement, (ii)(x) so long as the Agent is Wells Fargo, the Agent may, and (y) whether or not the Agent is Wells Fargo, the Agent at the direction of the Supermajority of the Lenders shall, declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.04(e) hereof). In addition, upon any such declaration or upon any such automatic occurrence, the Trustee, on behalf of the Secured Parties and at the direction of the Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Trustee, on behalf of the Secured Parties and at the direction of the Agent, (or any designee thereof, including, without limitation, the Servicer), following an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, the Yield Rate shall be increased to the Default Funding Rate, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default. The Agent will provide each Lender with a copy of any notice delivered to the Borrower pursuant to this Section 7.01.
Section 1.02Additional Remedies of the Agent.
(a)If, (i) upon the Agent’s declaration that the Advances made to the Borrower hereunder are immediately due and payable pursuant to Section 7.01 upon the occurrence of an Event of Default, or (ii) on the Facility Maturity Date (other than a Facility Maturity Date occurring pursuant to clause (iv) of the definition thereof prior to an Event of Default), the aggregate outstanding principal amount of the Advances, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Trustee

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(acting as directed by the Agent) or the Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Servicer’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations; provided that, notwithstanding anything to the contrary herein or in any other Transaction Document, in the case of the declaration of the Facility Maturity Date that arises solely pursuant to Section 7.01(d) due solely to the occurrence of an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof), the Trustee and the Agent (as applicable) may not order the assembly or liquidation of the Collateral Portfolio, or take any action or exercise any power of attorney furnished hereunder in connection with such assembly or liquidation, until on or after the earlier of (x) the date that is twelve (12) months after the occurrence of such Facility Maturity Date or (y) the occurrence of a Facility Maturity Date for any other reason other than an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof).
(b)The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Agent to liquidate any of the Collateral Portfolio on the date the Agent declares the Advances made to the Borrower hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day; provided that, notwithstanding anything to the contrary set forth herein, the Agent will not cause or direct the sale of any Loan Assets or other Collateral Portfolio on and after the declaration or occurrence of the Facility Maturity Date unless either (i) the Agent determines in its sole discretion that the anticipated proceeds of a sale or liquidation of all or any portion of the Collateral Portfolio (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the Obligations (other than contingent indemnification obligations in respect of which no claim has been, or in the Agent’s reasonable determination, will be asserted) (or in the case of a sale of less than all of the Collateral Portfolio, an amount sufficient to discharge the amount of the Obligations attributable to such portion of the Collateral Portfolio) or (ii) the Required Lenders direct such sale and liquidation.
(c)If the Trustee (acting as directed by the Agent) or the Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Trustee or the Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by Applicable Law or contract to keep confidential, to the extent such information can be provided without violation of such laws or contracts; provided that (A) notwithstanding the foregoing, neither the Borrower nor the Servicer shall intentionally act or fail to act in a manner that causes a confidentiality restriction to exist or otherwise arise on any such information, (B) to the extent otherwise permissible under Applicable Law or contract, the Borrower and the Servicer shall provide the Agent written notice promptly (and in any event within one Business Day) after the earlier of obtaining actual knowledge or receiving written notice of the existence of confidentiality restriction which would preclude delivery of any information with respect to the Collateral Portfolio, and (C) the Borrower and the Servicer shall undertake commercially reasonable efforts to remove any such confidentiality restrictions so that such information can be made available to the Agent) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial

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statements of the applicable Obligors, covenant certificates and any other materials requested by the Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder; provided that with respect to this clause (ii), neither the Borrower nor the Servicer shall be required to disclose to each such bidder any information which it is required by Applicable Law or contract to be kept confidential. For the avoidance of doubt, each of the Borrower and the Servicer acknowledge and agree that, pursuant to and in accordance with the provisions of Section 11.13, at the time each Loan Asset is included in the Collateral Portfolio, the Agent is entitled to receive all information relating to such Loan Asset and the Portfolio Assets related thereto.
(d)Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Trustee, or the Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Trustee or such court may determine.
(e)Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 7.02 in excess of the Obligations will be applied in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.
(f)The Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.
(g)Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.
(h)Each of the Borrower and the Servicer hereby irrevocably appoints each of the Trustee and the Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies after the occurrence of an Event of Default, and as provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully

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do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Trustee or the Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee or the Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request; provided that, for the avoidance of doubt, no right under any power of attorney furnished under this Section 7.02(h) may be exercised until after the occurrence of an Event of Default.
(i)(1)    If the Trustee (acting as directed by the Agent) or the Agent elects to sell the Collateral Portfolio in whole, but not in part, at a public or private sale, the Borrower may exercise its right of first refusal to repurchase the Collateral Portfolio, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of the Obligations as of the date of such proposed sale. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the second Business Day following the Business Day on which the Borrower receives notice of the Trustee’s or the Agent’s election to sell such Collateral Portfolio, such notice to attach copies of all Eligible Bids received by the Trustee or the Agent in respect of such Collateral Portfolio.
(2)If the Trustee (acting as directed by the Agent) or the Agent elects to sell less than all of the Collateral Portfolio in one or more parcels at a public or private sale, the Borrower may exercise its right of first refusal to repurchase such portion of the Collateral Portfolio prior to such sale at a purchase price of not less than the highest Eligible Bid received in respect of such portion of the Collateral Portfolio as of the date of such proposed sale, as notified by the Trustee or the Agent to the Borrower. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the second Business Day following the Business Day on which the Borrower receives notice of the Trustee’s or the Agent’s election to sell such portion of the Collateral Portfolio, such notice to attach copies of all Eligible Bids received by the Trustee or the Agent in respect of such Collateral Portfolio.
(3)If the Borrower elects not to exercise its right of first refusal as provided in clauses (1) or (2) above, the Trustee (acting as directed by the Agent) or the Agent shall sell such Collateral Portfolio or portion thereof for a purchase price equal to the highest of the Eligible Bids then received. For the avoidance of doubt, any determination of the highest Eligible Bid shall only consider bids for the same parcels of the Collateral Portfolio.
(4)It is understood that the Borrower may submit its bid for the Collateral Portfolio or any portion thereof as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral Portfolio or any portion thereof.
(5)It is understood that the Borrower’s right of first refusal shall apply to each proposed sale of the same parcel of the Collateral Portfolio.

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ARTICLE VIII.

INDEMNIFICATION
Section 1.01Indemnities by the Borrower.
(a)Except for Taxes (other than Taxes that represent losses, claims, damages, etc. arising from any non-tax claim) which shall not be covered by this Section 8.01 and without limiting any other rights which the Agent, the Lenders, the Trustee, the Bank, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Agent, the Lenders, the Trustee, the Bank, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any of the Collateral Portfolio, excluding, however, Indemnified Amounts to the extent resulting solely from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth above):
(i)any Loan Asset treated as or represented by the Borrower to be an Eligible Loan Asset which is not at the applicable time an Eligible Loan Asset, or the purchase by any party or origination of any Loan Asset which violates Applicable Law;
(ii)reliance on any representation or warranty made or deemed made by the Borrower, the Servicer (if Ares or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)the failure by the Borrower or the Servicer (if Ares or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any item of Collateral Portfolio, or the nonconformity of any item of Collateral Portfolio with any such Applicable Law;
(iv)the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or at any time thereafter;
(v)on each Business Day prior to the Collection Date, the occurrence of a Borrowing Base Deficiency and the same continues unremedied for five Business Days;
(vi)the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loan Assets included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or at any subsequent time;

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(vii)any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral Portfolio or the furnishing or failure to furnish such merchandise or services;
(viii)any failure of the Borrower or the Servicer (if Ares or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of the Transaction Documents to which it is a party or any failure by Ares, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral Portfolio;
(ix)any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Transferor to qualify to do business or file any notice or business activity report or any similar report;
(x)any action taken by the Borrower or the Servicer in the enforcement or collection of the Collateral Portfolio, which results in any claim, suit or action of any kind pertaining to the Collateral Portfolio or which reduces or impairs the rights of the Agent or any Lender with respect to any Loan Asset or the value of any such Loan Asset;
(xi)any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Collateral or services that are the subject of any Collateral Portfolio;
(xii)any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;
(xiii)the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;
(xiv)any repayment by the Agent, the Lenders or a Secured Party of any amount previously distributed in payment of Advances or payment of Yield or Fees or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Agent, the Lenders or a Secured Party believes in good faith is required to be repaid;
(xv)the commingling by the Borrower or the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;
(xvi)any investigation, litigation or proceeding related to this Agreement (or the Transaction Documents), or the use of proceeds of Advances or the Collateral Portfolio, or the administration of the Loan Assets by the Borrower or the Servicer (unless such administration is carried out by Wells Fargo or any of its Affiliates in the capacity of the Servicer, if applicable);
(xvii)any failure by the Borrower to give reasonably equivalent value to the Equityholder in consideration for the transfer by the Equityholder to the Borrower of any item of Collateral Portfolio or any attempt by any Person to void or otherwise avoid

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any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
(xviii)the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents;
(xix)any failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account within two Business Days of receipt, payments and collections with respect to the Collateral Portfolio remitted to the Borrower, the Servicer or any such agent or representative (other than such a failure on the part of Wells Fargo or any of its Affiliates in the capacity of the Servicer, if applicable); and/or
(xx)the failure by the Borrower to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents.
(b)Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Agent on behalf of the applicable Indemnified Party within five Business Days following receipt by the Borrower of the Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Agent of such amounts). The Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.
(c)If for any reason the indemnification provided above in this Section 8.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
(d)If the Borrower has made any payments in respect of Indemnified Amounts to the Agent on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.
(e)The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Agent, the Lenders, the Servicer, the Trustee or the Collateral Custodian and the termination of this Agreement.
Section 1.02Indemnities by Servicer.
(a)Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any of the following, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party claiming indemnification hereunder:

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(i)the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loan Assets which were not Eligible Loan Assets as of the date of any such computation;
(ii)reliance on any representation or warranty made or deemed made by the Servicer or any of its officers under or in connection with this Agreement or any other Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered;
(iii)the failure by the Servicer to comply with (A) any term, provision or covenant contained in this Agreement or any other Transaction Document, or any other agreement executed in connection with this Agreement, or (B) any Applicable Law applicable to it with respect to any Portfolio Assets;
(iv)any litigation, proceedings or investigation against the Servicer;
(v)any action or inaction by the Servicer that causes the Trustee, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter;
(vi)except as permitted by this Agreement, the commingling by the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;
(vii)any failure of the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to Collection Account, payments and collections with respect to Loan Assets remitted to the Servicer or any such agent or representative within two Business Days of receipt;
(viii)the failure by the Servicer to perform any of its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or errors or omissions related to such duties;
(ix)the failure by the Servicer to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents; and/or
(x)any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements and/or covenants set forth in Article IV, Article V or Article VI or this Agreement.
(b)Any amounts subject to the indemnification provisions of this Section 8.02 shall be paid by the Servicer to the Agent on behalf of the applicable Indemnified Party within five Business Days following receipt by the Servicer of the Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Agent of such amounts). The Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.02, shall submit to the Servicer a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

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(c)If for any reason the indemnification provided above in this Section 8.02 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
(d)If the Servicer has made any payments in respect of Indemnified Amounts to the Agent on behalf of an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.
(e)The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.
(f)The obligations of the Servicer under this Section 8.02 shall survive the resignation or removal of the Agent, the Lenders, the Trustee or the Collateral Custodian and the termination of this Agreement.
(g)Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral Portfolio.
Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 8.01 and Section 8.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.
Section 1.03Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01, the first sentence of Section 8.02 or Section 8.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the

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Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.
Section 1.04After-Tax Basis. Indemnification under Section 8.01 and 8.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.
Section 1.05Benefit of Indemnity. To the extent that (i) the Buyers or their Affiliates receive the benefit of representations, warranties and indemnities or other remedies available against the Seller Parties or their Affiliates under the Acquisition Agreement with respect to representations and warranties regarding any Loan Assets held by the Borrower or (ii) the Buyers or any of their Affiliates receive compensation from the Seller Parties in connection with any breach thereof or purchase price adjustments with respect to any Loan Assets held by the Borrower pursuant to the terms of the Acquisition Agreement, in each case, the Transferor shall cause such amounts to be transferred to the Borrower and the Borrower shall cause such amounts to be deposited into the Principal Collection Account and such amounts shall be applied in accordance with Section 2.04(b).
ARTICLE IX.

THE AGENT
Section 1.01The Agent.
(a)Appointment. Each Lender and each other Secured Party hereby appoints and authorizes the Agent as its agent hereunder and hereby further authorizes the Agent to appoint additional agents to act on its behalf and for the benefit of each Lender and each other Secured Party. Each Lender and each other Secured Party further authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties;

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provided that, so long as no Event of Default has occurred, the Agent may not execute any of its duties under this Agreement or any other Transaction Document by or through any Ares Competitor without the prior consent of the Borrower. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility as well as activities as Agent.
(c)Authorization to File. The Borrower irrevocably authorizes the Agent and appoints the Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.
(d)Agent Expenses. If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(t), Section 5.02(r) or Section 5.03(e), the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Borrower or the Servicer (on behalf of the Borrower), as applicable, upon the Agent’s demand therefor.
(e)Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Each Lender and each other Secured Party hereby waives any and all claims against the Agent or any of its Affiliates for any action taken or omitted to be taken by the Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. The Agent shall not be liable to the Borrower, any Lender, any other Secured Party or any other Person with respect to any determination made by it in good faith unless it shall be determined that the Agent was grossly negligent in ascertaining the pertinent facts. Without limiting the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) may rely upon and/or shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties, or upon any statement made to it orally or by telephone and believed by it to have been made by the

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proper Person. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.
(f)Actions by Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents) and shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary); provided that, notwithstanding anything to the contrary herein, the Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Agent to liability hereunder or otherwise. In the event the Agent requests the consent of a Lender pursuant to the foregoing provisions and the Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action. The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Event of Default or Event of Default, (iv) the value, validity, enforceability, sufficiency, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
(g)Notice of Event of Default, Unmatured Event of Default or Servicer Termination Event. The Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event, unless the Agent has received written notice from a Lender, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Termination Event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Servicer Termination Event,” as applicable. The Agent shall (subject to Section 9.01(e)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Termination Event as may be requested by the Lenders acting jointly or as the Agent shall deem advisable or in the best interest of the Lenders.

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(h)Credit Decision with Respect to the Agent. Each Lender and each other Secured Party acknowledges that none of the Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Agent or its Affiliates to any Lender as to any matter, including whether the Agent has disclosed material information in its possession. Each Lender and each other Secured Party acknowledges that it has, independently and without reliance upon the Agent, or any of the Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and each other Secured Party also acknowledges that it will, independently and without reliance upon the Agent, or any of the Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each other Secured Party hereby agrees that the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer, the Transferor or their respective Affiliates which may come into the possession of the Agent or any of its Affiliates.
(i)Indemnification of the Agent. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Agent hereunder or thereunder; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article IX. Without limitation of the foregoing, each Lender agrees to reimburse the Agent, ratably in accordance its Pro Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Agent is not reimbursed for such expenses by the Borrower or the Servicer.
(j)Successor Agent. The Agent may resign at any time, effective upon the appointment and acceptance of a successor Agent as provided below, by giving at least five days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Required Lenders; provided that, in the event that the Commitment of Wells Fargo is less than 25% of the Maximum Facility Amount, the foregoing determination by the Required Lenders shall be made without giving effect to clause (i) of the definition of Required Lenders. Upon any such resignation or removal, the Required Lenders and the Borrower acting jointly shall appoint a successor Agent; provided that, after an Event of Default has occurred, the Required Lenders may appoint any Person (other than an Ares Competitor) as successor Agent without the consent of the Borrower; provided that, in the event that the Commitment of Wells Fargo is less than 25% of the Maximum Facility Amount, the foregoing determination by the Required Lenders shall be made without giving effect to clause (i) of the definition of Required Lenders. Each Lender agrees that it shall not unreasonably withhold or delay its approval of the

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appointment of a successor Agent. If no such successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the removal of the retiring Agent, then the retiring Agent may, on behalf of the Secured Parties, appoint a successor Agent which successor Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
(k)Payments by the Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Lenders shall be paid by the Agent to the Lenders in accordance with their Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their most recent Commitments, on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day. The Agent shall pay amounts owing to each Lender in accordance with the written instructions delivered by such Lender to the Agent.
ARTICLE X.

TRUSTEE
Section 1.01Designation of Trustee.
(a)Initial Trustee. The role of Trustee shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 10.01. Until the Agent shall give to U.S. Bank a Trustee Termination Notice, U.S. Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof.
(b)Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Agent of the designation of a successor Trustee pursuant to the provisions of Section 10.05, the Trustee agrees that it will terminate its activities as Trustee hereunder.
(c)Secured Party. The Agent and the Lenders hereby appoint U.S. Bank, in its capacity as Trustee hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. U.S. Bank, in its capacity as Trustee hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 10.02(b).
Section 1.02Duties of Trustee.
(a)Appointment. The Borrower and the Agent each hereby appoints U.S. Bank to act as Trustee, for the benefit of the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

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(b)Duties. On or before the initial Advance Date, and until its removal pursuant to Section 10.05, the Trustee shall perform, on behalf of the Secured Parties, the following duties and obligations:
(i)The Trustee shall make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04 (the “Payment Duties”).
(ii)The Trustee shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral Portfolio held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or the Agent, after the occurrence of Event of Default, in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.
(c)(i)    The Agent, each Lender and each other Secured Party further authorizes the Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee (acting at the direction of the Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(c) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).
(ii)The Agent may direct the Trustee to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Agent; provided that the Trustee shall not be required to take any action hereunder at the request of the Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Trustee requests the consent of the Agent and the Trustee does not receive a consent (either positive or negative) from the Agent within 10 Business Days of its receipt of such request, then the Agent shall be deemed to have declined to consent to the relevant action.
(iii)Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Agent or (y) prior to the Facility Maturity Date (and upon

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such occurrence, the Trustee shall act in accordance with the written instructions of the Agent pursuant to clause (x)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Trustee, or the Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof is received by the Trustee.
(d)If, in performing its duties under this Agreement, the Trustee is required to decide between alternative courses of action, the Trustee may request written instructions from the Agent as to the course of action desired by it. If the Trustee does not receive such instructions within two Business Days after it has requested them, the Trustee may, but shall be under no duty to, take or refrain from taking any such courses of action. The Trustee shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Trustee shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.
(e)Concurrently herewith, the Agent directs the Trustee and the Trustee is authorized to enter into the Pledge Agreement, the Collection Account Agreement and the Unfunded Exposure Account Agreement. For the avoidance of doubt, all of the Trustee’s rights, protections and immunities provided herein shall apply to the Trustee for any actions taken or omitted to be taken under the Pledge Agreement, the Collection Account Agreement and the Unfunded Exposure Account Agreement in such capacity.
Section 1.03Merger or Consolidation.
Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.
Section 1.04Trustee Compensation.
As compensation for its Trustee activities hereunder, the Trustee shall be entitled to the Trustee Fees and Trustee Expenses from the Borrower as set forth in the Trustee and Collateral Custodian Fee Letter. The Trustee shall be entitled to receive the Trustee Fees and Trustee Expenses to the extent of funds available therefor pursuant to the provision of Section 2.04; provided that, for the avoidance of doubt, to the extent funds are not so available on any Payment Date to pay such fees or reimburse such expenses incurred during the immediately ended Remittance Period, such payment or reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04. The Trustee’s entitlement to receive the Trustee Fees shall cease on the earlier to occur of: (i) its removal as Trustee pursuant to Section 10.05 or (ii) the termination of this Agreement.
Section 1.05Trustee Removal.
The Trustee may be removed, with or without cause, by the Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”); provided that, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a

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successor Trustee has been appointed and has agreed to act as Trustee hereunder; provided that the Trustee shall continue to receive compensation of its fees and expenses in accordance with Section 10.04 above while so serving as the Trustee prior to a successor Trustee being appointed.
Section 1.06Limitation on Liability.
(a)The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Agent or (b) the verbal instructions of the Agent.
(b)The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(c)The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties.
(d)The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
(e)The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.
(f)The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.
(g)It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.
(h)Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Trustee may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Agent, as applicable. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Agent. In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost

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profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)The Trustee shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, unless appointed as successor Collateral Custodian hereunder, the Trustee shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.
(j)The Trustee and the Bank shall be under no obligation to (i) monitor, determine or verify the unavailability or cessation of LIBOR, SOFR, Term SOFR, Benchmark Replacement (or other applicable interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as expressly provided herein), any Benchmark Transition Event or any amendment or change required to be made to the applicable interest rate, (ii) select, determine or designate any LIBOR, SOFR, Term SOFR, Benchmark Replacement or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.
(k)The Trustee and the Bank shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBOR, SOFR, Term SOFR, Benchmark Replacement (or other applicable interest rate) and absence of a designated replacement Interest Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Agent or Required Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.
Section 1.07Trustee Resignation.
The Trustee may resign at any time by giving not less than 90 days written notice thereof to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) and with the consent of the Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Agent shall promptly appoint a successor trustee or trustees by written instrument, in duplicate, executed by the Agent, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor trustee or trustees, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 45 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee. Notwithstanding anything herein to the contrary, the Trustee may not resign prior to a successor Trustee being appointed.

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ARTICLE XI.

MISCELLANEOUS
Section 1.01Amendments and Waivers.
Except as provided in this Section 11.01, (i) no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Agent and the Required Lenders; provided that no amendment, waiver or consent shall:
(a)increase the Commitment of any Lender or the amount of Advances of any Lender, in any case, without the written consent of such Lender;
(b)waive, extend or postpone any date fixed by this Agreement or any other Transaction Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitment hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;
(c)reduce the principal of, or the rate of interest specified herein on, any Advance or Obligation, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;
(d)change Section 2.04 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;
(e)change any provision of this Section 11.01 or reduce the percentages specified in the definitions of “Required Lenders”, “Supermajority” or any other provision hereof specifying the number or percentage of the Lenders required to amend, waive, direct or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(f)consent to the assignment or transfer by any of the Borrower, the Transferor, the Equityholder or the Servicer of such party’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder), in each case, without the written consent of each Lender;
(g)make any modification to the definition of “Applicable Percentage” without the written consent of each Lender;
(h)release all or substantially all of the Collateral Portfolio or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender; or
(i)make material amendments to the definitions of “Collateral Quality Test”, “Minimum Weighted Average Coupon Test”, “Minimum Weighted Average Spread Test” or any definitions therein, in each case, without the written consent of a Supermajority of the Lenders;
(j)make any modification to the definitions of “Borrowing Base”, “Adjusted Borrowing Value”, “Excess Concentration Amount” or any definitions therein, in each case,

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which would have a material adverse effect on the calculation of the Borrowing Base, without the written consent of each Lender;
provided, further, that (i) any amendment of this Agreement that is solely for the purpose of adding a Lender may be effected with the consent of the Agent, but without the written consent of the Borrower or any Lender, (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Trustee, the Bank or the Collateral Custodian shall be effective without the written agreement of the Trustee, the Bank or the Collateral Custodian, as applicable, (iii) no amendment, waiver or modification adversely affecting the rights or obligations of any Hedge Counterparty shall be effective without the written agreement of such Person, (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement, (v) no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Transaction Document and (vi) the Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. For the avoidance of doubt, in the event that an Event of Default has occurred but has been waived unconditionally and in its entirety in accordance with the terms hereof, such Event of Default shall be deemed to have not “occurred” and references to “after the occurrence of an Event of Default” shall be inapplicable for all purposes in this Agreement or any of the Transaction Documents, except to the extent otherwise provided for in the relevant waiver; provided that any waiver which by its terms becomes effective upon certain conditions precedent being met will not be considered a conditional waiver solely due to the existence of such conditions precedent if all such conditions precedent to effectiveness have been satisfied. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has delivered such proposed amendment to all Lenders, the Servicer and the Borrower so long as the Agent has not received, by such time, written notice of objection from the Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Lenders then in effect (other than any Defaulting Lenders) to (x) in the case of an amendment to replace LIBOR with a SOFR-Based Rate, the Benchmark Replacement Adjustment or (y) in the case of an amendment to replace LIBOR with a Benchmark Replacement that is not a SOFR-Based Rate, such amendment; provided that for the avoidance of doubt, in the case of clause (x), the Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Lenders then in effect (other than any Defaulting Lenders) shall not be entitled to object to any SOFR-Based Rate contained in such amendment. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 11.01 will occur prior to the applicable Benchmark Transition Start Date.

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In connection with the implementation of a Benchmark Replacement, the Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
The Agent will promptly notify the Borrower, the Servicer and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 11.01 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 11.01.
During any Benchmark Unavailability Period, (x) all Advances denominated in United States dollars shall bear interest at the Base Rate and (y) the Borrower may revoke any Notice of Borrowing to be made or any continuation of an Advance during such Benchmark Unavailability Period.
Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, if the Benchmark Replacement is not Term SOFR, then the Benchmark Replacement shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, for all purposes hereunder or under any Transaction Document without any amendment to, or further action or consent of any other party (other than as expressly set forth below) to, this Agreement or any other Transaction Document, and such changes shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have delivered a Term SOFR Notice, unless, prior to such time, Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Lenders then in effect (other than any Defaulting Lenders) have delivered to the Agent written notice that such Lenders object to the related Benchmark Replacement Adjustment; provided that, for the avoidance of doubt, the Lenders shall not be entitled to object to the use of Term SOFR.
Section 1.02Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth under its name below or at such other address as shall be designated by such party in a written notice to the other parties hereto:

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If to the Borrower:

Ares Capital CP Funding LLC
245 Park Avenue, 44th Floor
New York, New York 10167
Attention: General Counsel and Chief Financial Officer
Facsimile No.: (212) 750-1777
Confirmation No.: (212) 750-7300
and in each case:

Ares Capital CP Funding LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention: Chief Accounting Officer
Facsimile No.: (310) 201-4197
Confirmation No.: (310) 201-4205
with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attention: Dominic Yoong
Facsimile No.: (213) 891-8763
If to the Servicer:

Ares Capital Corporation
245 Park Avenue, 44th Floor
New York, New York 10167
Attention: General Counsel and Chief Financial Officer
Facsimile No.: (212) 750-1777
Confirmation No.: (212) 750-7300
and in each case:

Ares Capital Corporation
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention: Chief Accounting Officer
Facsimile No.: (310) 201-4197
Confirmation No.: (310) 201-4205

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with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attention: Dominic Yoong
Facsimile No.: (213) 891-8763
If to the Transferor:

Ares Capital Corporation
245 Park Avenue, 44th Floor
New York, New York 10167
Attention: General Counsel and Chief Financial Officer
Facsimile No.: (212) 750-1777
Confirmation No.: (212) 750-7300
and in each case:

Ares Capital Corporation
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention: Chief Accounting Officer
Facsimile No.: (310) 201-4197
Confirmation No.: (310) 201-4205
with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attention: Dominic Yoong
Facsimile No.: (213) 891-8763
If to the Agent:

Wells Fargo Bank, National Association
550 S. Tryon Street, 5th Floor
MAC D1086-051
Charlotte, North Carolina 28202
Attention: Kevin Sunday
Facsimile No.: (704) 715-0067
Confirmation No: (704) 374-6230

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If to the Swingline Lender:

Wells Fargo Bank, National Association
550 S. Tryon Street, 5th Floor
MAC D1086-051
Charlotte, North Carolina 28202
Attention: Kevin Sunday
Facsimile No.: (704) 715-0067
Confirmation No: (704) 374-6230
If to the Trustee:

U.S. Bank National Association
One Federal Street, Third Floor
Boston, Massachusetts 02110
Attention: Corporate Trust / CDO Unit – Ares Capital CP Funding
Facsimile No: (866) 738-6062
If to the Bank:

U.S. Bank National Association
One Federal Street, Third Floor
Boston, Massachusetts 02110
Attention: Corporate Trust / CDO Unit – Ares Capital CP Funding
Facsimile No: (866) 738-6062
If to the Collateral Custodian:

U.S. Bank National Association
as the Collateral Custodian
Document Custody Services
1719 Otis Way
Florence, SC 29501
Attention: Steven Garrett
Email: steven.garrett@usbank.com
Facsimile No.: (843) 673-0162
Notices and communications by facsimile and e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received. The Agent shall, promptly after receipt of any notice from the Trustee, the Borrower, the Transferor, the Equityholder or the Servicer, provide copies thereof to each Lender.
Section 1.03No Waiver; Remedies. No failure on the part of the Agent, the Trustee or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
Section 1.04Binding Effect; Assignability; Multiple Lenders.
(a)This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Transferor, the Agent, the Collateral Custodian, the Secured Parties and their respective successors and permitted assigns. Each Indemnified Party shall be an

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express third party beneficiary of this Agreement. Each Lender and its respective successors and assigns may assign, or grant a security interest or sell a participation interest in, (i) this Agreement and all or any part of such Lender’s rights and obligations hereunder and interest herein in whole or in part and/or (ii) any Advance (or portion thereof) to any Person; provided that, as applicable, (x) unless otherwise consented to by Ares, Wells Fargo shall (A) not assign, or grant a security interest or sell a participation interest in its Commitments such that Wells Fargo and its Affiliates would hold Commitments constituting less than 51% of the Maximum Facility Amount and (B) retain all approval rights pursuant to clause 11 of the definition of “Eligibility Criteria” set forth in Schedule III and (y) unless the Borrower and the Agent shall otherwise consent, a Lender may only assign, grant a security interest or sell a participation in, its rights and obligations hereunder to an Affiliate of such Lender or to other Lenders hereunder and Affiliates of such Lenders; provided further that, if an Event of Default has occurred and is continuing, a Lender may assign its rights and obligations under this Agreement or any Advance to any Person with the consent of the Agent (such consent not to be unreasonably withheld or delayed) but without any consent from the Borrower; provided further that before an Event of Default has occurred, any Lender may assign its rights and obligations under this Agreement or any Advance to any Person (other than an Ares Competitor) with the consent of each of the Borrower and the Agent (such consent not to be unreasonably withheld or delayed); provided further that any Lender may assign, or sell a participation in, all or a portion its rights and obligations hereunder and interest herein in or under its Advances without any consent from the Borrower or the Agent upon such Lender’s good faith determination that such assignment or participation is required for regulatory reasons or by Applicable Law (provided that such Lender gives written notice of such assignment or participation, which notice shall identify the material regulatory or legal reasons necessitating such assignment or participation). Any such assignee shall execute and deliver to the Servicer, the Borrower and the Agent a fully-executed transferee letter substantially in the form of Exhibit N hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. Notwithstanding anything contained in this Agreement to the contrary, (i) Wells Fargo shall not need prior consent of the Borrower to consolidate with or merge into any other Person or convey or transfer substantially all of its properties and assets, including without limitation any Advance (or portion thereof), to any Person and (ii) if any Lender becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.23(b), the Agent shall have the right to cause such Person to assign its entire interest in the Advances and this Agreement to a transferee selected by the Agent, in an assignment which satisfies the conditions set forth in the first sentence of this Section 11.04(a). The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of the Borrower, the Equityholder, the Transferor or the Servicer may assign, or permit any Lien (other than Permitted Liens) to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document.
(b)Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.
(c)Each Hedge Counterparty, each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.
Section 1.05Term of This Agreement. This Agreement, including, without limitation, the Borrower’s obligation to observe its covenants set forth in Articles V and VI and

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the Servicer’s obligation to observe its covenants set forth in Articles V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and Article XI and the provisions of Section 2.10, Section 2.11, Section 11.07, Section 11.08 and Section 11.09 shall be continuing and shall survive any termination of this Agreement. Notwithstanding anything herein to the contrary, the Collection Date will be deemed to have occurred upon payment in full of all Obligations pursuant to clause (i) of the first proviso of Section 2.18(b).
Section 1.06GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.
Section 1.07Costs, Expenses and Taxes.
(a)In addition to the rights of indemnification granted to the Trustee, the Bank, the Agent, the Lenders, the Collateral Custodian and their respective Affiliates under Section 8.01 and Section 8.02 hereof, each of the Borrower, the Servicer and the Transferor agrees to pay on demand all reasonable, invoiced out-of-pocket costs and expenses of the Agent, the Lenders, the Trustee, the Bank and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Lenders, the Trustee, the Bank and the Collateral Custodian with respect thereto and with respect to advising the Agent, the Lenders, the Trustee, the Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all invoiced out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Agent, the Lenders, the Trustee, the Bank or the Collateral Custodian in connection with the enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.
(b)The Borrower, the Servicer and the Transferor shall pay on demand any and all stamp, sales, excise and other similar Taxes (“Other Taxes”) and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any other Transaction Document or the funding or maintenance of Advances hereunder, except any such Taxes that are Other Connection Taxes.
(c)The Servicer and the Transferor shall pay on demand all other reasonable, invoiced out-of-pocket costs, expenses and other Taxes (other than Excluded Taxes or Indemnified Taxes) incurred by the Agent, the Lenders, the Trustee, the Collateral Custodian and the Bank, including, without limitation, all costs and expenses incurred by the Agent and the Lenders in connection with periodic audits of the Borrower’s, the Transferor’s or the Servicer’s books and records.

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(d)For the avoidance of doubt, except with respect to the costs and expenses to be paid to the Trustee and the Collateral Custodian, costs and expenses to be paid pursuant to this Section 11.07 shall exclude all allocable overhead costs and expenses.
Section 1.08No Proceedings.
(a)Each of the parties hereto (other than the Agent with the consent of the Lenders) and each Hedge Counterparty (by accepting the benefits of this Agreement) agrees that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year (or such longer preference period as shall then be in effect) and one day since the Collection Date.
(b)The provisions of this Section 11.08 are a material inducement for the Agent, the Trustee and the Lenders to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The Trustee (acting as directed by the Agent) with the consent of the Lenders may seek and obtain specific performance of such provisions (including injunctive relief), including without limitation in any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws or any similar laws.
Section 1.09Recourse Against Certain Parties.
(a)No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Agent, the Lenders or any other Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Agent, the Lenders or any other Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Agent, the Lenders or any other Secured Party or any incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, partner, organizer or director of the Agent, the Lenders or any other Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Agent, the Lenders or any other Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Agent, the Lenders or any other Secured Party or any incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, partner, organizer or director of the Lenders or the Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Agent, the Lenders or any other Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Agent, the Lenders or any other Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Agent, the Lenders or any other Secured Party or of any such administrator, or any of them, for breaches by the Agent, the Lenders or any other Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.
(b)Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor, the Equityholder or the Servicer or any other Person against the Agent, the Lenders or any other Secured Party or their respective Affiliates, directors,

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officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Transferor, the Equityholder and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.
(c)No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Agent, the Lenders or any other Secured Party under or as a result of this Agreement and the transactions contemplated hereby.
(d)The provisions of this Section 11.09 shall survive the termination of this Agreement.
Section 1.10Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Servicer to the Agent and the Lenders.
Section 1.11Consent to Jurisdiction; Service of Process.
(a)Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Section 11.02 or at such other address as the Agent shall have been notified in accordance herewith. Nothing in this Section 11.11 shall affect the right of the Lenders or the Agent to serve legal process in any other manner permitted by law.

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Section 1.12Characterization of Conveyances Pursuant to the Purchase and Sale Agreements.
(a)It is the express intent of the parties hereto that the conveyance of the Eligible Loan Assets by the Transferor to the Equityholder and the Equityholder to the Borrower as contemplated by the Purchase and Sale Agreements be, and be treated for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(aa) and Section 5.02(k) hereof) as, a sale by the Transferor and the Equityholder, as applicable, of such Eligible Loan Assets. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Eligible Loan Assets by the Transferor to the Equityholder and the Equityholder to the Borrower to secure a debt or other obligation of the Transferor or Equityholder, as applicable. However, in the event that, notwithstanding the intent of the parties, the Eligible Loan Assets are held to continue to be property of the Transferor (in the case of the First Tier Purchase and Sale Agreement) or the Equityholder (in the case of the Second Tier Purchase and Sale Agreement), as applicable, then the parties hereto agree that: (i) each of the Purchase and Sale Agreements shall also be deemed to be a security agreement under Applicable Law; (ii) the transfer of the Eligible Loan Assets provided for in the First Tier Purchase and Sale Agreement shall be deemed to be a grant by the Transferor to the Equityholder of a first priority security interest (subject only to Permitted Liens) in all of the Transferor’s right, title and interest in and to the Eligible Loan Assets and all amounts payable to the holders of the Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (iii) the transfer of the Original Loan Assets provided for in the Original Purchase and Sale Agreement shall be deemed to be a grant by the Transferor to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the Transferor’s right, title and interest in and to the Original Loan Assets and all amounts payable to the holders of the Original Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (iv) the transfer of the Eligible Loan Assets provided for in the Second Tier Purchase and Sale Agreement shall be deemed to be a grant by the Equityholder to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of such Equityholder’s right, title and interest in and to the Eligible Loan Assets and all amounts payable to the holders of the Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (v) the possession by the Borrower (or the Collateral Custodian on its behalf) of Loan Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (vi), for purposes of perfecting the security interest pursuant to the UCC; and (vi) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Borrower for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the Purchase and Sale Agreements. The Borrower shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if either of the Purchase and Sale Agreements were deemed to create a security interest in the Eligible Loan Assets, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

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(b)It is the intention of each of the parties hereto that the Eligible Loan Assets conveyed by the Transferor to the Equityholder pursuant to the First Tier Purchase and Sale Agreement and by the Equityholder to the Borrower pursuant to the Second Tier Purchase and Sale Agreement and by the Transferor to the Borrower pursuant to the Original Purchase and Sale Agreement shall constitute assets owned by the Borrower and shall not be part of the Transferor’s estate or the Equityholder’s estate, as applicable, in the event of the filing of a bankruptcy petition by or against the Transferor or Equityholder, as applicable, under any bankruptcy or similar law.
(c)The Borrower agrees to treat, and shall cause the Equityholder and the Transferor to treat, for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(aa) and Section 5.02(k) hereof) (x) the transactions effected by the First Tier Purchase and Sale Agreements as sales of assets to the Equityholder, (y) the transactions effected by the Second Tier Purchase and Sale Agreements as sales of assets to the Borrower and (z) the transactions effected by the Original Purchase and Sale Agreement as sales of the assets to the Borrower. The Borrower and the Servicer each hereby agree to cause each of the Transferor and the Equityholder, as applicable, to reflect in the Transferor’s or Equityholder’s financial records, as applicable, and to include a note in the publicly filed annual and quarterly financial statements of Ares indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet SFAS 140 requirements for accounting sale treatment are reflected in the consolidated balance sheet of Ares, as finance receivables pledged and non-recourse, secured borrowings and (ii) those assets are owned by a special purpose entity that is consolidated in the financial statements of Ares, and the creditors of that special purpose entity have received ownership and/or security interests in such assets and such assets are not intended to be available to the creditors of sellers (or any affiliate of the sellers) of such assets to that special purpose entity.
Section 1.13Confidentiality.
(a)Each of the Agent, the Lenders, the Servicer, the Trustee, the Borrower, the Bank, the Equityholder, the Transferor and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the Loan Assets and the business of the Borrower and the Servicer hereto and their respective businesses, and all information in connection with or related to the Loan Agreements (including but not limited to any information provided pursuant to Section 6.08), obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Agent, the Lenders, the Servicer, the Trustee, the Borrower, the Bank, the Equityholder, the Transferor and the Collateral Custodian that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. Notwithstanding the foregoing provisions of this Section 11.13(a), the Servicer may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Servicing

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Files and such other documents it holds in its capacity as Servicer pursuant to the terms of this Agreement, to any of its creditors. It is understood that the financial terms that may not be disclosed except in compliance with this Section 11.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Termination Events, and priority of payment provisions.
(b)Anything herein to the contrary notwithstanding, the Borrower, the Equityholder and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Lenders, the Trustee or the Collateral Custodian by each other, (ii) by the Agent, the Lenders, the Trustee and the Collateral Custodian to any prospective or actual assignee or participant of any of them; provided that (A) such Person would be permitted to be an assignee or participant pursuant to the terms hereof and (B) such Person agrees to hold such information confidential on terms consistent with the terms set forth in this Section 11.13 or (iii) by the Agent, the Lenders, the Trustee and the Collateral Custodian to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Agent, the Trustee and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
(c)Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Lenders’, the Agent’s, the Trustee’s or the Collateral Custodian’s business or that of their Affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Agent, any Lender or the Trustee or an officer, director, employer, shareholder or Affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer, the Equityholder or the Transferor or (e) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Trustee or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer, the Equityholder or the Transferor.
Section 1.14Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
(a)Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii)the effects of any Bail-in Action on any such liability, including, if applicable:

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(A)a reduction in full or in part or cancellation of any such liability;
(B)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(b)As used in this Section 11.14 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.15Waiver of Set Off. Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Agent, the Lenders or their respective assets.
Section 1.16Headings and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
Section 1.17Ratable Payments. If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Secured Party (other than payments received pursuant to Breakage Fees, Section 2.10, Section 2.11, Section 8.1 or Section 8.2) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Obligations held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party,

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such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
Section 1.18Breaches of Representations, Warranties and Covenants. For the avoidance of doubt, no breach or default of any representation, warranty or covenant contained in Sections 4.01, 4.02 or 4.03 or 5.01, 5.02, 5.03, 5.04 that does not constitute an Unmatured Event of Default or Event of Default shall be deemed to be a breach or default hereunder; provided that the foregoing shall not affect the definition of “Eligible Loan Asset”, the definition of “Warranty Event”, Sections 2.07(d), 2.07(f), 2.15, 2.21, 3.02(a), 3.04(h), 5.01(n), 8.01, 8.02, 11.05 and the schedules and exhibits hereto.
Section 1.19Assignments of Loan Assets.
(a)Notwithstanding anything to the contrary herein, solely for administrative convenience and solely in the case of Third Party Acquired Loan Assets, (i) for purposes of clause (a)(i) of the definition of “Required Loan Documents”, the chain of endorsements required therein by the third party to the Transferor, the Transferor to the Equityholder and the Equityholder to the Borrower may be satisfied by a direct endorsement from the applicable third party to the Borrower or (ii) delivery of the transfer documents or instruments required by clause (a)(ii) of the definition of “Required Loan Documents” may be satisfied by delivery of transfer documents or instruments evidencing the assignment of such Loan Asset by the applicable third party directly to the Borrower (and by the Borrower either to the Trustee or in blank).
(b)Nothing in this Section 11.19 shall limit any requirement that all Loan Assets treated as or represented to be Eligible Loan Assets hereunder or in any Transaction Document be purchased by Borrower from the Equityholder pursuant to the Second Tier Purchase and Sale Agreement and by the Equityholder from the Transferor pursuant to the First Tier Purchase and Sale Agreement (as evidenced by the Assignments applicable to each Purchase and Sale Agreement) or any representations or warranties with respect to Loan Assets so purchased or the liabilities or recourse of the Transferor or Equityholder, as applicable, pertaining to such sales.
Section 1.20Affirmation. Each of the parties hereto confirm, acknowledge and agree that this Agreement is an amendment and restatement of the Original Agreement and that the execution, delivery and performance of this Agreement does not create a novation of any indebtedness existing under the Original Agreement immediately prior to the amendment and restatement on the Restatement Date. The Borrower confirms, acknowledges and agrees that this Agreement benefits from all collateral security executed in connection with the Original Agreement and that the “Obligations” are secured by, and benefit from, all collateral security and guarantees included in the Transaction Documents. The Borrower hereby ratifies and confirms that all of the terms and conditions, representations and covenants contained in the Transaction Documents shall remain in full force and effect after giving effect to the execution and effectiveness of this Agreement.
Section 1.21Covered Transactions. The Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are used for the benefit of, or transferred to, an Affiliate of a Lender.

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ARTICLE XII.

COLLATERAL CUSTODIAN
Section 1.01Designation of Collateral Custodian.
(a)Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 12.01. Until the Agent shall give to U.S. Bank a Collateral Custodian Termination Notice, U.S. Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.
(b)Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 12.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.
Section 1.02Duties of Collateral Custodian.
(a)Appointment. The Borrower and the Agent each hereby appoints U.S. Bank to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
(b)Duties. From the Closing Date until Restatement Date, the Collateral Custodian was in compliance with its custodial obligations under the Original Agreement in all material respects. From the Restatement Date until its removal pursuant to Section 12.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:
(i)The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the related Loan Asset Schedule and a hard copy of the Loan Asset Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been properly executed and have no mutilated pages, (B) UCC and other filings (required by the Required Loan Documents) have been made as listed on the Loan Asset Checklist, (C) if listed on the Loan Asset Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Underlying Collateral, and (D) the related original balance (based on a comparison to the note, assignment agreement or participation interest documentation, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Asset Schedule (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy, as applicable) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents

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based on the information provided on the Loan Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the original balance of the Loan Asset with respect to which it has received Required Loan Documents is less than as set forth on the Loan Asset Schedule, the Collateral Custodian shall notify the Agent and the Servicer of such discrepancy within one Business Day, or (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit M) by the Servicer and approved by the Agent within 10 Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents. Notwithstanding anything to the contrary contained herein, the Collateral Custodian shall have no duty or obligation with respect to any Loan Asset checklist delivered to it in electronic form.
(ii)In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.
(iii)All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on the address of the Collateral Custodian in Section 11.02, or at such other office as shall be specified to the Agent and the Servicer by the Collateral Custodian in a written notice delivered at least 30 days (or such shorter notice period as consented to by the Agent) prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to Ares and its Affiliates and subsidiaries; provided, however, that the Collateral Custodian shall segregate any commingled files upon written request of the Agent and the Borrower.
(iv)On the 12th calendar day of every month (or if such day is not a Business Day, the next succeeding Business Day), the Collateral Custodian shall provide a written report to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) and the Servicer (in a form mutually agreeable to the Agent and the Collateral Custodian) identifying each Loan Asset for which it holds Required Loan Documents and the applicable Review Criteria that any Loan Asset fails to satisfy.
(v)In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as collateral custodian for others.
(c)(i)    The Collateral Custodian agrees to cooperate with the Agent and the Trustee and deliver any Required Loan Documents to the Trustee or Agent (pursuant to a written request in the form of Exhibit M), as applicable, as requested in order to take any action that the Trustee or the Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them

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to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Trustee, the Servicer or the Borrower which conflict with any instructions received by the Agent, the Collateral Custodian shall rely on and follow the instructions given by the Agent.
(ii)The Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Agent within 10 Business Days of its receipt of such request, then the Agent shall be deemed to have declined to consent to the relevant action.
(iii)The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.
(iv)The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower hereby agrees that it shall provide the Collateral Custodian with such information as it may request including, but not limited to, the Borrower’s name, physical address, tax identification number and other information that will help the Collateral Custodian to identify and verify the Borrower’s identity (in certain circumstances, the beneficial owners thereof) such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.
Section 1.03Merger or Consolidation.
Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

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Section 1.04Collateral Custodian Compensation.
As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees and Collateral Custodian Expenses from the Borrower as set forth in the Trustee and Collateral Custodian Fee Letter. The Collateral Custodian shall be entitled to receive the Collateral Custodian Fees and Collateral Custodian Expenses to the extent of funds available therefor pursuant to the provision of Section 2.04; provided that, for the avoidance of doubt, to the extent funds are not so available on any Payment Date to pay such fees or reimburse such expenses incurred during the immediately ended Remittance Period, such payment or reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 12.05, (ii) its resignation as Collateral Custodian pursuant to Section 12.07 of this Agreement or (iii) the termination of this Agreement.
Section 1.05Collateral Custodian Removal.
The Collateral Custodian may be removed, with or without cause, by the Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.
Section 1.06Limitation on Liability.
(a)The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Agent or (b) the verbal instructions of the Agent.
(b)The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(c)The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its duties in taking and retaining custody of the Required Loan Documents.
(d)The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

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(e)The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.
(f)The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.
(g)It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.
(h)Subject in all cases to the last sentence of Section 12.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.
Section 1.07Collateral Custodian Resignation.
Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Agent (who will provide each Lender with a copy promptly upon receipt thereof) of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Agent or to such Person as the Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit M; provided that the Borrower shall consent to any successor Collateral Custodian appointed by the Agent (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.
Section 1.08Release of Documents.
(a)Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit M, to release to the Servicer within two Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Trustee, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for

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release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Trustee, all in the form annexed hereto as Exhibit M.
(b)Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that at any time the Trustee shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 10 Loan Assets at the time being serviced by the Servicer under this Agreement. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Agent (who will provide each Lender with a copy promptly upon receipt thereof). Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.
(c)Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit M (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer.
Section 1.09Return of Required Loan Documents.
The Borrower may, with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Trustee hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Agent a written request in the form of Exhibit M hereto (signed by both the Borrower and the Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.
Section 1.10Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer.
The Collateral Custodian shall provide to the Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures; provided that the Agent may, and shall upon request of any Lender, permit each Lender to be included on any such review, and shall use reasonably commercial efforts to schedule any review on a day when Lenders desiring to participate in such review may be included. Periodically, at the discretion of the Agent, the Agent may review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral Portfolio, and Required Loan Documents in conjunction with such a review. Such review shall be (subject to Section 5.03(d)(ii)) reasonable

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in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 12.10, from time to time on request of the Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Agent to conduct, at the expense of the Servicer (on behalf of the Borrower), a review of the Required Loan Documents and all other documentation regarding the Collateral Portfolio.
Section 1.11Custodian as Agent of Trustee.
The Collateral Custodian agrees and acknowledges that, with respect to any Required Loan Documents at any time or times held in its possession or held in its name, the Collateral Custodian shall be the agent and custodian of the Trustee, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Trustee’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.
Section 1.12Recognition of the U.S. Special Resolution Regimes.
To the extent that this Agreement and/or any other Transaction Document constitutes a QFC, the Borrower agrees with each Secured Party as of the Thirteenth Amendment Effective Date as follows:
(a)    In the event a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and/or any other Transaction Document, and any interest and obligation in or under this Agreement and/or any other Transaction Document from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or any other the Transaction Document, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that a Covered Party or a BHC Act Affiliate of such Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or any other Transaction Document that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or any other Transaction Document were governed by the laws of the United States or a state of the United States.
[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:		ARES CAPITAL CP FUNDING LLC

By:
Name:
Title:
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SERVICER:		ARES CAPITAL CORPORATION

By:
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Title:

TRANSFEROR:		ARES CAPITAL CORPORATION

By:
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Title:
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AGENT:		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SWINGLINE LENDER:		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

LENDER:		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

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LENDER:		BANK OF AMERICA, N.A.

By:
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TRUSTEE:		U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

BANK:		U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

COLLATERAL CUSTODIAN:		U.S. BANK NATIONAL ASSOCIATION

By:
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ANNEX A
Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$900,000,000
Bank of America, N.A.	$375,000,000
Sampension Livsforsikring A/S	$127,000,000
Arkitekternes Pensionskasse	$9,000,000
Pensionskassen for Jordbrugsakademikere og Dyrlæger	$14,000,000
TIAA, FSB	$100,000,000

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